   As filed with the Securities and Exchange Commission on November 30, 1998

                                                  Registration No. 333-67597
                                                                   --- -----

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


               TENNESSEE                                 6712                                62-0859007
    (State or Other Jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    Incorporation or Organization)           Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            E. JAMES HOUSE, JR., ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:


J. ALLEN ROBERTS, ESQ.                                J. DAVID SMITH, JR., ESQ.
Wyatt, Tarrant & Combs                                Stoll, Keenon & Park, LLP
  6075 Poplar Avenue                                      2650 Aegon Center
       Suite 650                                           400 West Market
   Memphis, TN 38177                                  Louisville, KY 40202-3377
    (901) 537-1031                                         (502) 568-9100


                            -------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]




                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       PROXY STATEMENT
   FOR THE SPECIAL MEETING                                PROSPECTUS
      OF SHAREHOLDERS OF                          UNION PLANTERS CORPORATION
   SOUTHEAST BANCORP, INC.


                                MERGER PROPOSED


     Your board of directors has approved a merger of Southeast
Bancorp, Inc. ("SBI") into Union Planters Holding Corporation ("UPHC"), a wholly-owned subsidiary of Union Planters Corporation ("Union Planters"). In the proposed merger, Union Planters will issue shares of Union Planters common stock in exchange for shares of SBI common stock. All outstanding options to acquire SBI common stock will become options to acquire Union Planters common stock. At the special meeting, we will ask SBI shareholders to approve the merger agreement which sets out the terms of the merger. We cannot complete the merger unless you approve it.

     If we complete the merger, you will receive 11.87 shares of Union Planters common stock for each of your shares of SBI common stock. If the exchange results in your owning any fraction of a share of Union Planters common stock, you will receive cash (without interest) instead of stock for that fraction. Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC". Based on the $48.9375 closing price of Union Planters common stock on November 27, 1998, and the 11.87 exchange ratio, you will receive shares of Union Planters common stock having a market value of $580.89 for each share of SBI common stock. The market value of the Union Planters stock you will receive in the merger will go up or down depending on the market price of Union Planters common stock.


     This proxy statement-prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Union Planters from documents filed with the Securities and Exchange Commission. We encourage you to carefully read this entire document and the other documents that we refer you to in this document.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF UNION PLANTERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY
STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this proxy statement-prospectus is December 1, 1998. It is first being mailed to shareholders on December 1, 1998.

                             SOUTHEAST BANCORP, INC.
                              100 NORTH MAIN STREET
                             CORBIN, KENTUCKY 40702

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 30, 1998

     Southeast Bancorp, Inc. ("SBI") will hold a special meeting of shareholders in the boardroom of the principal office of SBI located at 100 North Main Street, Corbin, Kentucky 40702, at 9:00 a.m. local time on December 30, 1998, to vote on:


     1. The merger agreement between Southeast Bancorp, Inc. ("SBI") and Union Planters Corporation ("Union Planters"), and the transactions contemplated by the merger agreement. These transactions include the merger of SBI into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters.


     2. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.


     Record holders of SBI common stock at the close of business on November 30, 1998, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The merger agreement requires approval by the holders of a majority of the outstanding shares of SBI common stock.


     Shareholders of SBI are entitled to assert dissenters' rights under Subtitle 13 of Section 271B of the Kentucky Revised Statutes. We have attached a copy of that law as an Appendix to the accompanying proxy statement-prospectus.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      --------------------
                                      James D. Rickard
                                      Chief Executive Officer

December 1, 1998

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE
                               MERGER AGREEMENT.

                                TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----

SUMMARY.............................................................................................................
     The Companies..................................................................................................
     The Merger.....................................................................................................
     What You Will Receive in the Merger...............................................................
     Effect of the Merger on Employee Options.......................................................................
     Ownership of Union Planters After the Merger...................................................................
     Dissenters' Rights.............................................................................................
     Certain Federal Income Tax Consequences of the Merger..........................................................
     Comparative Market Prices of Common Stock......................................................................
     Our Reasons for the Merger.....................................................................................
     Fairness Opinion of SBI's Financial Advisor ...................................................................
     Special Meeting of Shareholders................................................................................
     Voting Rights at the Special Meeting...........................................................................
     Our Recommendation to Shareholders.............................................................................
     Shareholder Vote Required to Approve the Merger................................................................
     Share Ownership of Management and Certain Shareholders ........................................................
     Interests of Certain Persons in the Merger That May Be Different From Yours ...................................
     Effective Time.................................................................................................
     Exchange of Stock Certificates.................................................................................
     Limitation on Negotiations.....................................................................................
     Regulatory Approval and Other Conditions.......................................................................
     Waiver, Amendment, and Termination.............................................................................
     Accounting Treatment...........................................................................................
     Certain Differences in Shareholders' Rights....................................................................
     Historical and Pro Forma Comparative Per Share Data............................................................
     Selected Financial Data.......................................................................................

RISK FACTORS.......................................................................................................

INTRODUCTION.......................................................................................................

SPECIAL MEETING OF SBI SHAREHOLDERS................................................................................
     Date, Place, Time, and Purpose................................................................................
     Record Date, Voting Rights, Required Vote, and Revocability Of Proxies........................................
     Solicitation of Proxies.......................................................................................
     Dissenters' Rights............................................................................................
     Recommendation................................................................................................

DESCRIPTION OF TRANSACTION.........................................................................................
     General.......................................................................................................
     Effect of the Merger on Options...............................................................................
     Certain Federal Income Tax Consequences of the Merger.........................................................
     Background of and Reasons for the Merger......................................................................
     Opinion of SBI's Financial Advisor............................................................................
     Effective Time of the Merger..................................................................................
     Distribution of Union Planters Stock Certificates.............................................................
     Limitations on Negotiations...................................................................................




     Conditions to Consummation of the Merger......................................................................
     Regulatory Approval...........................................................................................
     Waiver, Amendment, and Termination............................................................................
     Conduct of Business Pending the Merger........................................................................
     Management and Operations After the Merger....................................................................
     Interests of Certain Persons in the Merger....................................................................
     Accounting Treatment..........................................................................................
     Expenses and Fees.............................................................................................
     Resales of Union Planters Common Stock........................................................................

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS.....................................................................
     Anti-Takeover Provisions Generally............................................................................
     Authorized Capital Stock......................................................................................
     Preemptive Rights.............................................................................................
     Amendment of Charter and Bylaws...............................................................................
     Classified Board of Directors and Absence of Cumulative Voting................................................
     Director Removal..............................................................................................
     Limitations on Director Liability.............................................................................
     Indemnification...............................................................................................
     Special Meeting of Shareholders...............................................................................
     Actions by Shareholders Without a Meeting.....................................................................
     Shareholder Nominations and Proposals.........................................................................
     Business Combinations.........................................................................................
     Limitations on Ability to Vote Stock..........................................................................
     Dissenters' Rights of Appraisal...............................................................................
     Shareholders' Rights to Examine Books and Records.............................................................
     Dividends.....................................................................................................

COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................................

BUSINESS OF SBI....................................................................................................
     General.......................................................................................................
     Business and Property.........................................................................................
     Employees.....................................................................................................
     Customers.....................................................................................................
     Competition...................................................................................................
     Legal Proceedings.............................................................................................
     Management and Beneficial Ownership of SBI Common Stock.......................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................................................
     Business......................................................................................................
     Results of Operations, Comparison of Nine Months Ended September 30, 1998 to September
         30, 1997..................................................................................................
     Results of Operations, Comparison of Year Ended December 31, 1997 to December 31, 1996
         and December 31, 1995.....................................................................................



     Financial Condition, Comparison of September 30, 1998 to December 31, 1997....................................
     Financial Condition, Comparison of December 31, 1997 to December 31, 1996.....................................
     Asset/Liability Management....................................................................................
     Liquidity.....................................................................................................
     Capital Resources.............................................................................................
     Impact of Inflation...........................................................................................
     Year 2000.....................................................................................................

BUSINESS OF UNION PLANTERS.........................................................................................
     General.......................................................................................................
     Recent Developments...........................................................................................

CERTAIN REGULATORY CONSIDERATIONS..................................................................................
     General.......................................................................................................
     Payment of Dividends..........................................................................................
     Capital Adequacy..............................................................................................
     Support of Subsidiary Institutions............................................................................
     Prompt Corrective Action......................................................................................

DESCRIPTION OF UNION PLANTERS CAPITAL STOCK........................................................................
     Union Planters Common Stock...................................................................................
     Union Planters Preferred Stock................................................................................

OTHER MATTERS......................................................................................................

SHAREHOLDER PROPOSALS..............................................................................................

EXPERTS............................................................................................................

OPINIONS...........................................................................................................

WHERE YOU CAN FIND MORE INFORMATION................................................................................

APPENDICES:
     APPENDIX A -          AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 7, 1998 BETWEEN
                           UNION PLANTERS CORPORATION, UNION PLANTERS HOLDING CORPORATION, AND
                           SOUTHEAST BANCORP, INC.
     APPENDIX B -          PLAN OF MERGER OF SOUTHEAST BANCORP, INC. WITH AND INTO UNION PLANTERS
                           HOLDING CORPORATION DATED AUGUST 7, 1998
     APPENDIX C -          SOUTHEAST BANCORP, INC. FINANCIAL STATEMENTS
     APPENDIX D -          FAIRNESS OPINION OF STIFEL, NICOLAUS & COMPANY, INCORPORATED DATED
                           DECEMBER 1, 1998
     APPENDIX E -          SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT, REGARDING
                           DISSENTERS' RIGHTS


                                   PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.


     This proxy statement-prospectus has been prepared as of December 1, 1998. There may be changes in the affairs of Union Planters or SBI since that date which are not reflected in this document.

     As used in this proxy statement-prospectus, the terms "Union Planters" and "SBI" refer to Union Planters Corporation and Southeast Bancorp, Inc., respectively, and where the context requires, to Union Planters and SBI and their respective subsidiaries.



                      HOW TO OBTAIN ADDITIONAL INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UNION PLANTERS AND SBI THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

FOR UNION PLANTERS DOCUMENTS:                         FOR SBI DOCUMENTS:
E. James House, Jr.                                   Thelma Higgins
Secretary and Manager of the Legal Department         Administrative Officer
Union Planters Corporation                            Southeast Bancorp, Inc.
7130 Goodlett Farms Parkway                           100 North Main Street
Memphis, Tennessee 38018                              Corbin, Kentucky  40702
(telephone (901) 580-6584).                           (telephone (606) 528-2500)


     IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY DECEMBER 23, 1998.



                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements about Union Planters and SBI and about Union Planters following the merger and other acquisitions by Union Planters. These statements can be identified by our use of words like "expect", "may", "could", "intend", "project", "estimate" or "anticipate". These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:


     (1) we may not fully realize the expected cost savings from the merger and the other acquisitions;

     (2) deposit attrition, customer loss, or revenue loss following the merger and the other acquisitions may be greater than we expect;

     (3) competitive pressure in the banking industry may increase significantly;

     (4) costs or difficulties related to the integration of the businesses of Union Planters and the institutions to be acquired may be greater than we expect;

     (5)  changes in the interest rate environment may reduce margins;

     (6) general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in, among other things, credit quality deteriorating;

     (7)  changes may occur in the regulatory environment;

     (8)  changes may occur in business conditions and inflation;

     (9)  changes may occur in the securities markets; and

     (10) disruptions of the operations of Union Planters, SBI or any of their subsidiaries, or any other governmental or private entity may occur as a result of the "Year 2000 Problem."


The forward-looking earnings estimates included in this proxy statement-prospectus have not been examined or compiled by the independent public accountants of Union Planters and SBI, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of Union Planters after the merger and the other acquisitions is included in the Securities and Exchange Commission filings incorporated by reference in this proxy statement-prospectus.

                                     SUMMARY


     This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about Union Planters, see "WHERE YOU CAN FIND MORE INFORMATION" on page 92. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

THE COMPANIES   (SEE PAGE 60 FOR SBI, PAGE 76 FOR UNION PLANTERS)


Southeast Bancorp, Inc.
100 North Main Street
Corbin, Kentucky  40702
(606) 528-2500


SBI is a registered bank holding company incorporated in Kentucky. SBI owns 2 bank subsidiaries and, through its subsidiaries, conducts a complete range of commercial and personal banking activities in Kentucky and Tennessee. The banks operate a total of 6 offices in Whitley and Knox counties in Kentucky and in Campbell County in Tennessee. As of September 30, 1998, SBI had consolidated assets of approximately $335.9 million, consolidated loans of approximately $241.9 million, consolidated deposits of approximately $262.0 million, and consolidated shareholders' equity of approximately $25.6 million.


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901)580-6000


Union Planters is a registered bank holding company incorporated in Tennessee. Through Union Planters Bank, National Association, its principal bank subsidiary, and various other banking and banking-related subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates. It maintains 801 banking offices and 1,000 automated teller machines.


Union Planters considers acquisitions an important part of its business strategy and expects that they will continue to be important in the future. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters has completed 43 acquisitions adding approximately $26.4 billion to Union Planters' assets. Union Planters also has pending acquisitions to acquire five financial institutions, not including SBI, in four states, and an agreement to purchase 56 branches and assume deposit liabilities of approximately $1.8 billion in Indiana. These other pending acquisitions, including SBI, had combined total assets of approximately $3.3 billion.

On September 30, 1998, Union Planters had consolidated assets of approximately $30.5 billion, consolidated loans of approximately $19.7 billion, consolidated deposits of approximately $23.3 billion, and consolidated shareholders' equity of approximately $2.9 billion.


THE MERGER (SEE PAGE 20)

Union Planters proposes to acquire SBI by merging SBI with Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. In exchange, SBI shareholders will receive shares of Union Planters common stock. After the merger, SBI's business will continue to be conducted by Union Planters Holding Corporation as the surviving corporation in the merger.

WHAT SBI SHAREHOLDERS WILL RECEIVE IN THE MERGER   (SEE PAGE 20)


If we complete the merger, you will receive 11.87 shares of Union Planters common stock for each share of your SBI common stock.

Union Planters will not issue any fractional shares of common stock. Rather, Union Planters will pay cash (without interest) for any fractional share interest any SBI shareholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of Union Planters common stock on the New York Stock Exchange on the last trading day before the merger is completed.


EFFECT OF THE MERGER ON EMPLOYEE OPTIONS (SEE PAGE 21)

SBI has granted certain options to acquire SBI common stock under certain stock option agreements with executive officers. If the merger is completed, Union Planters will assume each outstanding option. Each option will then become an option to purchase Union Planters common stock. The number of Union Planters shares that may be purchased and the exercise price under the option will be adjusted based on the exchange ratio of 11.87 shares of Union Planters common stock for each share of SBI common stock issued and outstanding at the effective time of the merger. Union Planters will assume all outstanding options whether or not the option holder then has the right to exercise the option.

OWNERSHIP OF UNION PLANTERS AFTER THE MERGER

Union Planters will issue approximately 1,250,000 shares of Union Planters common stock to SBI shareholders in the merger. This figure includes shares subject to the options discussed above. Based on that number, after the merger, SBI shareholders will own approximately 0.91% of the outstanding shares of Union Planters common stock (assuming all SBI options are exercised). This information is based on the number of shares of SBI and Union Planters common stock outstanding on October 31, 1998. It does not reflect shares that Union Planters may issue due to other pending acquisitions or due to the exercise of Union Planters stock options, or for other purposes.


DISSENTERS' RIGHTS (SEE PAGE 17)

Under Kentucky law, certain rights of dissent are available to you if you do not vote your shares in favor of the merger agreement and deliver to SBI before the vote is taken, written notice of intent to demand payment for your SBI common stock if the merger is consummated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 22)

We expect that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of your SBI shares solely for shares of Union Planters common stock. But you may recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of Union Planters common stock. You may also recognize taxable gain or loss related to cash you receive if you exercise your dissenters' rights. See discussion under "What You Will Receive in the Merger." Before the merger can be completed, Union Planters and SBI expect to receive an opinion of Wyatt, Tarrant & Combs, substantially to this effect.


Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.


COMPARATIVE MARKET PRICES OF COMMON STOCK  (SEE PAGE 58)


Shares of Union Planters common stock are traded on the New York Stock Exchange under the symbol "UPC". Shares of SBI common stock are not traded on any exchange or in the over-the-counter market.


The following table sets forth the reported closing sale prices per share for Union Planters common stock and the equivalent per share prices giving effect to the merger (as explained below) for SBI common stock on (i) August 6, 1998, the last trading day preceding the public announcement of the execution of the merger agreement, and (ii) November 27, 1998, the latest practicable date prior to the mailing of this proxy statement-prospectus.



                                   Union Planters             Equivalent Price
                                   Common Stock                Per SBI Share(1)

     August 6, 1998                   $52.50                        $623.18
     November 27, 1998                $48.9375                      $580.89



----------------------------
(1) The equivalent price per share of SBI common stock at each specified date represents the closing sale price of a share of Union Planters common stock on such date multiplied by an exchange ratio of 11.87.

We can provide no assurance as to what the market price of the Union Planters common stock will be if and when the merger is completed. You should obtain current stock price quotations for Union Planters common stock.


OUR REASONS FOR THE MERGER (SEE PAGE 24)

We believe that the merger will result in a company with expanded opportunities for profitable growth. In addition, we anticipate that the combined resources and capital of SBI and Union Planters will improve our ability to compete in the changing and competitive financial services industry. We also believe that you will benefit from the merger because in exchange for your shares of SBI common stock which do not trade in any established market, you will receive shares of Union Planters common stock which are traded on the New York Stock Exchange.

FAIRNESS OPINION OF SBI'S FINANCIAL ADVISOR (SEE PAGE 28)


In deciding to approve the merger, we have considered an opinion from our financial advisor, Stifel, Nicolaus & Company, Incorporated, that the price to be paid to SBI shareholders is fair, from a financial point of view. The full text of this opinion is attached as Appendix D to this proxy statement-prospectus. We encourage you to read this opinion.


SPECIAL MEETING OF SHAREHOLDERS  (SEE PAGE 15)


The special meeting will be held in the boardroom of the principal office of SBI located at 100 North Main Street, Corbin, Kentucky 40702, at 9:00 a.m., local time, on December 30, 1998. At the special meeting, we will ask you:


     (1)  to approve the merger and the merger agreement; and


     (2) to act on any other matters that may be put to a vote at the special meeting.

In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of shares of SBI common stock are represented at the special meeting either in person or by proxy.

VOTING RIGHTS AT THE SPECIAL MEETING (SEE PAGE 15)

You are entitled to vote at the special meeting if you owned shares as of the close of business on November 30, 1998, the record date. On the record date, 101,440 shares of SBI common stock were outstanding. You will be entitled to one vote for each share of SBI common stock that was validly issued and outstanding and that you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

We are seeking your proxy to use at the special meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. If you have elected not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the merger and the merger agreement. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against the merger. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting. You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote then, and your shares will be treated as votes against the merger.

OUR RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 20)

Your board of directors approved the merger agreement. We believe that the proposed merger is fair to you and in your best interests. We recommend that you vote to approve the merger and the merger agreement.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 15)


Assuming that a quorum is present at the special meeting, to approve the merger, shareholders who own a majority of the outstanding shares of SBI common stock must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger. Union Planters shareholders will not vote on the merger.


SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS  (SEE PAGE 62)

On the record date, your directors and executive officers, their immediate family members and entities they control owned 41,257 shares, or approximately 40.67% of the outstanding shares of SBI common stock. This number does not include stock that certain of the SBI executive officers may acquire through exercising stock options.


On the record date, Union Planters' directors and executive officers owned no shares of SBI common stock and Union Planters held no shares of SBI common stock in a fiduciary capacity for others, or as a result of debts previously contracted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (SEE PAGE 40)

Certain of SBI's executive officers have employment agreements, stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 34)

The merger will become final when Articles of Merger are filed with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee. If SBI shareholders approve the merger at the special meeting, and Union Planters obtains all required regulatory approvals, we currently anticipate that the merger will be completed on or about December 31, 1998, although delays could occur. Union Planters and SBI cannot assure you that they can obtain the necessary shareholder and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES  (SEE PAGE 35)

Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your SBI stock certificates in exchange for Union Planters stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for SBI common stock. Please do not send SBI, Union Planters or Union Planters' transfer agent any stock certificates until you receive these instructions. If you do not have stock certificates but hold shares of SBI common stock in the form of a book entry with SBI's transfer agent, the transfer agent will automatically exchange the shares, unless you have elected to exercise your dissenters' rights. If you elected dissenters' rights, you should follow the procedures outlined in the "Dissenters' Rights" section beginning on page 17 of this proxy statement-prospectus.

Do not send in your stock certificates until you receive a letter and instructions on how to surrender your SBI certificates.

LIMITATION ON NEGOTIATIONS (SEE PAGE 36)

SBI has agreed that neither it nor any of its representatives will, directly or indirectly, solicit any proposal for the acquisition of SBI or its subsidiaries, except to the extent necessary to comply with the fiduciary duties of your board of directors as advised by counsel, furnish non-public information concerning SBI that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any proposal to acquire SBI or its subsidiaries ("Acquisition Proposal"). As protection against possible violation of this limitation, SBI has agreed, under certain circumstances, to pay Union Planters the sum of $3,000,000.00 at the time that SBI enters into a letter of intent or agreement with respect to an Acquisition Proposal.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGE 37)


Union Planters is required to notify and obtain approvals from certain government regulatory agencies, including the Board of Governors of the Federal Reserve System, before the merger may be completed. We expect that Union Planters will obtain all required regulatory approvals before the special meeting.

In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to, the following, are met or waived, if waivable:

     (1)  SBI shareholders approve the merger at the special meeting;

     (2) the receipt of an opinion from Union Planters' counsel that the merger will qualify as a tax-free reorganization;

     (3) the receipt of letters from Union Planters' accountants concerning the pooling-of-interests accounting treatment of the merger (discussed below under "Accounting Treatment"); and

     (4) neither Union Planters nor SBI has breached any of its representations or obligations under the Agreement and the Plan of Merger.

In addition to the conditions, the Agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.


WAIVER, AMENDMENT, AND TERMINATION (SEE PAGE 38)

Union Planters and SBI may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

Each of the parties also can terminate the merger in certain other circumstances, including if the merger is not completed by March 31, 1999. But a party may not terminate the merger agreement if (a) it willfully breached the merger agreement and (b) its breach is the reason the merger has not been completed. There are also some instances where the parties cannot use this reason to terminate the merger if the delay results from actions of third parties.

The parties may also terminate the merger if other conditions occur which are described in the merger agreement, attached to this proxy statement-prospectus as Appendix A.

The merger agreement may be amended by the written agreement of Union Planters and SBI. The parties can amend the merger agreement without shareholder approval, even if you have already approved the merger; provided, however, that after such approval by you, no amendments may be made which modify in any material respect the consideration to be received by you without your further approval.

ACCOUNTING TREATMENT (SEE PAGE 42)


Union Planters intends to account for the merger as a pooling-of-interests transaction for accounting and financial reporting purposes.

Pooling-of-interests is an accounting method that assumes that each company's shareholders have combined their ownership interests in such a manner that each group becomes an owner of the combined, enlarged business. The key differences between this method of accounting and the more common purchase accounting method fall into two areas: income measurement and asset valuation. Under pooling-of-interests, the earnings of each company are combined as though the combination had occurred at the beginning of the earliest financial period presented, or in the case of transactions which are not considered significant, from the date of consummation forward. Under purchase accounting, the earnings of the acquired company are included only after the closing of the merger. Under pooling-of-interests, the assets of the acquired company are valued at their historical cost. Under the purchase method, the assets are valued at their fair value at the time of the merger. The excess of the consideration the acquiring company pays over the fair value of the target's assets is recorded as goodwill on the acquiring company's financial statements.


CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS  (SEE PAGE 44)


When the merger is completed, unless you have elected to exercise your right to dissent, you will automatically become a Union Planters shareholder. The rights of Union Planters shareholders differ from the rights of SBI shareholders in certain important ways. Many of these have to do with provisions in Union Planters' charter and bylaws and Tennessee law. Certain of these provisions are intended to make a takeover of Union Planters harder if the Union Planters board of directors does not approve it.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

The following table shows certain comparative per share data relating to earnings (before extraordinary items and accounting changes), cash dividends, and book value. The equivalent pro forma information assumes an exchange ratio of 11.87 shares of Union Planters common stock for each share of SBI common stock.

The merger and the other acquisitions which Union Planters has pending, with the exception of a pending purchase of certain branches of First Chicago NBD Corporation in Indiana and the pending mergers with First Mutual Bancorp, Inc. and First & Farmers Bancshares, Inc., are expected to be accounted for using the pooling-of-interests method of accounting. The pending purchase of certain branches and the mergers with First Mutual Bancorp, Inc. and First & Farmers Bancshares, Inc. are expected to be accounted for using the purchase method of accounting. The SBI equivalent pro forma information reflects only the acquisition of SBI because the other acquisitions which Union Planters currently has pending are not considered significant to Union Planters from a financial statement presentation standpoint. See "BUSINESS OF UNION PLANTERS -- Recent Developments" for a discussion of Union Planters' other pending acquisitions.

We present the pro forma and the equivalent pro forma data for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had Union Planters completed the merger or the other acquisitions at the times indicated, and it does not necessarily indicate what future results of operations or combined financial position will be.

You should read the information shown below in conjunction with the historical consolidated financial statements of Union Planters and SBI and the notes provided with them. In reviewing Union Planters' historical information, please keep in mind that Union Planters has restated its historical financial statements to reflect the impact of the several mergers completed through the third quarter of 1998. You will find the restated numbers in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1. See "WHERE YOU CAN FIND MORE INFORMATION," "-- Selected Financial Data," and "BUSINESS OF UNION PLANTERS -- Recent Developments."



                                 UNION PLANTERS
                                     AND SBI
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


                                            YEARS ENDED DECEMBER 31(1)


                                                                               NINE MONTHS
                                                                                  ENDED
                                                                                SEPTEMBER
                                          1995          1996         1997        30,1998
                                       --------------------------------------------------
EARNINGS BEFORE EXTRAORDINARY ITEMS
 AND ACCOUNTING CHANGES
 Union Planters
 Basic                                 $      2.55   $      2.24   $     2.50   $    1.44
 Diluted                                      2.46          2.17         2.43        1.41

SBI
  Basic                                      20.55         27.12        29.64       25.99
  Diluted                                    20.49         27.02        29.46       25.64

Pro Forma (Union Planters and SBI)
  Basic                                       2.55          2.24         2.50        1.45
  Diluted                                     2.45          2.17         2.43        1.42

 SBI equivalent pro forma (1)
  Basic                                      30.27         26.59        29.68       17.21
  Diluted                                    29.08         25.76        28.84       16.86

CASH DIVIDENDS PER SHARE
  Union Planters                       $       .98   $      1.08   $     1.495  $    1.50
  SBI                                         5.80          7.00         7.20        5.55
  SBI equivalent pro forma (1)               11.63         12.82        17.75       17.81




                                    December 31, 1997       September 30, 1998
                                    -----------------       ------------------
BOOK VALUE PER COMMON SHARE
 Union Planters                       $    20.93                 $    21.43
 SBI                                      249.25                     252.35
 Pro Forma (Union Planters and SBI)        20.91                      21.43
 SBI equivalent pro forma (1)             248.20                     254.37

------------------------------------------------------------

(1) The equivalent pro forma per share data for SBI is computed by multiplying Pro Forma information by the exchange ratio of 11.87.

SELECTED FINANCIAL DATA


The following tables present selected consolidated historical data for Union Planters and SBI. The information is based on the consolidated financial information that is contained in reports Union Planters has previously filed with the Securities and Exchange Commission, including its September 30, 1998 Quarterly Report on Form 10-Q. Union Planters' September 30, 1998 Quarterly Report on Form 10-Q includes as Exhibit 99.1, restated 1997 audited financial statements and restated Management Discussion and Analysis of Results of Operation and Financial Condition for the three years ended December 31, 1997. The financial information was restated for four significant acquisitions completed in the third quarter of 1998 and accounted for as pooling-of-interests. All of these documents are incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 92.


The information for SBI is based on its Consolidated Financial Statements including its unaudited financial statements for the nine months ended September 30, 1998 and 1997 and its audited consolidated financial statements for the year ended December 31, 1997, all of which are attached to this proxy statement-prospectus as Appendix C.

You should read the following tables in conjunction with the consolidated financial statements of Union Planters and SBI described above and with the notes to them.


Historical results do not necessarily indicate the results that you can expect for any future period. In the opinions of the respective managements of Union Planters and SBI, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Union Planters and SBI, respectively, have been included. With respect to Union Planters and SBI, results for the nine months ended September 30, 1998 do not necessarily indicate the results which you can expect for any other interim period or for the year as a whole. See "BUSINESS OF UNION PLANTERS -- Recent Developments" for information concerning Union Planters' other pending acquisitions.

                         UNION PLANTERS AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA


                                                                          Years Ended December 31, (1)
                                               ------------------------------------------------------------------------------
                                                  1993             1994             1995            1996            1997
                                               -----------     ------------      -----------     -----------     -----------
                                                         (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
   Net interest income ....................    $   779,756     $    881,875      $   944,694     $ 1,043,942     $ 1,122,149
   Provision for losses on loans ..........         49,267           23,000           47,393          84,198         150,606
   Investment securities gains (losses) ...         12,160          (21,053)           2,008           4,942           4,781
   Other noninterest income ...............        282,124          297,596          355,317         383,824         449,261
   Noninterest expense ....................        737,608          845,217          818,944         942,733         950,986
                                               -----------     ------------      -----------     -----------     -----------
   Earnings before income taxes, extra-
      ordinary item, and accounting changes        287,165          290,201          435,682         405,777         474,599
   Applicable income taxes ................         86,669           92,325          145,485         139,649         162,302
                                               -----------     ------------      -----------     -----------     -----------
   Earnings before extraordinary item and
     accounting changes ...................        200,496          197,876          290,197         266,128         312,297
   Extraordinary item and accounting
     changes, net of taxes ................          4,757               --               --              --              --
                                               -----------     ------------      -----------     -----------     -----------
   Net earnings ...........................        205,253          197,876          290,197         266,128         312,297
                                               ===========     ============      ===========     ===========     ===========

PER COMMON SHARE DATA(4):
 Basic
   Earnings before extraordinary item and
     accounting changes ...................    $      2.11     $       1.74      $      2.55     $      2.25     $      2.50
   Net earnings ...........................           2.16             1.74             2.55            2.24            2.50
 Diluted
   Earnings before extraordinary item and
     accounting changes ...................           1.97             1.71             2.46            2.17            2.43
   Net earnings ...........................           2.02             1.71             2.46            2.17            2.43
 Cash dividends ...........................            .72              .88              .98            1.08           1.495
 Book value ...............................          15.23            15.66            18.64           19.87           20.93

BALANCE SHEET DATA (AT PERIOD END):
  Total assets ............................    $20,330,065     $ 22,260,487      $24,596,205     $26,427,236     $27,993,452
  Loans, net of unearned income ...........     11,815,553       14,381,566       15,713,783      17,819,088      19,126,708
  Allowance for losses on loans ...........        229,334          237,377          243,395         257,638         310,385
  Investment securities ...................      5,970,140        5,810,934        5,976,297       5,667,251       5,840,704
  Total deposits ..........................     16,989,720       17,954,001       19,014,248      19,899,772      21,203,147
  Short-term borrowings ...................        432,461          980,935        1,074,673       1,732,437       1,784,347
  Long-term debt(5)
     Parent company .......................        114,729          114,790          214,758         373,459         373,746
     Subsidiary banks .....................        530,810          937,160        1,193,861       1,426,433       1,327,451
  Total shareholders' equity ..............      1,657,832        1,768,009        2,147,621       2,376,768       2,668,721
  Average assets ..........................     19,462,599       21,796,952       23,261,530      26,003,849      27,366,896
  Average shareholders' equity ............      1,481,351        1,779,158        1,963,852       2,247,335       2,562,009
  Average shares outstanding
  (in thousands)(4)
  Basic ...................................         90,360          107,981          110,255         115,794         122,812
  Diluted .................................         96,001          114,810          117,673         123,793         129,397

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets ...............           1.05%             .91%            1.25%           1.02%           1.14%
   Return on average common equity ........          14.65            11.89            15.60           12.32           12.51
   Net interest income (taxable equivalent)
     /average earning assets(6) ...........           4.28             4.53             4.52            4.45            4.57


                                                     Nine Months Ended
                                                 September 30, (2) and (3)
                                               ----------------------------
                                                   1997             1998
                                               -----------     ------------
                                               (Dollars in thousands, except
                                                     per share data)
INCOME STATEMENT DATA:
   Net interest income ....................    $   835,730     $    858,506
   Provision for losses on loans ..........        104,440          122,436
   Investment securities gains (losses) ...          4,500          (15,111)
   Other noninterest income ...............        333,146          375,596
   Noninterest expense ....................        645,979          795,169
                                               -----------     ------------
   Earnings before income taxes, extra-
      ordinary item, and accounting changes        422,957          301,386
   Applicable income taxes ................        144,291          113,321
                                               -----------     ------------
   Earnings before extraordinary item and
     accounting changes ...................        278,666          188,065
   Extraordinary item and accounting
     changes, net of taxes ................             --               --
                                               -----------     ------------
   Net earnings ...........................        278,666          188,065
                                               ===========     ============

PER COMMON SHARE DATA(4):
 Basic
   Earnings before extraordinary item and
     accounting changes ...................    $      2.25     $       1.44
   Net earnings ...........................           2.25             1.44
 Diluted
   Earnings before extraordinary item and
     accounting changes ...................           2.18             1.41
   Net earnings ...........................           2.18             1.41
 Cash dividends ...........................          1.095             1.50
 Book value ...............................          21.13            21.43

BALANCE SHEET DATA (AT PERIOD END):
  Total assets ............................    $ 7,939,458     $ 30,525,482
  Loans, net of unearned income ...........     18,936,526       19,653,468
  Allowance for losses on loans ...........        291,084          352,643
  Investment securities ...................      5,709,842        7,867,587
  Total deposits ..........................     20,800,890       23,288,899
  Short-term borrowings ...................      1,827,953        1,829,275
  Long-term debt(4)
     Parent company .......................        373,169          380,164
     Subsidiary banks .....................      1,588,764        1,362,894
  Total shareholders' equity ..............      2,680,841        2,932,567
  Average assets ..........................     27,240,642       28,724,000
  Average shareholders' equity ............      2,396,275        2,734,717
  Average shares outstanding
     (in thousands)(3)
    Basic .................................        122,068          129,561
    Diluted ...............................        127,924          133,784

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets ...............           1.37%             .88%
   Return on average common equity ........          15.79             9.23
   Net interest income (taxable equivalent)
     /average earning assets(6) ...........           4.55             4.45

                         UNION PLANTERS AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA


                                                                                                       Nine Months Ended
                                                             Years Ended December 31, (1)           September 30, (2) and (3)
                                           ----------------------------------------------------------------------------------
                                            1993        1994        1995        1996        1997        1997        1998
                                           ----------------------------------------------------------------------------------
                                                         (Dollars in thousands, except per share data)

  Loan/deposits .......................      69.55%      80.10%      82.64%      89.54%      90.21%      91.04%      84.39%
  Equity/assets (period end) ..........       8.15        7.82        8.73        8.99        9.53        9.60        9.61
  Average shareholders' equity/average
       total assets ...................       7.61        8.16        8.44        8.64        9.36        8.80        9.52
  Leverage ratio ......................       8.02        7.93        8.41        9.32        9.62        9.67        9.29
  Tier 1 capital/risk-weighted assets .      13.47       12.75       13.32       14.39       14.25       14.05       13.49
  Total capital/risk-weighted assets ..      15.41       14.57       15.71       16.63       16.39       16.20       17.07

Credit Quality Ratios (7):
   Allowance/period end loans .........       2.02        1.74        1.65        1.59        1.74        1.66        1.87
   Nonperforming loans/total loan .....       1.22         .76         .80         .81         .83         .83         .79
   Allowance/nonperforming loans ......        166         228         206         195         210         199         236
   Nonperforming assets/loans and fore-
     closed properties ................       1.73        1.06        1.03        1.04        1.01        1.01         .93
   Provision/average loans ............        .45         .18         .33         .54         .87         .80         .88
   Net charge-offs/average loans ......        .38         .21         .31         .49         .66         .65         .75

(1) Union Planters' audited financial statements for the three years ended December 31, 1997 and the related management's discussion and analysis of results of operations and financial condition were restated for four acquisitions completed in the third quarter of 1998 and accounted for as poolings-of-interests. The 1997 restated audited financial statements (the "1997 Restated Financial Statements") and the restated management's discussion and analysis of results of operations and financial condition were filed as Exhibit 99.1 to Union Planters Quarterly Report on Form 10-Q dated September 30, 1998. Additionally, the selected financial data for 1993 and 1994 has been restated to reflect the aforementioned four acquisitions.
(2)  Interim period ratios have been annualized where applicable.
(3) Reference is made to Union Planters' Quarterly Report on Form 10-Q dated September 30, 1998 for a discussion of merger-related and other charges that significantly impacted operating results for the nine months ended September 30, 1998.
(4) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings-of-interests and to reflect the changes in presentation of Earnings Per Share as discussed in Notes 2 and 16 to the 1997 Restated Financial Statements.
(5) Long-term debt includes Medium-Term Notes, Federal Home Loan Bank advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.
(6) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities. (6) FHA/VA
(7) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to Union Planters.

                              SBI AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA


                                                                                                  AS OF AND FOR THE NINE MONTHS
                                                          AS OF THE YEAR ENDED                                 ENDED
                                                              DECEMBER 31,                                SEPTEMBER 30,(1)
                                       ------------------------------------------------------------------------------------------
                                         1993         1994         1995         1996         1997         1997         1998
                                       ------------------------------------------------------------------------------------------
                                                            (Dollar amounts other than per share in thousands)
INCOME STATEMENT DATA
Net interest income                    $  7,281     $  7,754     $  7,887     $  8,780     $ 10,873     $  7,759     $  9,310
Provision for losses on loans               464          317          890          372          587          396          409
                                       --------     --------     --------     --------     --------     --------     --------
Net interest income after provision
    for loan losses                       6,817        7,437        6,997        8,408       10,286        7,363        8,901
Noninterest income                          696          622          740          813        1,674        1,178        1,437
Noninterest expense                       4,445        4,957        4,906        5,355        7,387        4,960        6,655
                                       --------     --------     --------     --------     --------     --------     --------
Income before income tax expense          3,068        3,102        2,831        3,866        4,573        3,581        3,683
Income tax expense                          830          841          766        1,138        1,506        1,109        1,015
                                       --------     --------     --------     --------     --------     --------     --------
Net income                             $  2,238     $  2,261     $  2,065     $  2,728     $  3,067     $  2,472     $  2,668
                                       ========     ========     ========     ========     ========     ========     ========

PER SHARE DATA
Net income
    Basic                              $  22.27     $  22.50     $  20.55     $  27.12     $  29.64     $  24.14     $  25.99
    Diluted                               22.27        22.45        20.49        27.02        29.46        24.02        25.64
Cash dividends declared                    5.40         5.60         5.80         7.00         7.20         5.40         5.55
Book value                               153.56       167.58       185.24       204.58       249.25       241.55       252.35

BALANCE SHEET DATA
   (AT PERIOD END)
Loans                                  $113,704     $129,115     $135,919     $156,543     $244,531     $240,649     $241,945
Allowance for loan losses                 2,000        2,050        1,800        2,000        2,912        3,045        2,997
Securities                               57,601       54,139       57,538       47,319       54,232       52,980       63,451
Goodwill                                      -            -            -            -        5,542        5,557        5,372
Total assets                            181,070      194,907      208,203      216,301      328,025      323,300      335,876
Deposits                                150,668      154,641      167,398      173,617      259,683      264,660      261,964
Borrowings                               14,352       22,614       21,254       21,164       41,294       31,879       46,542
Shareholders' equity                     15,430       16,838       18,613       20,569       25,064       24,530       25,590

SELECTED FINANCIAL RATIOS
Net income to average assets               1.23%        1.20%        1.00%        1.28%        1.13%        1.32%        1.05%
Net income to average equity              15.27%       13.95%       11.60%       13.85%       13.36%       14.61%       14.16%
Cash dividend payout ratio                24.26%       24.90%       28.23%       25.81%       24.30%       21.97%       21.39%
Average equity to average assets           8.07%        8.57%        8.66%        9.23%        8.44%       10.28%        7.42%

OTHER DATA
Weighted average shares
    outstanding
    Basic                               100,480      100,480      100,498      100,584      100,512      100,524      100,935
    Diluted                             100,480      100,705      100,780      100,953      100,139      101,049      102,301

------------------------------
(1)  Annualized, where applicable.

                                  RISK FACTORS

     If the merger is consummated, you will receive shares of Union Planters common stock in exchange for your shares of SBI common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in Union Planters common stock. Specifically, there are risks and uncertainties that bear on Union Planters' future financial results and that may cause Union Planters' future earnings and financial condition to be less than Union Planters' expectations.

     Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed above under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS." This section addresses particular risks and uncertainties that are specific to Union Planters.

     Since December 31, 1997, Union Planters has acquired 14 financial institutions and has pending seven acquisitions, including the proposed merger. Union Planters' expectations concerning future earnings depend in part on Union Planters being able to combine the operations of the acquired institutions with Union Planters' own operations promptly and efficiently, and also on Union Planters being correct in its assumptions about the financial impact of the acquisitions.

     The risks and uncertainties that may affect Union Planters' future earnings and financial condition include the following:

     - Union Planters' restructuring charges in recent acquisitions may be higher than expected.

        Union Planters has recorded restructuring and merger related charges in connection with the recently completed acquisitions and expects to record additional charges in connection with the merger and the other pending acquisitions. See "BUSINESS OF UNION PLANTERS" on page 76 for more information about these acquisitions. There is a risk that there may be additional costs and charges resulting from such transactions that exceed the charges Union Planters has recorded for financial reporting and accounting purposes.

     - Union Planters may have more difficulty integrating acquired businesses or retaining key personnel than expected.

        Converting the systems and procedures of each acquired institution to Union Planters' systems is an important part of Union Planters' acquisition program. Notwithstanding the extensive experience that Union Planters has, there is a risk that the conversion of an acquired institution may not be completed on schedule or may be more difficult and costly than expected. There is also a risk that Union Planters may not be able to retain key personnel of an acquired institution, which could cause the acquired operations to perform below expectations.

     - Union Planters' operating costs after the merger and other recent acquisitions may be greater than expected, and Union Planters' costs savings from the merger and other recent acquisitions may be less than expected, or Union Planters may be unable to obtain those cost savings as soon as expected.


                                  INTRODUCTION

     Union Planters and SBI are furnishing this proxy statement-prospectus to holders of SBI common stock, no par value per share, in connection with the proxy solicitation by SBI's board of directors. The SBI board of directors will use the proxies at the special meeting of shareholders of SBI to be held on December 30, 1998, and at any adjournments.


     At the special meeting, holders of SBI common stock will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated August 7, 1998, between Union Planters, Union Planters Holding Corporation ("UPHC") and SBI, attached to this proxy statement-prospectus as Appendix A (the "Agreement"), and a related Plan of Merger between SBI and UPHC, a wholly-owned subsidiary of Union Planters, attached to this proxy statement-prospectus as Appendix B (the "Plan of Merger"). Pursuant to the Agreement and the Plan of Merger, SBI will merge into UPHC, and each share of SBI common stock will be converted into the right to receive 11.87 shares of Union Planters common stock, $5.00 par value per share, and associated Preferred Share Rights. For information about Union Planters' Preferred Share Rights, see page 90. SBI shareholders will receive cash in lieu of any fractional shares.



                       SPECIAL MEETING OF SBI SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE


     The special meeting of SBI's shareholders will be held in the boardroom of the principal office of SBI located at 100 North Main Street, Corbin, Kentucky, 40702 at 9:00 a.m., local time, on December 30, 1998. At the special meeting, holders of SBI common stock will be asked to vote to approve the Agreement, the Plan of Merger and the merger.


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


     SBI's board of directors fixed the close of business on November 30, 1998, as the record date for determining those SBI shareholders who are entitled to notice of and to vote at the special meeting. Only holders of SBI common stock of record on the books of SBI at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 101,440 shares of SBI common stock issued and outstanding and held by approximately 311 holders of record.


     At the special meeting, SBI shareholders will have one vote for each share of SBI common stock owned on the record date. The holders of a majority of the outstanding shares of SBI common stock entitled to vote at the special meeting must be present in order for a quorum to exist.

     To determine if a quorum is present, SBI intends to count the following:

     - shares of SBI common stock present at the special meeting either in person or by proxy;

     - shares of SBI common stock present in person at the special meeting but not voting; and

     - shares of SBI common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

Approval of the Agreement and the Plan of Merger requires the affirmative vote of a majority of all outstanding shares of SBI common stock.

     Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

     Properly executed proxies that SBI receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER, AND THE PROXY HOLDER MAY VOTE THE PROXY IN ITS DISCRETION AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDERS MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

     An SBI shareholder who has given a proxy solicited by SBI's board of directors may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to SBI, (2) properly submitting to SBI a duly executed proxy bearing a later date, or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to:
Southeast Bancorp, Inc., 100 North Main Street, P.O. Box 496, Corbin, Kentucky 40702, Attention: Thelma Higgins, Administrative Officer.

     On the record date, SBI's directors and executive officers, including their immediate family members and affiliated entities owned 41,257 shares or approximately 40.67% of the outstanding shares of SBI common stock, not including shares subject to options to purchase SBI common stock. As of the record date, Union Planters' directors and executive officers owned no shares of SBI common stock.

     As of the record date, Union Planters held no shares of SBI common stock in a fiduciary capacity for others, or as a result of debts previously contracted, and SBI held no shares of SBI common stock in a fiduciary capacity for others with respect to which it has sole or shared voting power.

SOLICITATION OF PROXIES

     Directors, officers, and employees of SBI may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. SBI may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of SBI common stock held of record by such persons. SBI will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. Union Planters and SBI will share all expenses associated with the solicitation of proxies, other expenses associated with the special meeting, and expenses related to the printing and mailing of this proxy statement-prospectus, as provided in the Agreement. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

DISSENTERS' RIGHTS

     Under Kentucky law, an SBI shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the merger is approved by the shareholders of SBI. Generally, dissenter's rights are a shareholders' sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act which is attached as Appendix E hereto. Accordingly, any holder of SBI Common Stock intending to exercise dissenters' rights is urged to review Appendix E carefully and to consult his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of SBI Common Stock to perfect dissenters' rights.

     A shareholder wishing to exercise dissenters' rights must deliver to SBI, prior to the vote on the Agreement and the Plan of Merger at the special meeting, a written notice of intent to demand payment for his or her shares if the merger is consummated and must refrain from voting in favor of the Agreement and the Plan of Merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the Agreement and the Plan of Merger; a vote, in person or by proxy, against approval of the Agreement and the Plan of Merger will not constitute such a written notice. The written notice of intent should be sent to Thelma Higgins, Southeast Bancorp, Inc., 100 North Main Street, Corbin, Kentucky 40702. It is recommended that all required documents to be delivered by mail be sent registered or certified mail with return receipt requested.

     SBI shareholders electing to exercise their dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act must not vote for approval of the Agreement and the Plan of Merger. A vote by a shareholder against approval of the Agreement and the Plan of Merger is not required in order for that shareholder to exercise dissenters' rights. However, if a shareholder returns a signed proxy form but does not specify a vote against approval of the Agreement and the Plan of Merger or a direction to abstain, the proxy form, if not revoked, will be voted for approval of the Agreement and the Plan of Merger, which will have the effect of waiving that shareholder's dissenters' rights.

     If the merger is approved, within ten days after the special meeting (or any adjournment thereof), UPHC, as the surviving corporation under the merger, will send to all shareholders who notified SBI of their intent to demand payment for their shares and who did not vote any of their shares in favor of the Agreement and the Plan of Merger, a dissenters' notice which will (i) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to UPHC, which form will require the shareholder to certify whether or not he beneficially owned the shares prior to August 7, 1998 (the date of the first announcement to the media of the merger); (iii) establish the date (not less than 30 no more than 60 days after the delivery of the dissenters' notice) by which UPHC must receive the demand for payment from the shareholder; and (iv) enclose a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a shareholder receives the dissenters' notice, he or she must deliver the demand for payment to UPHC and deposit his or her shares in accordance with the dissenters' notice or he or she will not be entitled to payment under Subtitle 13 and will instead receive 11.87 shares of Union Platers common stock for each share of SBI common stock held by him or her.


     Upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder's stock certificates, UPHC will send payment to each dissenting shareholder of the amount UPHC estimates to be the fair value of the dissenters' shares as of the day before the date of the special meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of SBI as of the end of the most recent fiscal year, an income statement for such year, a statement of changes in shareholders' equity for such year and the latest available interim financial statement. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter's own estimate of the fair value of such shares.


     UPHC is not required to send payment as decribed above to a dissenter who was not a beneficial owner of the shares prior to August 7, 1998 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on UPHC's estimate of their fair value. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

     Within 30 days after UPHC has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify UPHC of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder's estimate.

     If an agreement is not reached as to the fair value of the shares, UPHC must file a petition in the Circuit Court of Whitley County within 60 days after receiving the dissenter's payment demand for the balance due such shareholder under his or her estimate of fair value. Such petition must request the court to determine the fair value of the shares and the accrued interest. If UPHC fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

     Each dissenting SBI shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by UPHC. In an appraisal proceeding, the Whitley County Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will access costs against UPHC, except that the court may assess costs against all or some of the dissenters, in amounts the court find equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: (i) against UPHC and in favor of any or dissenters' if the court finds UPHC did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Revised Statutes; or (ii) against either SBI or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against UPHC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefitted.

     If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, SBI must return all deposited shares. If SBI fails to do so, the dissenter may nevertheless proceed with the exercise of his or her dissenters' rights, and SBI will have no further right to terminate the dissenters' rights by returning deposited shares.

     A record shareholder may dissent as to less than all of the shares registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies SBI in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights. In that event, such dissenters' rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.

     A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to SBI the record shareholder's written consent to the dissent no later than the time such beneficial shareholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

     SHAREHOLDERS OF SBI SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE AGREEMENT AND THE MERGER.


RECOMMENDATION

     SBI's board of directors has approved the Agreement, the Plan of Merger, and the merger and believes that the Agreement and the Plan of Merger are in the best interests of SBI and its shareholders. SBI's board of directors recommends that the SBI shareholders vote FOR approval of the Agreement and the Plan of Merger.


                           DESCRIPTION OF TRANSACTION

     The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the Agreement and the Plan of Merger. It is qualified in its entirety by the Appendices hereto, including the text of the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus. The Agreement and the Plan of Merger are incorporated herein by reference. You are urged to read the Appendices in their entirety.

GENERAL

     The Agreement provides for the acquisition of SBI by Union Planters pursuant to the merger of SBI with and into UPHC. UPHC is a Tennessee corporation and a wholly-owned subsidiary of Union Planters. UPHC will be the surviving corporation resulting from the merger. At the time the merger becomes effective, each share of SBI common stock then issued and outstanding (except shares held by SBI, Union Planters and their subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 11.87 shares of Union Planters common stock and the associated Preferred Share Rights.

     No fractional shares of Union Planters common stock will be issued. Rather, Union Planters will pay cash (without interest) in an amount equal to such fractional part of a share of Union Planters common stock multiplied by the closing price of Union Planters common stock on the New York Stock Exchange (as reported by The Wall Street Journal) on the last trading day before the merger becomes effective.

     On the record date, SBI had 101,440 shares of common stock issued and outstanding and 3,868 additional shares of common stock were subject to stock options. Based on an exchange ratio of 11.87 shares of Union Planters common stock for each share of SBI common stock, upon completion of the merger, Union Planters will issue approximately 1,204,092 shares of its common stock to SBI shareholders, not including shares subject to options. After the merger, Union

Planters would then have outstanding approximately 137,267,127 shares of common stock based on the number of shares of Union Planters common stock outstanding on October 31, 1998 (not including shares Union Planters may issue in its other pending acquisitions and shares it may issue pursuant to the exercise of Union Planters stock options or for other purposes).

EFFECT OF THE MERGER ON OPTIONS

     When the merger becomes effective, each outstanding option granted under certain agreements with SBI executive officers, whether or not exercisable, will become an option to purchase Union Planters common stock. Union Planters will assume each option in accordance with the terms of the applicable agreements with the SBI executive officers. After the merger becomes effective,

     (1) Union Planters and its Salary and Benefits Committee will be substituted for SBI and the Committee of SBI's board of directors administering the options granted pursuant to agreements with SBI executive officers;

     (2) each option assumed by Union Planters may be exercised only for shares of Union Planters common stock;

     (3) the number of shares of Union Planters common stock subject to the option will be equal to the number of shares of SBI common stock subject to the option immediately before the merger becomes effective multiplied by the exchange ratio and rounding down to the nearest whole share; and

     (4) the per share exercise price under each option will be adjusted by dividing it by the exchange ratio and rounding up to the nearest cent.

     Notwithstanding the foregoing, each SBI option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

     For information with respect to stock options held by SBI's management, see "-- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated federal income tax consequences of the merger to SBI shareholders who hold their SBI common stock as a capital asset (generally, property held for investment). This summary is based on the federal income tax laws as now in effect and as currently interpreted. No assurance can be given that future changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect, will not affect the accuracy of any statement in this proxy statement-prospectus. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger that may be relevant to

United States shareholders of SBI. The tax discussion set forth below is included for general information only and should not be construed as tax advice to a particular shareholder of SBI.

     Union Planters and SBI have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Instead, Union Planters and SBI have obtained the opinion of counsel, Wyatt, Tarrant & Combs, as to certain of the expected federal income tax consequences of the merger. A copy of this opinion is attached as an exhibit to the registration statement to which this proxy statement-prospectus is a part.

     The tax opinion which Union Planters has obtained does not address, among other matters:

          (1) state, local, estate, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

          (2) federal income tax consequences to SBI shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, corporations, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset;


          (3) federal income tax consequences affecting shares of SBI common stock acquired upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;


          (4) federal income tax consequences, affecting shares of SBI common stock acquired as part of a hedge, straddle or conversion transaction;

          (5) the tax consequences to holders of warrants, options or other rights to acquire shares of such stock;

          (6) the tax consequences for Union Planters, UPHC and SBI of the inclusion in income of the amount of the bad-debt reserve maintained by SBI and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and

          (7) the tax consequences for Union Planters, UPHC and SBI of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

          Subject to the conditions, qualifications, representations and assumptions contained herein, and in the tax opinion, Wyatt, Tarrant & Combs has opined that:

          (1) The acquisition by UPHC of substantially all of the assets of SBI in exchange for shares of Union Planters common stock and the assumption of liabilities of SBI pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

          (2) SBI, Union Planters and UPHC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          (3) No gain or loss will be recognized by SBI as a result of the merger.

          (4) No gain or loss will be recognized by UPHC or Union Planters as a result of the merger.

          (5) No gain or loss will be recognized by the shareholders of SBI as a result of the exchange of SBI common stock for Union Planters common stock pursuant to the merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the SBI common stock is a capital asset in the hands of the respective SBI shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the SBI common stock allocable to the fractional share.

          (6) The tax basis of Union Planters common stock to be received by the shareholders of SBI will be the same as the tax basis of the SBI common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          (7) The holding period of the Union Planters common stock to be received by shareholders of SBI will include the holding period of the SBI common stock surrendered in exchange therefor, provided the SBI shares were held as a capital asset by the shareholders of SBI on the date of the exchange.

          (8) A shareholder of SBI who perfects his dissenters' rights and who receives payment of the fair market value of his shares of SBI common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

         The tax opinion is based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the opinion. The opinion represents only such counsel's best judgment as to the expected federal income tax consequences of the merger and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may challenge the conclusions stated in the opinion and shareholders of SBI may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including shareholders of SBI and Union Planters.

         In rendering the tax opinion, Wyatt, Tarrant & Combs has relied, as to factual matters, solely on the continuing accuracy of (1) the description of the facts relating to the merger contained in the Agreement and this proxy statement-prospectus, (2) the factual representations and warranties contained in the Agreement and this proxy statement-prospectus and related documents and agreements, and (3) certain factual matters addressed by representations made by certain executive officers of SBI, Union Planters and UPHC, as further described in the opinion. Events occurring after the date of the opinion could alter the facts upon which the opinion is based. In such case, the conclusions reached in the opinion and in this summary could be materially impacted.

         Accordingly, for all of the above reasons, shareholders of SBI are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

         The obligation of Union Planters and SBI to complete the merger is conditioned on, among other things, receipt by Union Planters and SBI of an opinion of Wyatt, Tarrant & Combs, substantially to the foregoing effect. The conditions relating to the receipt of the tax opinion may be waived by both Union Planters and SBI. Neither Union Planters nor SBI currently intends to waive the conditions relating to the receipt of the tax opinion. If the conditions relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, SBI would resolicit the approval of its shareholders prior to completing the merger.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. During the past several years substantial and rapid changes have occurred in the banking industry and small institutions have been acquired by larger bank holding companies with greater access to capital and greater capability to realize economies of scale in the delivery of banking services. During the third week of April, 1998, the executive committee of the SBI board of directors began discussing the future of SBI in the face of rapid change within the financial services industry, and determined that it would be in SBI's best interest to engage a financial advisor to advise SBI with respect to available strategic alternatives. On April 29, 1998 the SBI board of directors approved the hiring of Stifel, Nicolaus & Company, Incorporated ("Stifel") and authorized the executive committee to explore (with the assistance of Stifel) the various strategic alternatives available to SBI (including without limitation the sale of the company). On May 4, 1998, SBI entered into an agreement with Stifel to advise SBI in this respect, Stifel having been selected based on its knowledge of the banking industry and experience in working with similarly sized financial institutions.

         After extensive review of the analytical materials presented by Stifel to the board executive committee, and much discussion of various strategic alternatives, including the sale of SBI, the acquisition by SBI of other financial institutions and the raising of capital by SBI (through, among other means, a trust preferred stock offering), the SBI executive committee (convinced that profit margins would become increasingly difficult to maintain given the changes in the competitive structure of the banking industry) determined to explore the possible sale of the company. SBI and

Stifel compiled a list of financial institutions deemed by SBI and Stifel to be organizations that might have both the interest and the ability to acquire SBI.

         One of such prospective acquiror candidates was considered by SBI to be most suitable as a merger partner and was approached by Stifel to determine its interest in entering into exclusive negotiations with SBI respecting the acquisition of SBI (such entity is referred to herein as the "First Offeror"). After the First Offeror expressed an interest in such negotiations and upon its execution of a confidentiality agreement, detailed information respecting SBI was provided and SBI's Chief Executive Officer and Chief Financial Officer, accompanied by Stifel and legal counsel, met with representatives of the First Offeror on May 13, 1998. This meeting resulted in an offer for the acquisition of SBI by the First Offeror on May 19, 1998, which offer was deemed inadequate by the SBI board of directors at its May 19, 1998 meeting.

         Commencing the week of June 1, 1998, nine (9) institutions (including the First Offeror and Union Planters) which had orally indicated to Stifel an interest in acquiring SBI were provided (on a confidential basis) with a package of detailed information respecting SBI. Of such institutions, the First Offeror and a second financial institution (referred to herein as the "Second Offeror") delivered to SBI on June 11 and 12, 1998 written offers respecting the acquisition of SBI. Moreover, without making a specific offer, Union Planters indicated its interest in purchasing SBI. Accordingly, following consultation with the SBI board of directors at its June 11, 1998 meeting, SBI's Chief Executive Officer and Chief Financial Officer met with representatives of Union Planters and the Second Offeror on June 22, 1998 and June 24, 1998, respectively, which meetings resulted in an increased offer for the purchase of SBI from the Second Offeror on June 26, 1998 and an acquisition proposal from Union Planters on June 30, 1998.

         Based upon the fact that the offer of the Second Offeror was higher than both the Union Planters proposal and the revised offer of the First Offeror, the Second Offeror was invited by SBI to conduct due diligence, which due diligence was conducted from July 3 to July 10, 1998. Following such due diligence, SBI was informed (without explanation) by such Second Offeror on July 14, 1998 that its offer for the acquisition of SBI was being withdrawn.

         Immediately thereafter, SBI contacted Union Planters respecting its previous offer and during the week of July 27, 1998 Union Planters made a revised offer to acquire SBI. Union Planters conducted due diligence of SBI from July 29 to July 31, 1998 during which time SBI and Union Planters began negotiations resulting in a draft of a definitive merger agreement.

         On August 7, 1998, the board of directors of SBI met with its financial and legal advisors for the purpose of considering the proposed merger agreement with Union Planters. Stifel presented a report of its analysis of the financial terms of the proposed agreement and a comparison of the terms of the proposed agreement with other comparable transactions in terms of price to book value and price to earnings ratios, deposit premium and other measures. Stifel also commented on the financial strength and prospects of Union Planters, its stock price performance, dividend history, likely effects of the proposed transaction on Union Planters's stock price, its prospects for regulatory approval and other information regarding Union Planters. Stifel also reported to the board its opinion that the proposed transaction as of August 7, 1998 was fair from a financial point of view to SBI and all of its shareholders. In addition, legal counsel presented a summary of the terms of the proposed merger agreement and SBI management presented the background of the agreement and reported on the history of the negotiations with potential purchasers. Following lengthy discussion, the board concluded that the proposed merger agreement was in the best interests of SBI and its shareholders and accordingly, by unanimous vote of all directors present (one director being absent due to illness), the board of directors authorized SBI to enter into the Agreement and to engage in the transactions contemplated thereby. On the basis of the authorization by the board of directors of SBI, SBI executed the Agreement and the Plan of Merger following the meeting on August 7, 1998 and a press release was issued later that day.


         RECOMMENDATION OF THE SBI BOARD OF DIRECTORS; REASONS FOR THE MERGER. The SBI board of directors believes that the merger is fair to, and in the best interests of, SBI and its shareholders. If the merger is consummated, the shareholders of SBI will acquire an equity interest in a much larger and more diversified enterprise. Union Planters common stock is traded on the New York Stock Exchange, and, accordingly, is more readily marketable than the SBI common stock. ACCORDINGLY, THE SBI BOARD HAS APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND RECOMMENDS THAT THE HOLDERS OF SBI COMMON STOCK VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "Opinion of SBI's Financial Advisor," below.


         The terms of the merger, including the exchange ratio of 11.87 shares of Union Planters common stock for each share of SBI common stock, are the results of arm's-length negotiations between representatives of SBI and Union Planters. In reaching its decision to approve the Agreement, the SBI board of directors consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the exchange ratio, and with management of SBI, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

          (a) the SBI board of directors' familiarity with and review of SBI's business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

          (b) the current and prospective environment in which SBI operates, including national and local economic conditions, the competitive environment for commercial banks and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as SBI;

          (c) information concerning the business, financial condition, results of operations and prospects of Union Planters, including the recent performance of Union Planters common stock, the historical financial data of Union Planters, customary statistical measurements of Union Planters financial performance, and the future prospects for Union Planters common stock following the merger;

          (d) the value to be received by holders of SBI common stock pursuant to the Agreement in relation to the historical trading prices of SBI common stock;

          (e) the lack of an established trading market for shares of SBI common stock;


          (f) the information presented by Stifel to the SBI board of directors with respect to the merger and the opinion of Stifel that, as of the date of such opinion, the exchange ratio was fair to the holders of SBI common stock from a financial point of view (see "Opinion of SBI's Financial Advisor," below);


          (g) the financial and other significant terms of the proposed merger with Union Planters, and the review by SBI with its legal and financial advisors of the provisions of the Agreement;

          (h) the SBI board's belief that the receipt of Union Planters common stock in the merger generally will permit holders of SBI common stock to defer any federal income tax liability associated with any increase in the value of their stock that may follow the merger (see "Certain Federal Income Tax Consequences of the Merger") and to become shareholders of Union Planters, an institution with a strong history of operations, earnings performance, dividend payments, and share liquidity;

          (i) the significantly higher dividend rate of Union Planters compared with SBI; and

          (j) the alternative strategic courses available to SBI, including remaining independent and exploring other potential business combination transactions, including, in particular, the potential values that could be derived therefrom.


         The foregoing enumeration is not intended to be exhaustive but includes material factors considered by the SBI board of directors in determining to approve the Agreement and the Plan of Merger and recommend their adoption by the SBI shareholders.


         UNION PLANTERS' REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the merger, the Union Planters' board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Union Planters board of directors considered the following additional material factors:

          (1) a review, based in part on a presentation by Union Planters' management, of

               - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of SBI on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,


               - the demographic, economic, and financial characteristics of the markets in which SBI operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and


               -    the results of Union Planters' due diligence review of SBI;
                    and

          (2) a variety of factors affecting and relating to the overall strategic focus of Union Planters, including Union Planters' desire to expand into markets in Whitley and Knox Counties, Kentucky and Campbell County, Tennessee and the business lines pursued by SBI.

Union Planters' board of directors determined that the merger was in the best interests of Union Planters and its shareholders and unanimously approved the proposed merger on October 15, 1998.

OPINION OF SBI'S FINANCIAL ADVISOR

         SBI has retained Stifel as its financial advisor in connection with the merger and to render a fairness opinion with respect thereto. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In connection with the August 7, 1998 meeting of the board of directors of SBI, Stifel rendered its oral opinion that, as of such date, the exchange ratio was fair to the holders of SBI common stock from a financial point of view. Stifel has confirmed its August 7, 1998 oral opinion by delivery of its written opinion to the SBI board of directors, dated the date of this proxy statement-prospectus, that, based upon and subject to the various considerations set forth therein, as of the date hereof the exchange ratio is fair to the holders of SBI common stock from a financial point of view. Stifel is familiar with SBI, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement and the Plan of Merger.

         The full text of Stifel's opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix D to this proxy statement-prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this proxy statement-prospectus. The summary of the opinion of Stifel set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion.

         Stifel's opinion is directed only to the fairness of the exchange ratio from a financial point of view and does not constitute a recommendation to any holders of SBI common stock as to how such holders of SBI common stock should vote at the special meeting or as to any other matter.


         In connection with its August 7, 1998 oral opinion and its written opinion dated the date hereof, Stifel reviewed, among other things: the August 7, 1998 draft of the Agreement; the financial statements of SBI and Union Planters included in their respective Annual Reports for the five years ended December 31, 1997 and their respective Quarterly Reports for the quarter ended March 31, 1998; certain internal financial analyses and forecasts for SBI prepared by its management; certain internal financial forecasts for SBI; and certain pro forma financial forecasts for SBI and Union Planters on a combined basis, giving effect to the merger, prepared by the management of SBI utilizing SBI's internal financial forecasts and publicly available consensus analyst estimates for Union Planters. Stifel held conversations with SBI's senior management regarding recent developments and management's financial forecasts for SBI. In addition, Stifel spoke to members of SBI's senior management and Union Planter's senior management regarding factors which affect each entity's business. Stifel has reviewed the analysts' forecasts for Union Planters used by the management of SBI in preparing pro forma financial forecasts for the combined company resulting from the merger. Stifel has also compared certain financial and securities data of SBI and Union Planters with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Union Planters, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion. Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the commercial banking industry generally.




         In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel (including without limitation, projected cost savings and operating synergies resulting from the merger), Stifel assumed with SBI's consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of SBI as to the future operating and financial performance of SBI, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion. Stifel also assumed with SBI's consent that the analysts' forecasts for Union Planters used in preparing the pro forma financial forecasts for the combined company resulting from the merger would be realized in the amounts and time periods estimated and that they would provide a reasonable basis upon which Stifel could form its opinion. Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either SBI or Union Planters since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with SBI's consent, that the aggregate allowances for loan losses set forth in the financial statements of SBI and Union Planters are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of SBI's or Union Planters' assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of SBI or Union Planters. Stifel relied on advice of SBI's counsel and accountants as to all legal and accounting matters with respect to SBI, the Agreement and the transactions and other matters contained or contemplated therein. Stifel assumed, with SBI's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. Stifel was retained by the SBI board to express an opinion as to the fairness of the exchange ratio to the holders of SBI common stock, from a financial point of view.

         The financial forecasts furnished to Stifel for SBI and Union Planters and estimates of costs savings and operating snyergies resulting from the merger were prepared by the management of SBI and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, SBI does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either SBI or Union Planters, including, without limitation, factors related to the integration of SBI and Union Planters and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

         In connection with rendering its August 7, 1998 oral opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SBI or Union Planters. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to SBI or Union Planters or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

         The following is a summary of the financial analyses performed by Stifel in connection with providing its oral opinion, on August 7, 1998. In connection with its written opinion dated as of the date of this proxy statement-prospectus, Stifel intends on performing procedures to update certain of its analyses and review the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel will not utilize any methods of analysis in addition to those described.

         PRO FORMA EFFECT OF THE MERGER. Stifel reviewed certain estimated future operating and financial information developed by SBI and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve month period ended December 31, 1999 prepared by the management of SBI utilizing publicly available consensus analyst estimates for Union Planters. Based on this analysis, Stifel compared certain of SBI's estimated future per share results with such estimated figures for the pro forma combined entity. On a pro forma basis the merger is forecast to be accretive to SBI's book value per share and tangible book value per share. Stifel also compared SBI's estimated future stand-alone earnings and dividends per share with such estimated figures for the pro forma combined entity. On a pro forma basis the merger is forecast to be accretive to both earnings per share and dividend per share. This analysis did not purport to be indicative of actual future results.

         ANALYSIS OF BANK MERGER TRANSACTIONS. Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of 20 acquisitions announced in the U.S. between January 1, 1997 and July 24, 1998, by sellers in the Central Region of the United States with assets between $200 million and $500 million ("Group A"), as well as a group of 87 acquisitions announced between January 1, 1997 and August 3, 1998, by sellers in the United States with assets between $200 million and $500 million ("Group B") (the "Selected Transactions"). Stifel calculated the following ratios with respect to the merger and the Selected Transactions:


                                               GROUP A SELECTED TRANSACTIONS
                                     SBI/      -----------------------------
                                 Union Planters
Ratios                                          Minimum   Median    Maximum
------                                          -------   ------    -------

Deal Price per share/Book Value       264.2%    139.4%    235.0%    558.8%
Deal Price per share/Tangible Book
       Value                          339.1%    143.3%    238.1%    558.8%
Adjusted Deal Price/6.50% Equity      287.3%     69.7%    314.7%    865.0%
Deal Price per share/Last 12
       months earnings per share       20.3x     13.7x     21.0x     36.3x
Deal Price/Assets                      22.4%      9.0%     24.7%     60.6%
Premium over Tangible Book
       Value/Deposits                  17.6%     -2.0%     17.0%     56.3%
Deal Price/Deposits                    28.6%     10.2%     28.6%     68.5%
                                      =====     =====     =====     =====





                                                SBI/                     GROUP B SELECTED TRANSACTIONS
                                           Union Planters
Ratios                                                                  Minimum      Median        Maximum
------                                                                  -------      ------        -------

Deal Price per share/Book Value                264.2%                   132.4%       253.4%        558.8%
Deal Price per share/Tangible Book
       Value                                   339.1%                   133.3%       268.3%        558.8%
Adjusted Deal Price/6.50% Equity               287.3%                   -75.4%       310.2%        865.0%
Deal Price per share/Last 12
       months earnings per share                20.3x                    5.7x         20.9x         57.1x
Deal Price/Assets                               22.4%                    9.0%         23.3%         60.6%
Premium over Tangible Book
       Value/Deposits                           17.6%                   -15.1%        16.7%         56.3%
Deal Price/Deposits                             28.6%                    10.2%        27.8%         68.5%
                                                =====                    =====        =====         =====


         COMPARISON OF SELECTED COMPANIES. Stifel reviewed and compared certain multiples and ratios for a peer group of 28 selected banks with assets between $225 million and $425 million which Stifel deemed to be relevant. The group of selected banks consisted of American Bancshares Inc., Bay Bancshares Inc., Bryn Mawr Bank Corp., Boston Private Financial, Columbia Bancorp, Community Financial Corp., Civic BanCorp, Commercial Bankshares Inc., CNBT Bancshares, Inc., Damen Financial Corp., First Mariner Bancorp, FNB Financial Services Corp., First International Bancorp, First State Bancorp., First Colonial Group Inc., Independent Bankshares Inc., Indiana United Bancorp, Main Street Bancorp Inc., Merit Holding Corp., NMBT CORP, Oak Hill Financial Inc., Mahaska Investment Co., Ramapo Financial Corp., State Financial Services Corp., SJNB Financial Corp., Success Bancshares Inc., VRB Bancorp and Westbank Corp. Utilizing the range of multiples and ratios for the peer group specified above, Stifel calculated a range of imputed values for a share of SBI common stock by comparing the offer price to each of book value, tangible book value, adjusted 6.5% equity, latest 12 month earnings, estimated 1998 earnings and estimated 1999 earnings as provided by Institutional Brokers Estimate System ("IBES"), assets, tangible book value to deposits and deposits, applied to the appropriate financial results of SBI. This analysis resulted in a range of imputed values for SBI common stock between $686 and $378 based on the median multiples and ratios for the peer group. This analysis did not purport to reflect the prices at which shares of SBI Common Stock may trade in the public markets. The value of one share of SBI common stock under the terms of the Agreement is calculated to be $623.


         PRESENT VALUE ANALYSIS. Applying discounted cash flow analysis to the theoretical future earnings of SBI, Stifel compared the calculated value of a SBI share to the calculated value of a SBI share under the terms of the Agreement. The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, and a 12%, 13% and 14% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly traded comparable commercial banks. The stand-alone present value of SBI common stock calculated on this basis ranged from $566 to $823 per share. The value of one share of SBI common stock under the terms of the Agreement is calculated to be $623.

         DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow ("DCF") analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that SBI could produce to benefit its shareholders ("Dividendable Net Income"). In this analysis, Stifel assumed that SBI would perform in accordance with management's estimates and calculated assumed after-tax distributions to SBI shareholders such that its tangible common equity ratio would be maintained at 6.5 percent of assets. Stifel calculated the sum of
(1) the estimated terminal values per share of SBI common stock based on assumed multiples to SBI's projected 2002 earnings ranging from 16.2x to 21.4x, plus (2) the assumed 1998 - 2002 Dividendable Net Income streams per share, in each case discounted to present values at assumed discount rates ranging from 12.0% to 14.0%. This DCF analysis indicated an implied equity value reference range of $641 to $887 per share of SBI common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of SBI common stock may trade in the public markets. A DCF analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated revenue enhancements, earnings growth rates, dividend payout rates, terminal values and discount rates.

         CONTRIBUTION ANALYSIS. Stifel reviewed certain financial information for SBI and Union Planters for the three month period ended March 31, 1998 including net revenues before and after provision for loan losses, net income before preferred dividends and extraordinary items, total assets, loans, total deposits and total equity and compared the percentage contribution of SBI to the pro forma combined figures for SBI and Union Planters and to the percentage of total outstanding Union Planters common stock that would be owned by the SBI shareholders as a result of the merger. The contribution analysis showed that SBI would contribute 0.9% of pro forma combined net revenues before provision for loan losses, 0.8% of pro forma combined net revenues after provision for loan losses, 0.9% of pro forma combined net income before preferred dividends and extraordinary items, 1.0% of pro forma combined total assets, 1.2% of pro forma combined loans, 1.1% of pro forma combined total deposits, and 0.9% of pro forma combined total equity. Under the terms of the Agreement, SBI shareholders would own 0.9% of the total outstanding Union Planters common shares. Ownership figures are based on an exchange ratio of 11.87.

         No company or transaction used in the above analyses as a comparison is identical to SBI, Union Planters, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

         As described above, Stifel's oral opinion was among the many factors taken into consideration by the SBI board in making its determination to approve the merger.

         Pursuant to the terms of Stifel's engagement, SBI has paid Stifel a nonrefundable cash fee of $25,000 upon the execution of the engagement letter and a nonrefundable cash fee of $250,000 upon the execution of the definitive agreement and has agreed to pay Stifel a future fee equal to 1.00% of the total aggregate consideration less $250,000 at the closing of the transaction. SBI has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Stifel has rendered investment banking services to SBI from time to time in the past with respect to other transactions, and expects to continue to do so in the future.

          In the ordinary course of its business, Stifel actively trades equity securities of Union Planters for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stifel has performed various investment banking services for Union Planters from time to time in the past, and expects to render such services to Union Planters and its subsidiaries and affiliates in the future.

EFFECTIVE TIME OF THE MERGER

          Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective when Articles of Merger reflecting the merger become effective with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee. Unless Union Planters and SBI agree otherwise, they will use reasonable efforts to cause the merger to become effective on the date designated by Union Planters that is within 15 days after the last to occur of:

          (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period);

          (2) the date on which SBI's shareholders approve the Agreement and the Plan of Merger; and

          (3) the date on which all other conditions precedent, other than those conditions which relate to those actions to be taken at closing, to each party's obligations under the Agreement have been satisfied or waived.

          Union Planters and SBI anticipate that the merger will become effective on or about December 31, 1998. However, delays could occur.

          Union Planters and SBI cannot assure that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either SBI's or Union Planters' board of directors may terminate the Agreement and the Plan of Merger if the merger is not completed by March 31, 1999, unless it is not completed because of the willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF UNION PLANTERS STOCK CERTIFICATES

          Promptly after the merger is completed, each former SBI shareholder will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of SBI common stock for certificates representing shares of Union Planters common stock. Union Planters expects that the corporate trust department of one of its bank subsidiaries will serve as exchange agent.

          You should not send in your certificates until you receive a letter of transmittal and instructions.

          After you surrender to the exchange agent certificates for SBI common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Union Planters common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Union Planters common stock (without interest thereon), if any. Union Planters will not be obligated to deliver the consideration to you, as a former SBI shareholder, until you have surrendered your SBI common stock certificates.

          Whenever a dividend or other distribution is declared by Union Planters on Union Planters common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Union Planters common stock that may be issued in the merger. However, Union Planters will not pay any dividend or other distribution that is payable after the effective date of the merger to any former SBI shareholder who has not surrendered his or her SBI common stock certificate until the holder surrenders the certificate. If any SBI shareholder's common stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of Union Planters common stock and any cash in lieu of fractional shares upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the shareholder of record and the posting of a bond in such amount as Union Planters may reasonably direct as indemnity against any claim that may be made against Union Planters with respect to the certificate.

          At the time the merger becomes effective, the stock transfer books of SBI will be closed to SBI's shareholders and no transfer of shares of SBI common stock by any shareholder will thereafter be made or recognized. If certificates for shares of SBI common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Union Planters common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Union Planters common stock.

LIMITATIONS ON NEGOTIATIONS

          Section 8.8 of the Agreement provides that neither SBI nor of its representatives will, directly or indirectly, solicit any proposal for the acquisition of SBI or its subsidiaries, except to the extent necessary to comply with the fiduciary duties of SBI's board of directors as advised by counsel, furnish non-public information concerning SBI that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any proposal to acquire SBI or its subsidiaries ("Acquisition Proposal"). SBI must promptly notify Union Planters immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, SBI has agreed, under certain circumstances, to pay to Union Planters the sum of $3,000,000 at the time that SBI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Agreement in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with SBI.

CONDITIONS TO CONSUMMATION OF THE MERGER

          Union Planters and SBI are required to complete the merger only after the satisfaction of various conditions. These conditions include:

          (1) the approval of the Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of SBI common stock;

          (2) the receipt by Union Planters and SBI of certain required regulatory approvals;

          (3) the receipt by Union Planters and SBI of a written opinion of Wyatt, Tarrant & Combs as to the tax-free nature of the merger;

          (4) the declaration by the Securities and Exchange Commission that the registration statement registering the shares of Union Planters common stock to be issued to SBI shareholders in the merger, has become effective under the Securities Act of 1993, as amended;

          (5) the shares of Union Planters common stock to be issued in the merger being approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (6) the accuracy, as of the date of the Agreement and as of the date the merger becomes effective, of the representations and warranties of SBI and Union Planters as set forth in the Agreement;

          (7) the performance of all agreements and the compliance with all covenants of SBI and Union Planters as set forth in the Agreement;

          (8) the receipt of all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on SBI or Union Planters;

          (9) the receipt by Union Planters as of the date the merger becomes effective of a letter from PricewaterhouseCoopers LLP to the effect that the merger will qualify for pooling-of-interests accounting treatment;

          (10) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

          (11) the receipt by Union Planters of agreements from each person SBI reasonably believes may be deemed an affiliate of SBI; and

          (12) the satisfaction of certain other conditions, including the receipt of various certificates from the officers of Union Planters and SBI.

          Neither Union Planters nor SBI can assure SBI shareholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before March 31, 1999, the board of directors of either SBI or Union Planters may terminate the Agreement and abandon the merger. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

          Union Planters must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

          It is a condition to the completion of the merger that Union Planters and SBI receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition that, in the reasonable judgment of the Union Planters board of directors, would so materially adversely impact the financial or economic benefits of the merger that, had such condition or requirement been known, Union Planters would not have entered into the Agreement. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

          SBI and Union Planters are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, Union Planters and SBI contemplate that they would seek such approval or action.


          The merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act. Factors considered by the Federal Reserve in evaluating the merger are discussed under the heading "CERTAIN REGULATORY CONSIDERATIONS-General" on page 81. The merger may not be consummated until the 30th day following the date of the Federal Reserve approval, although the Federal Reserve may reduce that period to 15 days. During this period, the United States Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise. As of November 27, 1998, the Federal Reserve has not advised Union Planters that it had approved the merger.

WAIVER, AMENDMENT, AND TERMINATION

          To the extent permitted by law, the boards of directors of Union Planters and SBI may agree in writing to amend the Agreement, whether before or after SBI's shareholders have approved the Agreement and the Plan of Merger; provided, however, that after such approval by the SBI shareholders, no amendments may be made which modify in any material respect the consideration to be received by the holders of the SBI common stock without further approval of such shareholders. In addition, before or at the time the merger becomes effective, either SBI or Union Planters, or both, may waive any default in the performance of any term of the Agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement. In addition, either Union Planters or SBI may waive any of the conditions precedent to its obligations under the Agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by a duly authorized officer of SBI or Union Planters, as the case may be.

          At any time before the merger becomes effective, the boards of directors of Union Planters and SBI may agree to terminate the Agreement and the Plan of Merger. In addition, either SBI's board of directors or the Union Planters board of directors may terminate the Agreement in the following circumstances:

          (1) in certain circumstances, upon the inaccuracy of any representation or warranty of a party contained in the Agreement if the inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating property the ability to refuse to consummate the merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation and warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement);

          (2) if a material breach by the other party of any covenant or agreement contained in the Agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation and warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement);

          (3) if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

          (4) if the shareholders of SBI fail to approve the Agreement, the Plan of Merger and the merger at the special meeting; or

          (5) if the merger is not consummated by March 31, 1999, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate.

          If the merger is terminated, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. See "-- Expenses and Fees".

CONDUCT OF BUSINESS PENDING THE MERGER

          The Agreement obligates SBI to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of SBI and its banking subsidiaries. These items are listed in Article 7 of the Agreement which is attached as Appendix A to this proxy statement-prospectus. The Agreement authorizes SBI to declare and pay regular quarterly dividends on the SBI common stock in accordance with its past practice in an amount not to exceed $1.85 per share per quarter. The Agreement contemplates that the merger will be timed to occur at such a time that the SBI shareholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their SBI common stock and the Union Planters common stock they receive in the merger during the same quarterly period.

          Union Planters and SBI have also agreed not to take any action that would (a) materially adversely affect their ability to obtain any consents required for the merger or prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization under the Internal Revenue Code (see "-- Certain Federal Income Tax Consequences of the Merger"), or (b) materially adversely affect their ability to perform their covenants and agreements under the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

          The merger will not change the present management team or board of directors of Union Planters. Information concerning the management of Union Planters is included in the documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."


          The current officers and directors of the SBI's subsidiary banks will continue to serve in their respective capacities on behalf of the SBI banks. UPHC, as the sole shareholder of the SBI subsidiary banks after the merger, may change the composition of the board of directors of those banks. Union Planters currently expects that each of the SBI subsidiary banks will be merged into Union Planters Bank National Association a second-tier subsidiary of Union Planters ("UPB"), as soon as practicable after the merger becomes effective. At such time, executive officers of SBI's subsidiary banks could be offered positions as regional officers, and directors of SBI's subsidiary banks could be offered positions as advisory directors of UPB. For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

         UPHC will be the surviving corporation resulting from the merger and will continue to be governed by the laws of the State of Tennessee and operate in accordance with its charter and bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of SBI's management may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of SBI generally. SBI's board of directors was aware of these interests and considered them, among other matters, in approving the Agreement, the Plan of Merger and the merger.


         EMPLOYMENT AGREEMENT James D. Rickard ("Rickard") will be offered an employment agreement with Union Planters after consummation of the merger. The employment agreement will provide for an employment term which commences upon the Effective Time and terminates on December 31, 2001. The employment agreement will provide Rickard with a base salary in an amount commensurate with salaries of similarly situated employees of Union Planters, and Rickard will be entitled to participate in the various employee benefit plans offered by Union Planters. The employment agreement will provide that if the executive is terminated without cause anytime during the term of the employment agreement, he will be paid an amount equal to the greater of (i) his base salary for the remainder of the term, or (ii) twelve (12) months' base salary. The employment agreement will also contain provisions prohibiting Rickard from competing with Union Planters or disclosing certain confidential information during the term of the employment agreement and the two (2) years following the termination of the employment agreement by Union Planters for cause or by Rickard.


         STOCK OPTIONS. As reflected in the table below, four (4) executive officers of SBI currently have outstanding stock options to purchase SBI stock for the price set forth thereon. If the merger is consummated, all options, except for the options granted to James D. Rickard in 1994, will become fully exercisable. The options granted to James D. Rickard in 1994 will vest in accordance with his agreement with SBI.


                          DATE        NUMBER OF       OPTION   EXERCISED TO    OPTIONS
       GRANTEE          OF GRANT       SHARES          PRICE       DATE      OUTSTANDING
----------------------------------------------------------------------------------------
James D. Rickard        05/10/94        1,000        $   140.00     800          200
James D. Rickard        12/24/96        3,000            221.84       0        3,000
Robert R. Bryant        12/24/96          250            221.84      50          200
Steve Tolliver          12/24/96          250            221.84      32          218
Timothy Barnes          12/24/96          250            221.84       0          250
                                      ---------                               ----------

Total                                   4,750                                  3,868
                                      =========                               ==========

         Upon consummation of the merger, each of the outstanding options to purchase SBI common stock will be converted into and become options to purchase Union Planters' common stock in an amount equal to the number of options to purchase SBI common stock prior to the effective time multiplied by the exchange ratio and at the price equal to the per share exercise price for such option to purchase SBI common stock divided by the exchange ratio. The resulting number of options and exercise prices are set forth in the table below.

                                                                                                                          UNION
                                              MULTIPLIED BY            UNION                     DIVIDED BY THE          PLANTERS
                                 OUTSTANDING    THE 11.87             PLANTERS                       11.87               EXERCISE
    GRANTEE                      SBI OPTIONS  EXCHANGE RATIO          OPTIONS        SBI PRICE   EXCHANGE RATIO           PRICE
---------------------------------------------------------------------------------------------------------------------------------

James D. Rickard                      200       X 11.87 =              2,374       $    140.00  /    11.87    =         $   11.79

James D. Rickard                    3,000       X 11.87 =             35,610            221.84  /    11.87    =             18.69

Robert R. Bryant                      200       X 11.87 =              2,374            221.84  /    11.87    =             18.69

Steve Tolliver                        218       X 11.87 =              2,587            221.84  /    11.87    =             18.69

Timothy Barnes                        250       X 11.87 =              2,967            221.84  /    11.87    =             18.69


         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. Union Planters has agreed to indemnify the present and former directors, officers, employees, and agents of SBI and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the effective time (including the merger) to the full extent permitted under Tennessee law, SBI's articles of incorporation or bylaws. This provision of the Agreement is consistently included in Union Planters' standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of SBI and its subsidiaries are entitled, but serves to ratify the legal obligations of SBI and its subsidiaries to provide indemnification in accordance with Tennessee law, SBI's articles of incorporation or bylaws. These obligations will be assumed by UPHC upon completion of the merger. The indemnification provided under these instruments will be subject to the same standards that currently apply in determining whether indemnified parties are entitled to indemnification.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of SBI will be carried forward at their previously recorded amounts. Since SBI is not considered significant to Union Planters from a financial statement presentation standpoint, the operating results will be included in Union Planters results from the effective time of the merger forward.

         In order for the merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding SBI common stock must be exchanged for Union Planters common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling-of-interests. Some of the criteria cannot be satisfied until after the merger becomes effective. In addition, it is a condition to closing the merger that PricewaterhouseCoopers LLP deliver a letter to Union Planters to the effect the merger will qualify for pooling-of-interests accounting treatment.

         Certain conditions will be imposed on the exchange of SBI common stock for Union Planters common stock in the merger by affiliates of SBI. Certain restrictions will also be imposed on the transferability of the Union Planters common stock received by those affiliates in the merger. These conditions and restrictions will be imposed in order, among other things, to ensure the availability of pooling-of-interests accounting treatment. For information concerning these conditions and restrictions see " - Resales of Union Planters Common Stock."

EXPENSES AND FEES

         Union Planters and SBI will each pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Union Planters and SBI will bear and pay the filing fees payable in connection with the proxy statement-prospectus and the printing and mailing costs incurred in connection with the printing and mailing of the registration statement and this proxy statement-prospectus based upon the relative asset sizes of the parties as of December 31, 1997.

RESALES OF UNION PLANTERS COMMON STOCK

         Union Planters common stock to be issued to shareholders of SBI in the merger will be registered under the Securities Act of 1933, as amended. All shares of Union Planters common stock received by shareholders of SBI in the merger will be freely transferable after the merger by those shareholders of SBI who are not considered to be "affiliates" of SBI or Union Planters. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with SBI or Union Planters at the time of the special meeting (generally, executive officers, directors, and 10% or greater shareholders).


         Rule 145 promulgated under the Securities Act of 1933, as amended, restricts the sale of Union Planters common stock received in the merger by affiliates of SBI and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of SBI or Union Planters may resell publicly the Union Planters common stock they receive in the merger but only within certain limitations as to the amount of Union Planters common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of SBI who are not affiliates of Union Planters may resell their shares without restriction. Union Planters must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of Union Planters common stock received in the merger. Affiliates also would be permitted to resell Union Planters common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the Securities Act of 1933, as amended, registration requirements. This proxy statement-prospectus does not cover any resales of Union Planters common stock received by persons who may be deemed to be affiliates of SBI or Union Planters.

         The Securities and Exchange Commission's guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of Union Planters and SBI by their affiliates in connection with the merger. The Securities and Exchange Commission guidelines indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         SBI has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of SBI to execute and deliver to Union Planters not later than 30 days prior to the effective time of the merger, an agreement intended to ensure compliance with the Securities Act of 1933, as amended, and to preserve the ability of the merger to be accounted for as a "pooling of interests." Each SBI affiliate must agree not to sell, pledge, transfer, or otherwise dispose of any SBI common stock held by the affiliate except as contemplated by the Agreement or the affiliate agreement. In addition, each SBI affiliate must agree not to sell, pledge, transfer or otherwise dispose of any Union Planters common stock received in the merger (1) except in compliance with the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act of 1933, as amended, and (2) until such time as financial results covering 30 days of combined operations of Union Planters and SBI have been published. Prior to publication of such results, Union Planters will not transfer on its books any shares of Union Planters common stock received by an affiliate in the merger. The stock certificates representing Union Planters common stock issued to affiliates in the merger may bear a legend summarizing these restrictions on transfer. See "-- Conditions to Consummation of the Merger."


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         In the merger, shareholders of SBI will exchange their shares of SBI for shares of Union Planters. SBI is a Kentucky corporation governed by Kentucky law and SBI's articles of incorporation and bylaws. Union Planters is a Tennessee corporation governed by Tennessee law and Union Planters' charter and bylaws. There are significant differences between the rights of SBI shareholders and Union Planters' shareholders. The following is a summary of the principal differences between the current rights of SBI shareholders and those of Union Planters' shareholders.

         The following summary is not intended to be complete and is qualified it its entirety by reference to the Kentucky Revised Statutes and the Tennessee Business Corporation Act as well as Union Planters' charter and bylaws and SBI's articles of incorporation and bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         UNION PLANTERS. Union Planters' charter and bylaws contain certain provisions designed to assist the Union Planters board of directors in playing a role if any group or person attempts to acquire control of Union Planters so that the Union Planters board of directors can further protect the interests of Union Planters and its shareholders under the circumstances. These provisions may help the Union Planters board of directors determine that a sale of control is in the best interests of Union Planters' shareholders, or enhance the Union Planters board of directors' ability to maximize the value to be received by the shareholders upon a sale of control of Union Planters.

         Although Union Planters' management believes that these provisions are beneficial to Union Planters' shareholders, they also may tend to discourage some takeover bids. As a result, Union Planters' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Union Planters may be able to avoid those expenditures of time and money.


         These provisions also may discourage open market purchases by a company that may desire to acquire Union Planters. Those purchases may increase the market price of Union Planters common stock temporarily, and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of Union Planters common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Union Planters through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Union Planters' shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Union Planters. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. For more information about these provisions, see "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meetings of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations."


         SBI. SBI's articles of incorporation contain certain anti-takeover provisions which are described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of SBI to initiate a takeover culminating in a merger or other business combination. These provisions may also have the effect of making the removal of current management more difficult.

AUTHORIZED CAPITAL STOCK

         UNION PLANTERS. Union Planters is authorized to issue 300,000,000 shares of common stock, of which 136,063,035 shares were issued and outstanding as of October 31, 1998, and 10,000,000 shares of no par value preferred stock, of which 968,865 shares of Series E preferred stock were issued and outstanding as of October 31, 1998. The Union Planters' board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless applicable laws or regulations or a stock exchange on which Union Planters' capital stock is listed requires shareholder action.

         Union Planters may issue, without a shareholders vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend, and liquidation rights as it specifies in its charter. The Union Planters board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Union Planters capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of Union Planters, holders of preferred stock will have priority over holders of common stock.


         The authority to issue additional shares of common stock or preferred stock provides Union Planters with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Union Planters. The sale of a substantial number of shares of voting stock to persons who have an understanding with Union Planters concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Union Planters.


         Union Planters has a share purchase rights plan ("Preferred Share Rights Plan") and distributed a dividend of one preferred share unit purchase right ("Preferred Share Right") for each outstanding share of Union Planters common stock. Under the Plan, one Preferred Share Right is automatically distributed for each share of Union Planters common stock. The Preferred Share Rights may deter coercive takeover tactics and encourage persons interested in potentially acquiring control of Union Planters to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades on the same basis with the share of Union Planters common stock to which it relates until the occurrence of certain events. Upon a potential change in control of Union Planters, the Preferred Share Rights would separate from Union Planters common stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase equity securities of Union Planters at prices below their market value. Union Planters has authorized 750,000 shares of Series A preferred stock for issuance under the Preferred Share Rights Plan. No shares have been issued as of the date of this proxy statement-prospectus. Until a Preferred Share Right is exercised, the holder has no rights as a shareholder of Union Planters.

         SBI. SBI is authorized to issue 500,000 shares of common stock, of which 101,440 shares were issued and outstanding as of October 31, 1998, and 500 shares of no par value preferred stock, none of which were issued and outstanding as of October 31, 1998. The SBI board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders unless applicable laws or regulations require shareholder action.


         SBI may issue, without a shareholders vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as it specifies in its charter. The SBI board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of SBI capital stock, the voting powers if any of such series, and any other preferences or privileges of such series. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of SBI, holders of preferred stock will have priority over holders of common stock.


PREEMPTIVE RIGHTS

         UNION PLANTERS. The Tennessee Business Corporation Act provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, shareholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The Union Planters charter does not provide for preemptive rights to its shareholders.


         SBI. The Kentucky Business Corporation Act provides that, unless a Kentucky corporation's articles of incorporation expressly provides for preemptive rights, shareholders of a Kentucky corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. SBI's articles of incorporation expressly states that SBI shareholders do not have preemptive rights.


AMENDMENT OF CHARTER AND BYLAWS

         UNION PLANTERS. Union Planters may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Union Planters' charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the charter governing directors and to remove a director from office, whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the charter relating to business combinations.

         The Union Planters board of directors may adopt, amend, or repeal Union Planters' bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Union Planters' shareholders.

         Union Planters' charter provides that the Union Planters board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee consisting of five or more directors and may authorize that committee to exercise all of the authority of the board of directors.


         SBI. SBI may amend its articles of incorporation in any manner permitted by Kentucky law. The Kentucky Business Corporation Act provides that a corporation's articles of incorporation may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. The Articles of Incorporation of SBI require a vote of two-thirds or more of the outstanding shares of SBI common stock in order to amend, alter, modify or repeal the provision of SBI's Articles relating to (i) the election of directors and (ii) certain SBI business combinations and dispositions of assets.


         The SBI board of directors may adopt, amend or repeal the SBI Bylaws by a vote of two-thirds of the entire board of directors, subject always to the power of the SBI shareholders to change or repeal such bylaws.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UNION PLANTERS. The Union Planters charter provides that the Union Planters board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Union Planters having a classified board of directors is that only approximately one-third of the members of the Union Planters board of directors are elected each year. As a result, two annual meetings are required for Union Planters' shareholders to change a majority of the members of the Union Planters board of directors.

         The purpose of dividing the Union Planters board of directors into classes is to facilitate continuity and stability of leadership of Union Planters by ensuring that experienced personnel familiar with Union Planters will be represented on the board of directors at all times, and to permit Union Planters' management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the Union Planters board of directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Union Planters charter, each holder of Union Planters common stock is entitled to one vote for each share of Union Planters common stock held in the election of directors, and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

         Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Union Planters board of directors. Without cumulative voting, the holders of more than 50% of the shares of Union Planters common stock generally have the ability to elect 100% of the Union Planters board of directors. As a result, the holders of the remaining Union Planters common stock effectively may not be able to elect any person to the Union Planters board of directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of Union Planters common stock to obtain representation on the Union Planters board of directors.


         SBI. SBI's articles of incorporation provides that SBI's board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of SBI having a classified board of directors is that only approximately one-third of the members of the SBI board of directors are elected each year. As a result, two annual meetings are required for SBI's shareholders to change a majority of the members of the SBI board of directors.

         Pursuant to SBI's articles of incorporation, each holder of SBI common stock is entitled to one vote for each share of SBI common stock held in the election of directors, and is entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.


DIRECTOR REMOVAL

         UNION PLANTERS. Union Planters' charter provides that a director may be removed by the shareholders only if the shareholders holding at least two-thirds of the voting power entitled to vote generally in the election of directors vote for such removal. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Union Planters common stock.


         SBI. SBI articles of Incorporation require the affirmative vote of at least two-thirds of the outstanding shares of SBI common stock for the removal without cause of any or all directors of SBI. An SBI director may be removed "for cause" by the vote of a majority of the outstanding shares of SBI common stock entitled to vote thereon unless the number of votes sufficient to elect him or her under cumulative voting is voted against such director's removal.

LIMITATIONS ON DIRECTOR LIABILITY

         UNION PLANTERS. Union Planters' charter does not address the issue of a directors' liability to the corporation. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties:

         (1)      in good faith;

         (2) with the care of an ordinarily prudent person in a like position under similar circumstances; and

         (3) in a manner the director reasonably believes to be in the best interests of the corporation.

        In discharging his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

        SBI. The SBI Articles of Incorporation limit the liability of its directors to the greatest extent permitted by law and provide that no SBI director shall be personally liable to SBI or its shareholders for monetary damages for a breach of his or her duties as a director, except for liability
(a) for any transaction in which the director's personal financial interest is in conflict with the financial interest of SBI or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law, (c) for voting for or assenting to any distributions made in violation of Section 271B.8-330 of the Kentucky Revised Statutes, or (d) for any transaction from which the director derives an improper personal benefit.

        Furthermore, the Kentucky Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties:

        (1)       in good faith;

        (2) with the care of an ordinarily prudent person in a like position under similar circumstances; and

        (3) in a manner the director honestly believes to be in the best interests of the corporation.

        In discharging his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director honestly believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director honestly believes are in the person's competence.

INDEMNIFICATION

        UNION PLANTERS. Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:

        -         conducted himself or herself in good faith;

        - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

        - reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests;

        - and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:


        (1) The director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

        (2) the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

        (3) a determination must be made that the facts then known to those making the determination would not preclude indemnification.

        A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter provide otherwise,

        (1) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

        (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and

        (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

        Union Planters' charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Union Planters under the provisions described above, Union Planters has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

        SBI. Kentucky law authorizes a Kentucky corporation to indemnify its directors, officers, employees and agents under certain circumstances. In addition, Kentucky law authorizes a corporation to indemnify such persons, to an extent not inconsistent with law, as may be provided by its bylaws, agreement, vote of shareholders, disinterested directors or otherwise. Under the Kentucky Business Corporation Act, a corporation may indemnify any director against liability if the director:

                  -        conducted himself or herself in good faith;

                  - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

                  - reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests;

                  - and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met. First, the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above. Second, the director must furnish the corporation a written undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. Third, a determination must be made that the facts then known to those making the determination would not preclude indemnification.

        A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter provide otherwise,

                  (1) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

                  (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and

                  (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

        The Articles of Incorporation and Bylaws of SBI contain no provisions respecting the indemnification of directors and officers.

SPECIAL MEETING OF SHAREHOLDERS

        UNION PLANTERS. Special meetings of Union Planters' shareholders may be called for any purpose or purposes whatever at any time by the Chairman of the board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

        SBI. Special meetings of SBI's shareholders may be called for any purpose by a majority of the members of the SBI board of directors, the Chief Executive Officer of SBI or by the holders of not less than 20% of all outstanding shares of SBI entitled to vote at such meeting.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

        UNION PLANTERS. The Union Planters charter and bylaws provide that any action required or permitted to be taken by Union Planters shareholders at a duly called meeting of Union Planters shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

        SBI. The SBI articles of incorporation and bylaws provide that any action required or permitted to be taken by SBI shareholders at a duly called meeting of SBI shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

SHAREHOLDER NOMINATIONS AND PROPOSALS

        UNION PLANTERS. Union Planters' charter and bylaws do not address whether a shareholder may nominate members of the board of directors.

        Holders of Union Planters common stock are entitled to submit proposals to be presented at an annual meeting of Union Planters shareholders. Union Planters' bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so it is received by Union Planters not less than 120 days in advance of the anniversary date of the proxy statement issued in connection with the previous year's annual meeting.


        SBI. SBI's Articles of Incorporation and Bylaws do not address whether a shareholder may nominate members of the SBI board of directors.

BUSINESS COMBINATIONS

        UNION PLANTERS. Holders of two-thirds or more of Union Planters common stock must approve a merger, consolidation, or a sale or lease of all or substantially all of the assets of Union Planters if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of Union Planters. A two-thirds vote is not required for any merger or consolidation of Union Planters with or into any corporation or entity if a majority of the outstanding shares of voting capital stock is owned by Union Planters.

        The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Union Planters by allowing a minority of Union Planters' shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the board of directors could cause a two-thirds vote to be required to approve a transaction and thereby enable management to retain control over the affairs of Union Planters. The primary purpose of the supermajority vote requirement is to encourage negotiations with Union Planters' management by groups or corporations interested in acquiring control of Union Planters and to reduce the danger of a forced merger or sale of assets.

        As a Tennessee corporation, Union Planters is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested shareholders.

        Tennessee has three anti-takeover acts which are applicable to Union Planters, the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act does not apply to Union Planters, because Union Planters' charter does not include a provision electing to be covered by that act.

        The Tennessee Business Combination Act. The Tennessee Business Combination Act generally prohibits a "business combination" by Union Planters or a subsidiary with an "interested shareholder" within five years after the shareholder becomes an interested shareholder. But Union Planters or a subsidiary can enter into a business combination within that period if, before the interested shareholder became such, the Union Planters board of directors approved:

        -         the business combination or

        - the transaction in which the interested shareholder became an interested shareholder.

After that five year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

        For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested shareholder" is generally any person or entity that beneficially owns ten percent or more of the voting power of any outstanding class or series of Union Planters stock.

        Tennessee law also severely limits the extent to which Union Planters or any of its officers or directors could be held liable for resisting any business combination. Under the Tennessee Business Corporation Act, neither a Tennessee corporation having any stock registered or traded on a national securities exchange, nor any of its officers or directors, may be held liable for:

        - Failing to approve the acquisition of shares by an interested shareholder on or before the date the shareholders acquired such shares;

        - Seeking to enforce or implement the provisions of Tennessee law;

        - Failing to adopt or recommend any charter or by-law amendment or provision relating to such provisions of Tennessee law; or

        - Opposing any merger, exchange, tender offer, or significant asset sale because of a good faith belief that such transaction would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or any other relevant factor. But the officers and directors can only consider such factors if the corporation's charter permits the board to do so in connection with the transaction.

        The Tennessee Greenmail Act. The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934. Under the Tennessee Greenmail Act, Union Planters may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Union Planters or Union Planters makes an offer, of at least equal value per share, to all shareholders of such class.

        The Tennessee Investor Protection Act. The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offeror beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. Additional requirements are imposed under that act if the offer or beneficially owns 5% or more of any class of equity securities of the target company, any of which was purchased within one year prior to the proposed takeover offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

        The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excepted from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

        The Tennessee Investor Protection Act applies to tender offers for corporations with substantial ties in Tennessee, including corporations incorporated in Tennessee or which have their principal offices in the state. The Sixth Circuit Court of Appeals has held that the application of this act, and Tennessee's other takeover statutes, to a target company that wasn't organized under Tennessee law is unconstitutional. Tyson Foods, Inc. v. McReynolds, 865 F.2d 99 (6th Cir. 1989).

        The acts described above along with the provisions of Union Planters' charter regarding business combinations might be deemed to make Union Planters less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of Union Planters common stock, the acquiror would not thereby obtain the ability to replace a majority of the Union Planters board of directors until at least the second annual meeting of shareholders following the acquisition. Furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

        As a result, Union Planters' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for Union Planters' shareholders to replace the Union Planters board of directors or management, even if the holders of a majority of the Union Planters common stock should believe that such replacement is in the interests of Union Planters. As a result, such provisions may tend to perpetuate the incumbent Union Planters board of directors and management.

        SBI. Holders of two-thirds or more of SBI common stock must approve a merger, consolidation, or a sale, lease or other disposition of all or substantially all of the assets of SBI if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of SBI common stock.

LIMITATIONS ON ABILITY TO VOTE STOCK

        UNION PLANTERS. The Union Planters charter and bylaws do not contain any provision restricting a shareholder's ability to vote shares of Union Planters voting stock.


        SBI. The SBI articles of incorporation and bylaws do not contain any provision restricting a shareholder's ability to vote shares of SBI voting stock.


DISSENTERS' RIGHTS OF APPRAISAL

        UNION PLANTERS. Under the Tennessee Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include:

        (1) mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction;

        (2) certain types of amendments of the corporation's charter that materially and adversely affects a shareholder's rights; or

        (3) other corporate actions taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide for dissenters' rights. Union Planters' charter and bylaws do not provide for any such additional dissenters' rights.

Under the Tennessee Business Corporation Act, a shareholder will not have the right to dissent as to any shares which are listed on a national securities exchange registered under Section 6 of the Exchange Act or are national market system securities under the Exchange Act rules. Union Planters common stock is currently listed on the New York Stock Exchange. Accordingly, shareholders of Union Planters will NOT be able to assert dissenters' rights with respect to their shares of Union Planters common stock even if Union Planters were to engage in one of the actions listed above.

        SBI. For information regarding SBI shareholders' right to dissent from the transactions contemplated by the Agreement and the Plan of Merger, see "SPECIAL MEETING OF SBI SHAREHOLDERS -- Dissenters' Rights" and Appendix E, attached to this proxy statement-prospectus.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

        UNION PLANTERS. The Tennessee Business Corporation Act provides that a shareholder of a Tennessee corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

        SBI. The Kentucky Business Corporation Act provides that a shareholder of a Kentucky corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

DIVIDENDS

        UNION PLANTERS. Union Planters' ability to pay dividends on its common stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

        There are various statutory limitations on the ability of the Union Planters' banking subsidiaries to pay dividends to Union Planters. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

        SBI. SBI's ability to pay dividends on its common stock is governed by Kentucky corporate law. Under Kentucky corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

        There are various statutory limitations on the ability of the SBI's banking subsidiaries to pay dividends to SBI. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

        Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC". The following table sets forth, for the indicated periods, the high and low closing sale prices for Union Planters common stock as reported by the New York Stock Exchange, and the cash dividends declared per share of Union Planters common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                 UNION PLANTERS


                                                                           Cash
                                                                         Dividends
                                               Price Range               Declared
                                               -----------                  Per
                                           High           Low              Share
                                           ----           ---              -----

1996
------------------------------
   First Quarter                          $31.75         $29.00           $  .27
   Second Quarter                          31.25          29.63              .27
   Third Quarter                           36.25          28.63              .27
   Fourth Quarter                          41.38          34.63              .27
                                                                          ------
        Total                                                             $ 1.08
                                                                          ======

1997
------------------------------
   First Quarter                          $47.75         $38.38           $ .320
   Second Quarter                          52.13          41.25             .375
   Third Quarter                           56.50          49.25             .400
   Fourth Quarter                          67.88          57.00             .400
                                                                          ------
        Total                                                             $1.495
                                                                          ======

1998
------------------------------
   First Quarter                          $67.31         $58.38           $  .50
   Second Quarter                          62.56          53.94              .50
   Third Quarter                           61.94          40.25              .50
   Fourth Quarter
   (through November 23, 1998)             50.25          46.75              .50
                                           -----          -----           ------
        Total                                                             $ 2.00
                                                                          ======




         On November 27, 1998, the last sale price of Union Planters common stock as reported on the New York Stock Exchange was $48.9375 per share. On August 6, 1998, the last business day prior to public announcement of the merger, the last sale price of the Union Planters common stock as reported by the New York Stock Exchange, was $52.50.

         SBI common stock has not been listed on any national or regional stock exchange, has not been the subject of published quotations in the over-the-counter market nor has any other established market ever developed. The market (to the extent one can be said to exist) for SBI common stock has historically been one local to Corbin, Kentucky. Because there is no established market for SBI common stock, the information provided below may not be complete, and SBI is unable to ensure the accuracy and completeness of said information. Moreover, the prices paid for SBI common stock should not necessarily be considered indicative of either the prices which could be obtained in an established market or the fair value of SBI common stock. The following summarizes transactions in SBI common stock (as reported to SBI) for the last two calendar years and through November 27, 1998.

                                                                       PRICE RANGE
                                                                       -----------
                                                                   HIGH                      LOW
                                                                   ----                      ---

1996
                         First Quarter                           $200.00                  $200.00
                         Second Quarter                          $226.25                  $185.00*
                         Third Quarter                           $226.25                  $218.00
                         Fourth Quarter                          $250.00                  $221.84
1997
                         First Quarter                           $215.00                  $215.00
                         Second Quarter                          $266.67                  $213.92*
                         Third Quarter                           $235.75                  $219.99*
                         Fourth Quarter                          $300.00                  $219.99*
1998
                         First Quarter                           $330.00**                $300.00
                         Second Quarter                          $300.00                  $140.00***
                         Third Quarter                           $221.84***               $221.84***
                         Fourth Quarter                          $221.84***               $221.84***
                         (through 11/27/98)



         *Represents director qualifying shares purchased at book value pursuant to agreements between directors and SBI.
         **Price derived from unsubstantiated information provided SBI. ***Represents shares purchased pursuant to SBI stock option agreements.

         The holders of Union Planters common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Although Union Planters currently intends to continue to pay quarterly cash dividends on Union Planters common stock, there can be no assurance that Union Planters' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Union Planters board of directors' consideration of other relevant factors.

         The Agreement provides that SBI may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of SBI common stock. Dividends have been paid quarterly by SBI at the quarterly rate of $1.75 in 1996, $1.80 in 1997 and $1.85 in 1998.

         Union Planters and SBI are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. Union Planters' and SBI's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                                BUSINESS OF SBI

GENERAL

         SBI is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. SBI was created under the laws of the Commonwealth of Kentucky in May 1983 for the purpose of becoming a bank holding company in connection with the bank holding company reorganization of The First National Bank and Trust Company of Corbin ("First National"). As of September 30, 1998, SBI had total consolidated assets of approximately $335.9 million, total consolidated loans of approximately $241.9 million and consolidated shareholders' equity of approximately $25.6 million.

         SBI conducts its business activities through its wholly-owned banking subsidiaries, First National and First Bank of East Tennessee, National Association ("First Bank"). First National was established as a national banking association in 1905, has its principal executive offices in Corbin, Whitley County, Kentucky and conducts a general commercial banking business through three offices located in Whitley County, Kentucky and one office located in Knox County, Kentucky. First Bank was established as a savings and loan association in 1937 and converted to a national banking association in 1991, has its principal executive offices in La Follette, Campbell County, Tennessee and conducts a general commercial banking business through two offices located in Campbell County, Tennessee. First Bank was acquired by SBI on July 1, 1997.

         The principal executive offices of SBI are located at 100 North Main Street, Corbin, Kentucky 40702 and its telephone number is (606) 528-2500.

BUSINESS AND PROPERTY

         SBI's primary mission is to serve the financial needs of Southeast Kentucky and Northeast Tennessee, particularly Whitley and Knox Counties in Kentucky and Campbell County in Tennessee. SBI's subsidiaries have built a reputation for fiscal soundness in their communities, particularly as a competitive commercial and mortgage lender in Kentucky and as an aggressive mortgage lender in Tennessee.


         All six of SBI's banking offices are owned by First National or First Bank, as the case may be, including First National's 32,000 square foot principal office in downtown Corbin and First Bank's 18,000 square foot principal office in La Follette. SBI also owns two vacant lots being held for the future expansion of First Bank, one directly behind First Bank's main office and the other in Clinton, Tennessee at Exit 122 on Interstate 75.


EMPLOYEES

         As of September 30, 1998, SBI and its two subsidiaries had in the aggregate approximately 145 employees. SBI believes its (and its subsidiaries') relationships with employees to be good and none of such employees are represented by a collective bargaining unit.

CUSTOMERS

         It is the opinion of SBI management that there is no single customer or affiliated group of customers whose deposits, if withdrawn, would have a materially adverse effect on the business of SBI.

COMPETITION

         SBI encounters competition from various sources, including other commercial banking companies and thrift institutions, insurance and brokerage companies and other financial intermediaries. Changes in banking laws have resulted in increased competition from both conventional banking companies and other business offering a broad range of financial services. SBI has had to compete with these companies despite having significantly less resources than many of such non-traditional competitors.

LEGAL PROCEEDINGS

         SBI and/or its subsidiaries are parties from time to time to various legal proceedings routine to their business. Management, however, does not believe that an adverse decision in any of such pending legal actions will have a material adverse impact on the financial condition of SBI.

MANAGEMENT AND BENEFICIAL OWNERSHIP OF SBI COMMON STOCK


         The following table sets forth certain information about the Company's directors and executive officers as of October 31, 1998 and indicates all persons to the knowledge of SBI that beneficially owned 5.0% or more of the outstanding shares of SBI common stock:


                                                                                              No. of Shares of
                                        Director or    Present Occupation and                 SBI Common Stock
                                         Executive    Principal Occupation for                  Beneficially
          Name (Age)                   Officer Since      Last Five Years                          Owned(1)      % of Class
---------------------------------------------------------------------------------------------------------------------------
           DIRECTORS
           ---------

Lonnie R. Anderson (48)                    1996        Superintendent                                 80                .08%
                                                       Whitley Co. Schools

Hiram Begley, Sr. (79)                     1976        Retired - Formerly                         11,218(2)           11.06%
                                                       President and Owner of
                                                       Corbin Brick Co.

William T. Daniel, II, M.D. (43)           1997        Radiologist                                   105                .10%

William Hacker (57)                        1976        Contractor                                  2,564(3)            2.53%

David N. Huff (65)                         1971        Owner, Huff Drug                           14,150(4)           13.95%
                                                       Company and Co-Owner,
                                                       South East Marine

                                                                                           No. of Shares of
                                        Director or    Present Occupation and              SBI Common Stock
                                         Executive    Principal Occupation for               Beneficially
          Name (Age)                   Officer Since      Last Five Years                       Owned(1)         % of Class
---------------------------------------------------------------------------------------------------------------------------

John Ladenburger (72)                      1982        Retired - Formerly buyer                 3,550(5)               3.50%
                                                       for R. J. Reynolds
                                                       Tobacco Co.

Herman Leick (73)                          1963        Attorney                                   722(6)                .71%

David Myers (49)                           1997        Owner, Central                             130                   .13%
                                                       Automotive Auto Parts

William Nighbert (47)                      1996        Mayor, City of                              80                   .08%
                                                       Williamsburg

James C. Oaks (61)                         1983        CSX, Vice-President                        280(7)                .28%

Charles Osborne (71)                       1976        Retired - Formerly Owner                 4,150(8)               4.09%
                                                       of Osborne/Blair Ins.
                                                       Agency

James D. Rickard (44)                      1990        CEO of SBI                               4,280(9)               4.22%

Maxine VonGruenigen (68)                   1989        Owner, Maggie J's Dress                  1,500(10)              1.48%
                                                       Shop
         NON-DIRECTOR
      EXECUTIVE OFFICERS

Timothy E. Barnes (32)                     1996        Sr.Vice-Pres. and Chief                    593(11)               .58%
                                                       Lending Officer of First
                                                       National - Previously Asst.
                                                       Vice-President of Regional
                                                       Banking at Bank One,
                                                       Kentucky, NA

Robert R. Bryant (31)                      1996        Sr. Vice-Pres. and Chief                   867(12)               .86%
                                                       Financial Officer of First
                                                       National - Previously Senior
                                                       Vice-President and Head of
                                                       Commercial Lending at
                                                       Farmers National Bank of
                                                       Williamsburg, Kentucky

Steve Tolliver (38)                        1995        Sr. Vice-Pres. and Sr.                     856(13)               .84%
                                                       Operations Officer of First
                                                       National - Previously Chief
                                                       Financial Officer/Vice-
                                                       President of Harlan Federal
                                                       Bank, Harlan, Kentucky
All Directors and Executive
Officers as a Group                                                                            45,125                 44.48%

         (1) Unless otherwise indicated, the named person has sole voting and investment power with respect to the reported shares. Certain of the shares reflected as being held by Messrs. Hacker, Barnes and Bryant are subject to an escrow arrangement (the "Escrow Arrangement"). These shares were part of a block of SBI common stock purchased by these and other individuals and financed (in part) by a promissory note. The promissory note is secured by a portion of the stock which was the subject of this transaction and such stock is being held in escrow by an escrow agent designated by the seller. Accordingly, such stock is held of record not only by the purchasers but also by said escrow agent. The escrowed stock is to be released from such Escrow Arrangement pro-rata as the promissory note is paid, and, provided the purchasers are not in default under the purchase agreement, escrow agreement or promissory note respecting such shares, all voting rights and dividends respecting such shares are exercised by, and the property of, the purchasers. The purchasers are not in default under any of said agreements or instrument and accordingly anticipate exercising all voting rights respecting such shares at the special meeting.
         (2) Includes 4,676 shares owned by Mr. Begley's wife, over which Mr. Begley has no voting or investment power.
         (3) Includes 168 shares held by Mr. Hacker's wife, over which Mr. Hacker has no voting and investment power, and 1,275 shares owned jointly with Mr. Hacker's wife (including 1,169 shares subject to the Escrow Arrangement).
         (4) Includes 2,202 shares owned jointly with Mr. Huff's wife, 3,680 shares owned by Mr. Huff's wife (over which 3,680 shares Mr. Huff has no voting or investment power) and 6,762 shares owned by Huff Holdings, LLC, a Kentucky limited liability company controlled by Mr. Huff.
         (5) Includes 150 shares owned jointly with Mr. Ladenburger's wife and 3,320 shares owned by Mr. Ladenburger's wife (over which 3,320 shares Mr. Ladenburger has no voting or investment power).
         (6) Includes 250 shares owned by Mr. Leick's wife, over which Mr. Leick has no voting or investment power.
         (7)       Includes 200 shares owned jointly with Mr. Oaks's wife.
         (8) Includes 1,950 shares owned by Mr. Osborne's wife, over which Mr. Osborne has no voting or investment power.
         (9) Includes 50 shares held jointly with Mr. Rickard's wife and 3,200 shares which Mr. Rickard may acquire pursuant to options.
         (10) Includes 1,370 shares owned jointly with Mrs. VonGruenigen's husband.
         (11) Includes 250 shares jointly owned with Mr. Barnes's wife (including 230 shares subject to the Escrow Arrangement), 71 shares held for the benefit of Mr. Barnes in a retirement account and 250 shares which Mr. Barnes may acquire pursuant to options.
         (12) Includes 585 shares owned jointly with Mr. Bryant's wife (including 458 shares subject to the Escrow Arrangement), 9 shares held for the benefit of Mr. Bryant in a retirement account, 9 shares held for the benefit of Mr. Bryant's wife in a retirement account, and 200 shares which Mr. Bryant may acquire pursuant to options.
         (13) Includes 62 shares owned jointly with Mr. Tolliver's wife, 387 shares held for the benefit of Mr. Tolliver in two retirement accounts and 218 shares which Mr. Tolliver may acquire pursuant to options.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of SBI and its subsidiaries First National and First Bank (collectively referred to as the "Banks"). It identifies trends and changes that occurred during the reported periods and should be read in conjunction with the Consolidated Financial Statements and related footnotes.

BUSINESS

         SBI is a two bank holding company which conducts no direct business activities. All business activities are performed by its subsidiary banks. First National operates 4 banking locations and conducts its operations in and throughout the surrounding communities of Corbin and Williamsburg, Kentucky. First Bank operates two banking locations and conducts its operations in and throughout the surrounding communities of LaFollette, Tennessee. SBI's consolidated results are dependant upon net interest income, which is the difference between the interest income on interest earning assets and the interest expense on interest bearing liabilities. Principal interest earning assets are loans consisting of real estate mortgage, commercial, agricultural, and consumer, and investment securities. Interest bearing liabilities consisted of interest bearing deposit accounts and various forms of borrowed funds. Other sources of income included fees charged to customers for a variety of loan and deposit services. Operating expenses consist primarily of employee salaries and benefits, occupancy, equipment, and other expenses. SBI's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. As of September 30, 1998 SBI and the Banks employed approximately 145 persons on a full time equivalent basis.

         SBI acquired First Bank on July 1, 1997. The combination was accounted for using the purchase method and accordingly, only the transactions and balances of First Bank subsequent to the date of acquisition are reflected in the consolidated financial reporting and balances prior have not been restated.

RESULTS OF OPERATIONS, COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 TO SEPTEMBER 30, 1997

         Consolidated net income increased $196,000 to $2.7 million, and net interest income increased $1.6 million to $9.3 million. The increases are primarily due to the acquisition of First Bank. Return on average assets decreased and return on average equity decreased from 1.32% to 1.05% and from 14.61% to 14.16%. The decrease in these ratios is primarily due to an increase in noninterest expenses associated with the acquisition of First Bank and the planned merger with Union Planters. Had the consolidated results of operations for the prior period reflected First Bank's earnings and the impact of recurring acquisition costs (goodwill amortization and interest expense on funds borrowed to purchase First Bank's stock) for first two quarters of 1997, net income would have increased $360,000, net interest income would have increased $310,000, return on average assets would have increased from .99% to 1.05% and return on average equity would have increased from 13.64% to 14.16%, as compared to the current period.

RESULTS OF OPERATIONS, COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996 AND DECEMBER 31, 1995

         GENERAL. The income statement for the year December 31, 1997 includes results from SBI, First National and for the second half of the year, First Bank, while the comparable prior periods only include the results of SBI and First National. The increases in 1997 over 1996 are primarily the result of the acquisition of First Bank. For the year ended December 31, 1997, consolidated net income increased $339,000 to $3.1 million, return on average assets decreased from 1.28% to 1.13%, and return on average equity decreased from 13.85% to 13.36%. Excluding First Bank's 1997 results of operations and the recurring acquisition costs, SBI's 1997 consolidated net income would have increased $481,000 (18%), return on average assets would have increased from 1.28% to 1.43% and return on average equity would have increased from 13.85% to 13.98%, as compared to the prior period.

         SBI's 1996 net income increased $663,000 (32%), return on average assets increased from 1.00% to 1.28% and return on average equity increased from 11.60% to 13.85%, as compared to the prior period.

         NET INTEREST INCOME. SBI's primary source of revenue is its net interest income, which is the difference between the interest received on its earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals are the primary interest earning assets, followed by investment securities. Deposits are the primary interest bearing liabilities used to support the interest earning assets, followed by various borrowings. The level of net interest income is affected by both the balances and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest earning assets funded by noninterest bearing deposits, and the level of capital. SBI's long term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

         Net interest income increased 23% or $2.0 million to $10.8 million in 1997 as compared to $8.8 million in 1996. The acquisition of First Bank contributed $1.1 million to the increase. The remainder was attributable primarily to the growth in interest earning assets which earn at a higher rate than the rate paid on the corresponding growth in interest bearing liabilities. Average loans increased $52.8 million, which included an average of $31.8 million acquired from First Bank. This growth was funded primarily through an increase of $50.6 million in average deposits, which includes an average of $35.4 acquired from First Bank. SBI's emphasis on attracting new loans rather than investing in securities also positively impacted net interest income because of the higher yield earned on loans over that earned on investment securities.

         Net interest income increased 11% or $893,000 to $8.8 million in 1996 as compared to $7.9 million in 1995. The increase was primarily attributable to a $13.9 million increase in average loans funded primarily with growth in average deposits of $8.7 million and a $6.0 million decrease in average taxable investment securities.

         Table 1 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for fiscal years 1995 through 1997. Table 2 provides an analysis of the changes in net interest income attributable to rates and changes in volume of interest earning assets and interest bearing liabilities.


          TABLE 1 - AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES

                                          1997                             1996                             1995
                                          ----                             ----                             ----

                            Average                Average   Average                Average   Average                Average
                            Balance     Interest    Rate     Balance     Interest    Rate     Balance     Interest    Rate
                            --------    --------   -------   --------    --------   -------   --------    --------   -------
Earning assets:                                                  (dollars in thousands)

Investment securities
  Taxable                   $ 34,537    $ 2,192     6.35%    $ 41,806    $ 2,601     6.22%    $ 47,832    $ 2,866     5.99%
  Nontaxable (1)              11,016        892     8.10%       9,439        762     8.07%       8,810        709     8.05%
Loans (2),(3)                200,170     18,559     9.27%     147,322     13,576     9.22%     133,428     12,289     9.21%
Other                          7,694        427     5.55%       4,280        228     5.33%       4,660        274     5.88%
                            --------    -------     ----     --------    -------     ----     --------    -------     ----

                            $253,417    $22,070     8.71%    $202,847    $17,167     8.46%    $194,730    $16,138     8.29%
                            ========    =======     ====     ========    =======     ====     ========    =======     ====

Allowance for loan
  losses                      (2,409)                          (1,978)                          (1,893)

Nonearning assets:
Cash and due from
  banks                     $  9,798                         $  6,306                         $  6,754
Premises and
  equipment                    5,385                            3,709                            3,370
Other assets                   5,729                            2,549                            2,612
                            --------                         --------                         --------

    Total Assets            $271,920                         $213,433                         $205,573
                            ========                         ========                         ========

                                        1997                        1996                        1995
                                        ----                        ----                        ----
                           Average             Average  Average            Average  Average            Average
                           Balance    Interest  Rate    Balance   Interest  Rate    Balance   Interest  Rate
                           --------   -------- -------  --------  -------- -------  --------  -------- -------
                                                 (dollars in thousands)

Interest bearing
  liabilities:
Transaction accounts       $ 19,164   $   454   2.37%   $ 17,133   $  411   2.40%   $ 16,682   $  415   2.49%
Savings deposits             37,356     1,054   2.82%     25,003      707   2.83%     28,770      828   2.88%
Time deposits               145,650     7,892   5.42%    109,484    5,948   5.43%    100,198    5,469   5.46%
Borrowed funds               22,556     1,494   6.62%     18,513    1,062   5.74%     21,342    1,298   6.08%
                           --------   -------   ----    --------   ------   ----    --------   ------   ----

                           $224,726   $10,894   4.85%   $170,133   $8,128   4.78%   $166,992   $8,010   4.80%
                           ========   =======   ====    ========   ======   ====    ========   ======   ====

Noninterest bearing
  liabilities:
Demand deposits            $ 22,612                     $ 22,538                    $ 19,780
Other liabilities             1,631                        1,071                       1,003
Shareholders' Equity         22,951                       19,691                      17,798
                           --------                     --------                    --------


    Total liabilities and
    shareholders' equity   $271,920                     $213,433                    $205,573
                           ========                     ========                    ========
Net interest income                   $11,176                      $9,039                      $8,128
                                      =======                      ======                      ======
Net interest spread                             3.86%                        3.68%                      3.49%
                                                ====                         ====                       ====
Margin                                          4.41%                        4.46%                      4.17%
                                                ====                         ====                       ====

1 Income computed on a tax equivalent basis assuming a 34% federal income tax rate.
2  Includes loans on non-accrual status.
3  Also includes fee income.


                    TABLE 2 - RATE/VOLUME VARIANCE ANALYSIS

                                          1997 vs 1996                                 1996 vs 1995

                              Increase (decrease) due to change in         Increase (decrease) due to change in
                              ------------------------------------         ------------------------------------

                              Net Change      Volume         Rate          Net Change      Volume         Rate
                              ----------      ------         ----          ----------      ------         -----
                                                               (dollars in thousands)
Interest income:
Investment securities

   Taxable                     $ (409)        $ (460)        $ 51           $ (265)        $ (372)        $ 107
   Nontaxable                     130            128            2               53             51             2
Loans                           4,983          4,899           84            1,287          1,280             7
Other                             199            189           10              (46)           (21)          (25)
                               ------         ------         ----           ------         ------         -----

                               $4,903         $4,756         4147           $1,029         $  938         $  91
                               ------         ------         ----           ------         ------         -----


     Interest expense:
Transaction accounts           $   43         $   48         $ (5)          $   (4)        $   11         $ (15)
Savings deposits                  347            349           (2)            (121)          (107)          (14)
Time deposits                   1,944          1,960          (16)             479            505           (26)
Borrowed funds                    432            253          179             (236)          (165)          (71)
                               ------         ------         ----           ------         ------         -----

                                2,766          2,610          156              118            244          (126)
                               ------         ------         ----           ------         ------         -----
Net interest income            $2,137         $2,146         $ (9)          $  911         $  694         $ 217
                               ======         ======         ====           ======         ======         =====

         NONINTEREST INCOME. Noninterest income was $1.7 million in 1997 having increased $861,000, of which First Bank contributed $152,000. The primary sources of other income include service charges on deposit products, late charges on loan accounts, commissions on the sale of insurance contracts in conjunction with loan originations, and fees on trust services. The remainder of the increase was due to an increase in sales of insurance contracts, expanded trust services, and a reduction in customer fee waivers. Noninterest income increased $73,000 in 1996 to $813,000.

         NONINTEREST EXPENSE. Noninterest expense was $7.4 million in 1997 having increased $2.0 million, of which First Bank contributed $1.4 million. The primary component of noninterest expense is salaries and employee benefits which totaled $3.6 million in 1997 having increased $960,000, due to First Bank's contribution of $545,000 and expansion of the bonus plan. The remainder of the increase is attributable to increases in occupancy expenses, taxes other than payroll and income, and marketing resulting from the acquisition of First Bank and the overall growth in the organization. Noninterest expense increased by $449,000 to $5.4 million in 1996.

         INCOME TAXES. Income tax expense was $1.5 million in 1997 having increased $368,000 and was $1.1 million in 1996 having increased $372,000. Both increases are commensurate with the increases in income before taxes.

FINANCIAL CONDITION, COMPARISON OF SEPTEMBER 30, 1998 TO DECEMBER 31, 1997

         Total assets increased $7.8 million to $335.9 million as of September 30, 1998. The increase is primarily the result of a $9.2 million increase in available for sale securities which was funded by a decrease in total loans of $2.6 million, growth in deposits of $2.3 million, and a $5.2 million increase in various borrowings. Additionally, management redeemed $2.0 million of its Series A Preferred Stock which had been outstanding during the same timeframe. During the latter part of 1997 and continuing through September 30, 1998, the rate of loan growth was intentionally reduced, primarily through pricing, to keep the growth in total assets in line with growth in capital and to focus more efforts on managing the existing loan portfolio and operational integration with First Bank. The growth in assets exceeded the growth in equity, due in part to the preferred stock redemption, as is evidenced by the decrease in average equity to average assets from 8.44% to 7.42%.

FINANCIAL CONDITION, COMPARISON OF DECEMBER 31, 1997 TO DECEMBER 31, 1996

         LOANS. Loans represent SBI's largest earning asset and as of December 31, 1997, represented 75% of total assets or 81% of interest earning assets. During 1997, loans increased $88.0 million of which the acquisition of First Bank contributed $61.1 million. The increase is the result of strong commercial and real estate loan demand.

         At September 30, 1998, neither Bank had concentrations of loans to borrowers of similar activities that exceeded 10% of total loans other than those categories already listed in the table below.

                            TABLE 3 - LOAN PORTFOLIO



                                                           December 31,
                               September 30,    ----------------------------------------------------------
                                   1998                     1997                       1996
                               ------------                 -----                      -----
                                                                (dollars in thousands)
Commercial and agricultural      $121,290       50.1%      $114,823       46.9%      $ 87,126       55.7%
Real estate                        83,402       34.5%        88,456       36.2%        39,077       25.0%
Installment                        37,253       15.4%        41,252       16.9%        30,340       19.3%
                                 --------      -----       --------       ----       --------       ----


  Total                          $241,945      100.0%      $244,531      100.0%      $156,543      100.0%
                                 ========      =====       ========      =====       ========      =====

                                                                       December 31,
                                      --------------------------------------------------------------------------
                                        1995                       1994                      1993
                                        ----                       ----                      ----

Commercial and agricultural           $ 69,054       50.9%      $ 59,687         46.2%    $ 57,792         50.8%
Real estate                             35,541       26.1%        38,184         29.6%      34,687         30.5%
Installment                             31,324       23.0%        31,244         24.2%      21,225         18.7%
                                      --------      -----       --------        -----     --------         ----

  Total                               $135,919      100.0%      $129,115        100.0%    $113,704        100.0%
                                      ========      =====       ========        =====     ========        =====





                      TABLE 4 - SELECTED LOAN DISTRIBUTION


                                                    December 31,
                                                       1997
                                                       ----
                                                   (in thousands)
One year or less                                      $131,203             53.7%
Over one year through 5 years                           68,791             28.1%
Over five years through 15 years                        37,190             15.2%
Over 15 years                                            7,347              3.0%
                                                      --------            -----
  Total                                               $244,531            100.0%
                                                      ========            =====

Fixed rate                                            $104,212             42.6%
Variable repricing                                     140,319             57.4%
                                                      --------            -----
  Total                                               $244,531            100.0%
                                                      ========            =====

               ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loans losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb future loan losses in SBI's portfolios. Periodic provisions to the allowance are made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes that the allowance for loan losses is adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ from the loan portfolio's actual future performance.

               The allowance for loan losses increased $912,000 during 1997 to $2.9 million at December 31, 1997, of which $806,000 was attributed to the acquisition of First Bank. The remaining increase is attributed to the overall growth in loans.

                    TABLE 5 - SUMMARY OF LOAN LOSS EXPERIENCE


                                                    September 30,                             December 31,
                                                    ------------           -----------------------------------------------------
                                                   1998        1997        1997        1996        1995       1994          1993
                                                   ----        ----        ----        ----        ----       ----          ----
                                                                                         (dollars in thousands)

Allowance for loan losses at beginning of year   $ 2,912     $ 2,000     $ 2,000     $ 1,800     $ 2,050     $ 2,000     $ 1,860

Charge-offs:
    Commercial and agricultural                      (59)        (67)       (300)       (822)     (1,021)       (181)       (476)
    Real Estate                                      (14)        (80)        (70)        (37)        (58)        (53)        (47)
    Installment                                     (414)       (183)       (307)       (254)       (160)       (211)        (74)
                                                 -------     -------     -------     -------     -------     -------     -------
        Total                                       (487)       (330)       (677)     (1,113)     (1,239)       (445)       (597)

Recoveries:
    Commercial and agricultural                       25         109         109         806          23         107         207
    Real Estate                                       11           9          18           9          10          45          49
    Installment                                      127          55          69         126          66          26          17
                                                 -------     -------     -------     -------     -------     -------     -------
        Total                                        163         173         196         941          99         178         273
                                                 -------     -------     -------     -------     -------     -------     -------
Net loan charge-offs                                (324)       (157)       (481)       (172)     (1,140)       (267)       (324)
Acquired balance                                                 806         806
Provision for loan losses                            409         396         587         372         890         317         464
                                                 -------     -------     -------     -------     -------     -------     -------

Allowance for loan losses at end of year         $ 2,997     $ 3,045     $ 2,912     $ 2,000     $ 1,800     $ 2,050     $ 2,000
                                                 ========    =======     =======     =======     =======     =======     =======

Ending allowance to total loans                     1.24%       1.27%       1.19%       1.28%       1.32%       1.59%       1.76%

               The following table is management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily predictive of future portfolio performance. The allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each major loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.


              TABLE 6 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                       AND PERCENT OF LOANS TO TOTAL LOANS


                                                                              December 31,
                                September 30,  ------------------------------------------------------------------------------------
                                    1998           1997               1996              1995            1994            1993
                                    ----           ----               ----              ----            ----            ----
                                                                 (dollars in thousands)

Commercial and agricultural   $1,499   50.1%   $1,398   46.9%   $  840    55.7%   $  684    50.9%   $  820    46.2% $  840   50.8%
Real estate                      959   34.5%    1,048   36.2%      640    25.0%      594    26.1%      554    29.6%    600   30.5%
Installment                      539   15.4%      466   16.9%      520    19.3%      522    23.0%      676    24.2%    560   18.7%
                              ------   ----    ------   ----    ------    ----    ------   -----    ------   -----  ------  -----

  Total                       $2,997  100.0%   $2,912  100.0%   $2,000   100.0%   $1,800   100.0%   $2,050   100.0% $2,000  100.0%
                              ======  =====    ======  =====    ======   =====    ======   =====    ======   =====  ======  =====

     ASSET QUALITY. Loans are placed on non-accrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged-off. The following table provides information on non-performing assets.


                         TABLE 7 - NON-PERFORMING ASSETS


                                   September 30,                December 31,
                                                 -------------------------------------------
                                        1998     1997     1996      1995     1994       1993
                                        ----     ----     ----      ----     ----       ----
                                                          (dollars in thousands)
Loans on non-accrual status(1)        $  766    $  626    $346    $  764    $1,769    $1,765
Loans past due 90 days or more           869       328      14        20        22     1,349
Restructured Loans                        --        --      --        --        --        --
                                      ------    ------    ----    ------     -----    ------

      Total non-performing loans       1,635       954     360       784     1,791     3,114
Other real estate owned                   83       781      --       261       319       579
                                      ------    ------    ----    ------     -----    ------

      Total non-performing assets     $1,718    $1,735    $360    $1,045    $2,110    $3,693
                                      ======    ======    ====    ======    ======    ======
Percentage of non-performing loans
   to total loans                       0.68%     0.39%   0.23%     0.58%     1.39%     2.74%

Percentage of non-performing assets
    to total assets                     0.51%     0.53%   0.17%     0.50%     1.08%     2.04%

(1) The interest that would have been earned and received on non-accrual loans was not material.

               INVESTMENT SECURITIES. The securities portfolio consists of debt and equity securities which provide SBI with a relatively stable source of income and at December 31, 1997, all securities were classified as available for sale. The investment portfolio provides a balance to interest rate and credit risks in other categories of the balance sheet and is also used as a secondary source of liquidity. The municipal securities in the portfolio have been issued principally by Kentucky municipalities. The U. S. Treasury and Federal Agency securities and asset-backed securities can be used as collateral to secure municipal deposits and repurchase agreements. Securities as a percentage of interest-earning assets decreased to 18% at December 31, 1997 versus 23% at December 31, 1996. The decrease in securities reflects management's emphasis on originating higher yielding loans and placing a lesser reliance on the securities portfolio for sources of income.

               For increased flexibility in asset liability management, held to maturity securities were transferred to available for sale effective January 1, 1997.

               Excluding those holdings in the investment security portfolio of U.S. Treasury and U.S. agency and corporation securities, there were no investments in securities of any one issuer which exceeded 10% of shareholders' equity at September 30, 1998.

TABLE 8 - INVESTMENT PORTFOLIO

                                               September 30,                  December 31,
                                                                  ----------------------------------
                                                  1998            1997          1996            1995
                                                  ----            ----          ----            ----
                                                                          (Dollars in thousands)
Available for sale:
  U.S. Treasury and Federal Agencies             $14,054        $19,586        $15,492        $21,606
  State and municipal obligations                 16,531         15,789             --             --
  Asset-backed securities                         20,686         18,857          1,889          2,124
                                                 -------        -------        -------        -------
    Total available for sale                      63,451         54,232         17,381         23,730



HELD TO MATURITY:
  U.S. Treasury and Federal Agencies             $    --        $    --        $18,894        $24,062
  State and municipal obligations                     --             --          9,410          8,940
  Asset-backed securities                             --             --          1,635            805
                                                 -------        -------        -------        -------
    Total held to maturity                            --             --         29,939         33,807
                                                 -------        -------        -------        -------

    Total securities                             $63,451        $54,232        $47,320        $57,537
                                                 =======        =======        =======        =======


TABLE 9 - MATURITY DISTRIBUTION OF SECURITIES

                                                    As of December 31, 1997
                                                    -----------------------
                                                   One       Five
                                        Year      Through   Through   Over
                                         Or        Five       Ten     Ten
                                        Less      Years      Years    Years      Total
                                        ----      -----      -----    -----      -----
                                                      (Dollars in thousands)
Available for sale:
  U.S. Treasury and Federal Agencies   $ 8,288    $ 8,863    $2,435   $    --    $19,586
  State and municipal obligations        1,390      3,306     7,459     3,634     15,789
  Asset-backed securities              -------    -------    ------   -------     18,857
                                                                                 -------
    Total                              $ 9,678    $12,169    $9,894    $3,634    $54,232
                                       =======    =======    ======    ======    =======

Weighted average yield(1)                 5.25%      5.84%     5.36%     5.00%      5.82%

(1) The weighted average yields are calculated on a non tax-equivalent basis.

               DEPOSITS. Managing the mix and repricing of deposit liabilities is an important factor affecting SBI's ability to maximize its net interest margin. The strategies used to manage interest bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management regularly assesses its funding needs, deposit pricing, and interest rate outlook.

               Deposits were $259.7 million at December 31, 1997 having increased $86.1 million, of which the acquisition of First Bank contributed $71.1 million. The remaining increase was primarily due to growth in time deposits. Non-interest bearing deposits to total deposits averaged 10% in 1997 as compared to 13% in 1996 the decrease of which is due to the acquisition of First Bank.

               The table below provides information on the maturities of time deposits of $100,000 or more at December 31, 1997:

              TABLE 10 - MATURITY OF TIME DEPOSITS $100,000 OR MORE

                                                         December 31,
                                                             1997
                                                        (in thousands)

               Maturing 3 months or less                   $    11,476
               Maturing over 3 through 12 months                26,828
               Maturing over 12 months                          11,467
                                                           -----------

                                                           $    49,771
                                                           ===========

               BORROWED FUNDS. SBI's borrowed funds consist of federal funds purchased, securities sold under agreements to repurchase (repurchase agreements), Federal Home Loan Bank advances, a note payable, and other borrowed funds. Levels of other borrowed funds are routinely evaluated by management with consideration given to growth in the loan portfolio, liquidity needs, cost of retail deposits, market conditions, and other factors.

               Federal funds purchased and repurchase agreements increased $6.5 million in 1997 to $17.0 million and can fluctuate greatly depending on the cash needs of the Banks or the Banks' customers. See Note 8 to the Consolidated Financial Statements for additional information on repurchase agreements. Federal Home Loan Bank advances increased $4.3 million during 1997 to $13.3 million, approximately half of which mature in 1998. SBI borrowed $10.0 million from a commercial bank in 1997 used in part to purchase First Bank. This note payable is a term note at LIBOR plus 1.5% with minimum quarterly installments of $345,000 plus interest. The note is secured by all the common stock of First National and First Bank and matures on June 26, 2004. At September 30, 1998, $7.7 million was outstanding on this note.

ASSET/LIABILITY MANAGEMENT

               Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. The Asset/Liability Committees of the Banks are responsible for managing this process. Much of the committees' efforts are focused on minimizing sensitivity to changes in interest rates.

               SBI uses an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effect on interest income are then evaluated. The model projects the effect of instantaneous movements in interest rates of up to 200 basis points. Assumptions based on the historical behavior of the Banks' deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income. Actual results will differ from the model's simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and the application of various management strategies.

               The approved policy established for interest rate risk is stated in terms of change in net interest income given a 100 and 200 basis point immediate and sustained increase or decrease in market interest rates. The current limits in this policy are plus or minus 10% for a 100 basis point change and plus or minus 15% for a 200 basis point change.

               The following table illustrates SBI's estimated consolidated annual earnings sensitivity profile as of June 30, 1998 which is the most recent analysis date available:


                      TABLE 11 - INTEREST RATE SENSITIVITY



                              Decrease in Rates                                  Increase in Rates
                              -----------------                         -------------------------------
                               200           100                             100              200
                           Basis Points  Basis Points        Base       Basis Points       Basis Points
                           ------------  ------------        ----       ------------       ------------
Projected Interest Income
  Loans                      $20,552        $21,551       $ 22,533         $ 23,498           $ 24,460
  Investments                  3,216          3,348          3,441            3,479               3516
  Short-term investments         390            436            482              525                565
                             -------        -------       --------         --------           --------
Total interest income         24,158         25,335         26,456           27,502             28,541

Projected interest expense
  Deposits                     9,066         10,226         11,393           12,569             13,747
  Other borrowings             2,079          2,364          2,648            2,933              3,217
                             -------        -------       --------         --------           --------
Total interest expense        11,145         12,590         14,041           15,502             16,964
                             -------        -------       --------         --------           --------

Net interest income          $13,013        $12,745       $ 12,415         $ 12,000           $ 11,577
Change from base                 598            330             --             (415)              (838)
% Change from base              4.82%          2.66%                          (3.34)%            (6.75)%

     Given an immediate, sustained 100 basis point upward shock to the yield curve used in the simulation model, it is estimated that net interest income would decrease by 3.34%, or 6.75% for a 200 basis point increase. A 100 basis point immediate, sustained downward shock to the yield curve would increase net interest income by an estimated 2.66%, or 4.82% for a 200 basis point increase. These potential changes in net interest income, consolidated and separately for each bank (not shown), are within SBI's approved policy guidelines.

LIQUIDITY

     Liquidity is generally defined as the ability to meet cash flow requirements. SBI manages liquidity at two levels, the parent company and its banking subsidiaries. SBI's primary cash requirement is for repayment of debt used to acquire First Bank followed by dividend payments to its shareholders. SBI's primary source of funds is dividends received from the Banks.

               The Banks' primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments and maturities of loans and securities, growth in deposits and other liabilities, and profits. At September 30, 1998, the Banks had $13.8 million in cash and due from banks and deposits in other banks. Principal reductions received on loans and maturities of investment securities also provides a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities, which provided $2.9 million during the first nine months in 1998. Also, the Banks have established federal funds lines of credit with their correspondent banks which allow the Banks to borrow up to $12.5 million. Finally, the Banks are members of the Federal Home Loan Bank of Cincinnati (FHLB). Based on the Banks' September 30, 1998 stock ownership and available collateral, an additional $21.5 million borrowing capacity is available with the FHLB.

CAPITAL RESOURCES

               Management believes that a strong capital position is paramount to its continued profitability and continued depositor and shareholder confidence. It also provides SBI with flexibility to take advantage of growth opportunities and to accommodate larger commercial loan customers. Regulators have established "risk based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and certain off-balance-sheet items, such as loan commitments and standby letters of credit. Management monitors its capital levels to comply with regulatory requirements. In order to be considered "well capitalized" by the FDIC, financial institutions must maintain a leverage ratio in excess of 5% and a total risk based capital ratio in excess of 10%. As depicted in Note 22 to the Consolidated Financial Statements, at December 31, 1997 SBI and the Banks' capital ratios are in excess of regulatory standards for classification as "well capitalized", except for consolidated total capital to risk-weighted assets which is "adequate". Being considered "well capitalized" is one condition for assessing the federal deposit insurance premiums at the lowest available rate.

IMPACT OF INFLATION

               The consolidated financial statements and notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of SBI operations. Nearly all the assets and liabilities of SBI are financial. As a result, performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. SBI's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

YEAR 2000

               Management has assessed the operational and financial implications of its Year 2000 needs and developed a plan to ensure that data processing systems can properly handle the change. Management has determined that if a business interruption as a result of the Year 2000 issue occurred, such an interruption could be material. The primary effort required to prevent a potential business interruption is the installation of the most current software release of the Banks' core system as provided by a third party software vendor. The third party vendor has stated that Year 2000 remediation and testing efforts will be completed prior to December 31, 1998. In further assurance of this, the Banks have scheduled their own testing throughout the fourth quarter of 1998. Non-compliant hardware will also be replaced concurrent with the installation of the most current software release. Should mission critical system readiness not be achieved by December 31, 1998, the Banks intend to seek alternative solutions, one of which is to accelerate the planned conversion from the Banks' current system to Union Planters' data processing system. Non-mission critical systems, including systems other than data processing with embedded technology, have been evaluated and are included in a remediation schedule according to priority. Management projects the cost of Year 2000 readiness will be in the range of $500,000 to $800,000 the majority of which will be capital assets and expensed over the asset's life. Year 2000 expenses are subject to change and could vary from current estimates if the final requirements for Year 2000 readiness exceed management's expectations.


                           BUSINESS OF UNION PLANTERS

GENERAL

               Union Planters, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As of September 30, 1998, Union Planters had total consolidated assets of approximately $30.5 billion, total consolidated loans of approximately $19.7 billion, total consolidated deposits of approximately $23.3 billion, and total consolidated shareholders' equity of approximately $2.9 billion.

               Union Planters conducts its business activities through UPB, its principal bank subsidiary, and a number of other banking and banking-related subsidiaries. Through its various subsidiaries, Union Planters provides a diversified range of financial services, maintaining at September 30, 1998, 801 banking offices and 1,000 ATMs in the states in which it operates, as follows:

                                  Full Service and
                                   Limited Service
                  State               Branches            ATMs
                                                         ------
                   Alabama              22                  22
                   Arkansas             48                  37
                   Florida              65                  47
                   Illinois             95                 104
                   Indiana              17                  18
                   Iowa                 30                  33
                   Kentucky             28                  26
                   Louisiana            22                  17
                   Mississippi         151                 170
                   Missouri             98                 123
                   Tennessee           209                 375
                   Texas                16                  28
                                       ---               -----
                                       801               1,000
                                       ===               =====

               Acquisitions have been, and are expected to continue to be, an important part of the expansion of Union Planters' business. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters completed the acquisition of 43 institutions with approximately $26.4 billion in total assets. The restated consolidated financial statements of Union Planters included in Exhibit 99.1 to its September 30, 1998 Quarterly Report on Form 10-Q and filed with the Securities and Exchange Commission, and the financial information relating to Union Planters included under "Selected Financial Data" in this proxy statement-prospectus, reflect the financial impact of all of such acquisitions, including the acquisitions completed during 1998.

               In addition, as of September 30, 1998, Union Planters was a party to definitive agreements to acquire five financial institutions in addition to SBI, and to purchase 56 branch locations and assume deposit liabilities of approximately $1.8 billion in Indiana (the "Indiana Branch Purchase" and, together with all other pending acquisitions, the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $3.3 billion at September 30, 1998. For information with respect to these acquisitions, see "-- Recent Developments" below.

               Union Planters expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by Union Planters of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Union Planters capital stock or the incurring of additional indebtedness by Union Planters, and could have a dilutive effect on the earnings or book value per share of Union Planters common stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the merger which are currently pending, see "-- Recent Developments."

               The principal executive offices of Union Planters are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to Union Planters and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

RECENT DEVELOPMENTS

               RECENT SALE OF CREDIT CARD PORTFOLIO. On October 15, 1998, Union Planters sold substantially all of its credit card portfolio to MBNA Bank America, N.A. Union Planters also entered into an agreement with MBNA Bank America, N.A. to sell it a large majority of the credit card portfolios of Union Planters Bank of Kentucky, a wholly owned subsidiary of Union Planters, and of Magna Bank, N.A. which merged into UPB on October 9, 1998. The value of the credit card portfolio sold totaled $460 million. In the fourth quarter of 1998, Union Planters expects to recognize a net gain of $65 to $70 million on a pretax basis and approximately $40 to $43 million after taxes as a result of the sale. Certain estimated costs related to selling the credit card portfolios, including employee severance, equipment write-offs and other fees, have been netted against the gain. Union Planters also expects to charge off approximately $10 million to $15 million of credit card receivables that will not be purchased by MBNA Bank America, N.A. in the fourth quarter of 1998. A smaller portion of the transaction will settle in the first quarter of 1999.

               RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, Union Planters has completed 14 acquisitions, representing approximately $13.5 billion in assets. The financial impact of all of such acquisitions deemed material are reflected in the consolidated financial statements of Union Planters included in its Exhibit 99.1 to the September 30, 1998 Quarterly Report on Form 10-Q and filed with the Securities and Exchange Commission, and in the financial information relating to Union Planters included under "SUMMARY - Selected Financial Data" in this proxy statement-prospectus.

               OTHER PENDING ACQUISITIONS. Union Planters has entered into definitive agreements to acquire the following financial institutions in addition to SBI (collectively, the "Other Pending Acquisitions") which Union Planters' management considers probable of consummation and, which, except as indicated, are expected to close in 1998.


                                               Asset Size                                             Projected
         Institution                         (in Millions)(1)    Type of Consideration(2)            Closing Date
         -----------                         ----------------    ------------------------            ------------
First Mutual Bancorp, Inc. and                   $   370         Approximately 1,100,000              12/31/98
its subsidiary 1st Mutual Bank,                                  shares of Union Planters
S.D., Decatur, Illinois (the "First                              common stock
Mutual Purchase")(3)

La Place Bancshares, Inc. and                         70         Approximately 412,000 shares         12/31/98
subsidiary Bank of La Place of                                   of Union Planters common
St. John the Baptist, Parish, La.,                               stock
La Place, Louisiana

                                               Asset Size                                             Projected
         Institution                         (in Millions)(1)    Type of Consideration(2)            Closing Date
         -----------                         ----------------    ------------------------            ------------
Purchase of 56 branches and                       1,800          $294 million deposit premium        2/12/99
assumption of $1.8 billion of                                    in cash(4)
deposits/liabilities of First
Chicago NBD Corporation in
Indiana ("Indiana Branch
Purchase")(4)

Ready State Bank and its                            595          Approximately 3,214,000             12/31/98
subsidiary Ready Holding, Inc.,                                  shares of Union Planters
Hialeah, Florida                                                 common stock

First & Farmers Bancshares,                         275          $76 million in cash                 1/31/99
Inc. and subsidiaries First &
Farmers Bank of Somerset,
Somerset, Kentucky, and Bank
of Cumberland, Burkesville,
Kentucky (the "Somerset
Purchase")

FSB, Inc. and its subsidiary,                       145          Approximately 907,000 shares        12/31/98
First State Bank of Covington,                                   of Union Planters common
Tennessee                                        ------          stock

                   TOTAL                         $3,255
                                                 ======

--------------------------

(1)  Approximate total assets on September 30, 1998.
(2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms.
(3) Union Planters intends to purchase, in the open market, approximately one million Union Planters common shares to facilitate its purchase of First Mutual Bancorp, Inc.
(4) The purchase price of the premises and equipment to be purchased has not yet been determined.

               FOURTH QUARTER EARNINGS CONSIDERATION. It is expected that either Union Planters or the institutions acquired or to be acquired in connection with the merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the Union Planters organization. Anticipated charges would normally arise from matters such as, but not limited to:

               -    legal, accounting, financial advisory and consulting fees;

               - payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits;

               - costs associated with elimination of duplicate facilities and branch consolidations;

               -    data processing charges;

               -    cancellation of vendor contracts; and

               - other contingencies and similar costs which normally arise from the consolidation of operational activities.

               For a discussion of Union Planters' acquisition program and the significant charges Union Planters has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" on pages A-3, A-4 and A-5 in Union Planters' restated financial statements filed in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1 and
Note 2 to Union Planters' restated audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 also contained in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1. Reference is also made to pages 17, 18, 20 and 21 to Union Planters September 30, 1998 Quarterly Report on Form 10-Q for a discussion of significant charges incurred in the nine months ended September 30, 1998.

               The merger and the Other Pending Acquisitions (with the exception of the Indiana Branch Purchase, the Somerset Purchase and the First Mutual Purchase) are expected to be accounted for as pooling-of-interests. Union Planters currently estimates incurring aggregate pre-tax and after-tax charges in the range of $5 million to $6 million in connection with completing the merger and the Other Pending Acquisitions. Union Planters also expects to incur expenses of approximately $30 million in the fourth quarter of 1998, both as a pretax and after tax basis, primarily in connection with the settlement of employment agreements related to entities acquired in the third quarter of 1998. To the extent that Union Planters' recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. See "SUMMARY - Historical and Pro Forma Comparative Per Share Data."

               The range of anticipated charges to be incurred in connection with consummating the merger and the Other Pending Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this range has been based on the due diligence that has been performed to date in connection with the merger and the Other Pending Acquisitions. The range may be subject to change, and the actual charges incurred may be higher or lower than what is currently contemplated, once the acquired institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. Union Planters regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, Union Planters will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if Union Planters considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since Union Planters regularly engages in acquisitions, such range could change, and you should view such information accordingly.

               Since September 30, 1998, Union Planters has expensed that portion of certain restricted stock grants that would otherwise have remained unrecognized at the recipients earliest possible retirement age. This will have the effect of increasing benefits expense in the fourth quarter of 1998 by approximately $8.9 million pretax and $5.5 million on an after tax basis. Additionally, in connection with the consolidation of certain loan and deposit functions, Union Planters is implementing a plan to image all documents related to loans and deposits. During the fourth quarter of 1998, Union Planters will engage a third party to image all of its current documents. The total expenses estimated to be incurred in the fourth quarter of 1998 related to this project is approximately $4.8 million pretax and $3.29 million on an after tax basis.

               Certain acquisitions during 1998 have significantly increased the goodwill and other intangible costs to $361 million at September 30, 1998. Given changing market conditions, primarily interest rate and the related volatility of the mortgage markets, Union Planters plans to perform a review of the realization of these intangibles and other related assets such as investment securities premiums during the fourth quarter of 1998. The impact of this review cannot be quantified at this time.


                        CERTAIN REGULATORY CONSIDERATIONS

GENERAL

               Union Planters and SBI are bank holding companies registered with the Federal Reserve. As such, Union Planters and SBI and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. The following discussion summarizes the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Union Planters and SBI. A more complete discussion is included in Union Planters' 1997 Annual Report on Form 10-K. See "WHERE YOU CAN FIND MORE INFORMATION."

               Bank holding companies are required to obtain the prior approval of the Federal Reserve before they may:

               - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

               -    acquire all or substantially all of the assets of any bank;
                    or

               -    merge or consolidate with any other bank holding company.

               The Federal Reserve generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. And consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

               Another factor that is gaining increasing scrutiny in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition are undergoing special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions

               Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, Union Planters and any other bank holding company may now acquire a bank located in any state, subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally permits a bank to branch interstate through acquisitions of banks in other states. By adopting legislation prior to June 1, 1997, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Texas, where Union Planters recently completed an acquisition, elected to "opt out," in legislation that expires September 2, 1999. Union Planters has used the Interstate Banking Act to merge substantially all of Union Planters' banking subsidiaries with and into UPB. As a result, that bank is now a multi-state national bank with branches in Alabama, Arkansas, Florida, Illinois, Iowa, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee.

               The Bank Holding Company Act prohibits Union Planters and SBI from:

               (1) engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries; and

               (2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

               In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve has determined the following to be permissible activities of bank holding companies:

               -    factoring accounts receivable;

               -    acquiring or servicing loans;

               -    leasing personal property;

               -    conducting discount securities brokerage activities;

               -    performing certain data processing services;

               - acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions; and

               -    performing certain insurance underwriting activities.

               There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

               The banks owned by Union Planters and SBI are members of the Federal Deposit Insurance Corporation. Their deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. Each bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

               The Federal Deposit Insurance Corporation and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency in the case of national banks supervise the subsidiaries of Union Planters and SBI and regularly examine the operations of such institutions. They have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

               Union Planters and SBI are each legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of Union Planters and SBI, including cash flow to pay dividends to their shareholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Union Planters and SBI, as well as by Union Planters and SBI to their shareholders.

               As to the payment of dividends, each of Union Planters' state-chartered banking subsidiaries is subject to the laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Union Planters' subsidiaries that are thrift institutions are subject to the Office of Thrift Supervision's capital distributions regulations, and those subsidiaries of Union Planters and SBI that are national banks are subject to the regulations of the Office of the Comptroller of the Currency.

               If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

               At September 30,1998, under dividend restrictions imposed under federal and state laws, Union Planters' banking subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to Union Planters of approximately $119 million.

               The payment of dividends by Union Planters and its bank subsidiaries or SBI may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

               Union Planters, SBI and their banking subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Union Planters and SBI, and the appropriate federal banking regulator in the case of each of the banking subsidiaries of Union Planters and SBI. There are two basic measures of capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

               The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

               The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Union Planters' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 17.07% and 13.49%, respectively and SBI's Total Capital Ratio and Tier 1 Capital Ratio were 9.59% and 8.43%, respectively.

               In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Union Planters' Leverage Ratio at September 30, 1998, was 9.29% and SBI's Leverage Ratio at September 30, 1998 was 5.93%. The guidelines also provide that bank holding companies that experience internal growth or make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

               Each of the banks of Union Planters is subject to risk-based and leverage capital requirements adopted by its federal banking regulator. Those requirements are similar to those adopted by the Federal Reserve for bank holding companies. Banking regulators may establish higher capital requirements for a particular institution based upon the institution's risk profile including, without limitation, exposure to interest rate risk. Each of the banks of Union Planters and SBI was in compliance with those minimum capital requirements as of September 30, 1998. No federal banking agency has advised Union Planters, SBI or their bank subsidiaries of any specific minimum capital ratio requirement applicable to it.

               A bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. Remedies could include the issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation, and a prohibition on the taking of brokered deposits. As described below, substantial additional restrictions can be imposed upon Federal Deposit Insurance Corporation-insured depository institutions that fail to meet their capital requirements. See "-- Prompt Corrective Action."

               The federal bank regulators have raised the capital requirements that apply to banks beyond their current levels. The Federal Reserve, the Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency have amended the risk-based capital standards that calculate changes in a bank's net economic value attributable to increases and decreases in market interest rates and require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The Office of Thrift Supervision has also included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

               Under Federal Reserve policy, Union Planters and SBI are expected to act as a source of financial strength for, and commit its resources to support, each respective Union Planters or SBI bank. This support may be required at times when Union Planters or SBI may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

               A depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. SBI and Union Planters' banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of any of SBI or Union Planters' banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against Union Planters' banking or thrift affiliates, and a potential loss of Union Planters' investments in its other banks.

PROMPT CORRECTIVE ACTION

               The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions, and are authorized to take other discretionary actions. The severity of the actions will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the

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
Federal Deposit Insurance Corporation Improvement Act of 1991 requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified the relevant capital level for each category.

A depository institution is deemed to be well capitalized if it

               -    has a Total Capital Ratio of 10% or greater;
               -    has a Tier 1 Capital Ratio of 6.0% or greater;
               -    has a Leverage Ratio of 5.0% or greater; and
               - is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

A depository institution is considered to be adequately capitalized if it has

               -    a Total Capital Ratio of 8.0% or greater;
               -    a Tier 1 Capital Ratio of 4.0% or greater; and
               -    a Leverage Ratio of 4.0% or greater.

A depository institution is considered to be undercapitalized if it has

               -    a Total Capital Ratio of less than 8.0%;
               -    a Tier 1 Capital Ratio of less than 4.0%; or
               -    a Leverage Ratio of less than 4.0%.

A depository institution is considered to be significantly undercapitalized if it has

               -    a Total Capital Ratio of less than 6.0%;
               -    a Tier 1 Capital Ratio of less than 3.0%; or
               -    a Leverage Ratio of less than 3.0%.

               An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. "Tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets, with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

               An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. In addition, a bank holding company must guarantee that a subsidiary bank meet its capital restoration plan. This obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. Except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation, undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business. In addition, its federal banking agency is given authority with respect to any undercapitalized institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of the Federal Deposit Insurance Corporation Improvement Act of 1991.

               For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, its federal banking agency must require the institution to:

               (1) sell enough shares, including voting shares, to become adequately capitalized;

               (2) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

               (3)  restrict certain transactions with its banking affiliates;

               (4)  restrict transactions with bank or non-bank affiliates;

               (5) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;"

               (6)  restrict asset growth or reduce total assets;

               (7)  alter, reduce, or terminate activities;

               (8)  hold a new election of directors;

               (9) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

               (10) employ "qualified" senior executive officers;

               (11) cease accepting deposits from correspondent depository institutions;

               (12) divest certain nondepository affiliates which pose a danger to the institution; or

               (13) be divested by a parent holding company. In addition, without the prior approval of its federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

                   DESCRIPTION OF UNION PLANTERS CAPITAL STOCK

               Union Planters' charter currently authorizes the issuance of 300,000,000 shares of Union Planters common stock and 10,000,000 shares of Union Planters Preferred Stock. On October 31, 1998, 136,063,035 shares of Union Planters common stock were outstanding and approximately 11,819,841 shares were earmarked for issuance in connection with currently outstanding Union Planters options, Union Planters' dividend reinvestment plan, two small convertible debt issues and with respect to conversion rights of currently outstanding Union Planters Series E preferred stock. In addition, on October 31, 1998, 968,865 shares of Union Planters' 8% Cumulative, Convertible Series E preferred stock, were outstanding. On October 31, 1998, none of Union Planters' 750,000 authorized shares of Series A preferred stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UNION PLANTERS DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UNION PLANTERS COMMON STOCK

               GENERAL. Shares of Union Planters common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the Union Planters board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, Union Planters' charter or bylaws or the rules of the New York Stock Exchange. UPB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Union Planters common stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 1 South Church Street, Belleville, Illinois 62220.

               DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the Union Planters preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding Union Planters preferred stock, the holders of the Union Planters common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the Union Planters board of directors.

               Union Planters has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Union Planters common stock and Union Planters preferred stock. Union Planters has no such arrangements in effect at the date hereof. In December 1996, Union Planters caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("Union Planters Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, Union Planters would be prohibited from paying dividends on any Union Planters common stock or Union Planters preferred stock if all quarterly payments on the Union Planters Capital Securities had not been paid in full. The Union Planters Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

               LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Union Planters, after distribution in full of the preferential amounts required to be distributed to the holders of Union Planters preferred stock, holders of Union Planters common stock will be entitled to receive all of the remaining assets of Union Planters, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of Union Planters common stock held. The Union Planters board of directors may distribute in kind to the holders of Union Planters common stock such remaining assets of Union Planters or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Union Planters common stock. Neither the merger or consolidation of Union Planters into or with any other corporation, nor the merger of any other corporation into Union Planters, nor any purchase or redemption of shares of stock of Union Planters of any class, shall be deemed to be a dissolution, liquidation, or winding-up of Union Planters for purposes of this paragraph.

               Because Union Planters is a holding company, its right and the rights of its creditors and shareholders, including the holders of Union Planters preferred stock and Union Planters common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that Union Planters itself may be a creditor having recognized claims against such subsidiary.

               For a further description of Union Planters common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UNION PLANTERS PREFERRED STOCK

               SERIES A PREFERRED STOCK. Union Planters' charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the Union Planters board of directors) of Series A preferred stock under certain circumstances involving a potential change in control of Union Planters. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A preferred stock is described in more detail in Union Planters' registration statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (Securities and Exchange Commission File No. 0-6919) which is incorporated by reference herein.

               SERIES E PREFERRED STOCK. As of October 31, 1998, 968,865 shares of Series E preferred stock were outstanding. All shares of Series E preferred stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E preferred stock is convertible at the rate of 1.25 shares of Union Planters common stock for each share of Series E preferred stock. The Series E preferred stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at Union Planters' option and with the prior approval of the Federal Reserve, are subject to redemption by Union Planters at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of

Series E preferred stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                  OTHER MATTERS

               As of the date of this proxy statement-prospectus, SBI's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.


                              SHAREHOLDER PROPOSALS

               Union Planters expects to hold its next annual meeting of shareholders in April 1999, after the merger. Under Securities and Exchange Commission rules, proposals of Union Planters shareholders intended to be presented at that meeting must be received by Union Planters at its principal executive offices no later than November 12, 1998. It is not currently anticipated that SBI will hold its annual meeting unless the merger should not be consummated. In the event the merger is not consummated, proposals of SBI shareholders intended to be presented at that meeting must have been received by SBI at its principal executive offices no later than March 1, 1999.



                                     EXPERTS

               The consolidated financial statements of Union Planters and subsidiaries incorporated in this proxy statement-prospectus by reference to
Exhibit 99.1 to Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The consolidated financial statements of SBI as of December 31, 1997 and the year then ended, included in this proxy statement-prospectus have been audited by Eskew & Gresham, PSC, independent accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Eskew & Gresham, PSC subsequently merged with and is succeeded by Crowe, Chizek and Company, LLP.

               The consolidated financial statements of SBI as of the years ended December 31, 1996 and December 31, 1995 (and the notes thereto) have been included in this proxy statement-prospectus in reliance upon the report of Marr, Miller & Myers, P.S.C., independent certified accountants, given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

               The legality of the shares of Union Planters common stock to be issued in the merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters. E. James House, Jr. is an officer of, and receives compensation from, Union Planters.

               Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs, Memphis, Tennessee.


                       WHERE YOU CAN FIND MORE INFORMATION

               Union Planters files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Union Planters at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               Union Planters filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Union Planters common stock offered to the SBI shareholders. The registration statement contains additional information about Union Planters and the Union Planters common stock. The Securities and Exchange Commission allows Union Planters to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission's public reference facilities described above.

               This proxy statement-prospectus incorporates important business and financial information about Union Planters and SBI that is not included in or delivered with this proxy statement-prospectus. The following documents filed with the Securities and Exchange Commission by Union Planters are incorporated by reference in this proxy statement-prospectus (Securities and Exchange Commission File No. 1-10160):

               (1) Union Planters' Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K promulgated by the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);

               (2) Union Planters' Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and the amendment thereto filed on Form 10-Q/A;

               (3) Union Planters' Quarterly Report on Form 10-Q for the six months ended June 30, 1998;

               (4) Union Planters' Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (which includes restated historical consolidated financial statements of Union Planters and related management's discussion and analysis of financial condition and results of operations of operations of Union Planters, giving effect to the significant acquisitions Union Planters has consummated since December 31, 1997);


               (5) Union Planters' Current Reports on Form 8-K dated January 15, 1998, February 22, 1998, April 16, 1998, July 10, 1998
                    July 16, 1998, September 1, 1998, September 8, 1998, October 15, 1998, and October 16, 1998;

               (6) The description of the current management and board of directors of Union Planters contained in the proxy statement of Union Planters filed pursuant to Section 14(a) of the Exchange Act for Union Planters's Annual Meeting of Share holders held on April 16, 1998;

               (7) Union Planters' Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (Securities and Exchange Commission File No. 0-6919) in connection with Union Planters' designation and authorization of its Series A Preferred Stock; and

               (8) The description of the Union Planters common stock contained in Union Planters' registration statement under Section 12(b) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

               Union Planters also incorporates by reference additional documents filed by it pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to final adjournment of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. In particular, reference is made to the Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, which includes restated consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Union Planters, giving effect to the acquisitions Union Planters has consummated since December 31, 1997. See "BUSINESS OF UNION PLANTERS - Recent Developments."


               You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus (page v) contains information about how such requests should be made.


               All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Union Planters was supplied by Union Planters, and all information contained in this proxy statement-prospectus or incorporated herein by reference with respect to SBI was supplied by SBI.

                                                                      APPENDIX A




                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 7, 1998

                                     BETWEEN

                           UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION,

                                       and

                             SOUTHEAST BANCORP, INC.

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER....................  1
         1.1      Merger....................................................  1
         1.2      Time and Place of Closing.................................  1
         1.3      Effective Time............................................  1
         1.4      Restructure of Transaction................................  2

                                   ARTICLE 2
                                TERMS OF MERGER.............................  2
         2.1      Charter...................................................  2
         2.2      Bylaws....................................................  2
         2.3      Directors and Officers....................................  2

                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES......................  2
         3.1      Conversion of Shares......................................  2
         3.2      Exchange Ratio Adjustment Provisions......................  3
         3.3      Shares Held by Subject Company or Parent..................  3
         3.4      Fractional Shares.........................................  3
         3.5      Conversion of Stock Options...............................  3

                                   ARTICLE 4
                               EXCHANGE OF SHARES...........................  4
         4.1      Exchange Procedures.......................................  4
         4.2      Rights of Former Subject Company Shareholders.............  5

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY..........  5
         5.1      Organization, Standing, and Power.........................  5
         5.2      Authority; No Breach by Agreement.........................  6
         5.3      Capital Stock.............................................  6
         5.4      Subject Company Subsidiaries..............................  7
         5.5      Financial Statements......................................  7
         5.6      Absence of Undisclosed Liabilities........................  8
         5.7      Absence of Certain Changes or Events......................  8
         5.8      Tax Matters...............................................  8
         5.9      Assets....................................................  9
         5.10     Intellectual Property..................................... 10
         5.11     Environmental Matters..................................... 10
         5.12     Compliance With Laws...................................... 11
         5.13     Labor Relations........................................... 11
         5.14     Employee Benefit Plans.................................... 11
         5.15     Material Contracts........................................ 13
         5.16     Legal Proceedings......................................... 13
         5.17     Reports................................................... 13
         5.18     Statements True and Correct............................... 14

         5.19     Accounting, Tax, and Regulatory Matters................... 14
         5.20     Articles of Incorporation Provisions; Takeover Laws....... 14

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT................ 15
         6.1      Organization, Standing and Power.......................... 15
         6.2      Authority; No Breach by Agreement......................... 15
         6.3      Capital Stock............................................. 15
         6.4      Parent Subsidiaries....................................... 16
         6.5      Financial Statements...................................... 16
         6.6      Absence of Undisclosed Liabilities........................ 17
         6.7      Absence of Certain Changes or Events...................... 17
         6.8      Tax Matters............................................... 17
         6.9      Environmental Matters..................................... 17
         6.10     Compliance With Laws...................................... 18
         6.11     Legal Proceedings......................................... 18
         6.12     Reports................................................... 18
         6.13     Statements True and Correct............................... 19
         6.14     Accounting, Tax, and Regulatory Matters................... 19

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION................ 19
         7.1      Affirmative Covenants of Subject Company.................. 19
         7.2      Negative Covenants of Subject Company..................... 19
         7.3      Covenants of Parent....................................... 21
         7.4      Adverse Changes in Condition.............................. 21
         7.5      Reports................................................... 22

                                   ARTICLE 8
                              ADDITIONAL AGREEMENTS......................... 22
         8.1      Registration Statement; Proxy Statement; Shareholder
                    Approval................................................ 22
         8.2      Exchange Listing.......................................... 22
         8.3      Applications.............................................. 22
         8.4      Filings With State Offices................................ 22
         8.5      Agreement as to Efforts to Consummate..................... 22
         8.6      Investigation and Confidentiality......................... 23
         8.7      Press Releases............................................ 23
         8.8      Certain Actions........................................... 23
         8.9      Tax Treatment............................................. 24
         8.10     Agreement of Affiliates................................... 25
         8.11     Employee Benefits and Contracts........................... 25
         8.12     Indemnification........................................... 25

                                   ARTICLE 9
                 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......... 26
         9.1      Conditions to Obligations of Each Party................... 26
         9.2      Conditions to Obligations of Parent....................... 27
         9.3      Conditions to Obligations of Subject Company.............. 28

                                   ARTICLE 10
                                  TERMINATION............................... 30
         10.1     Termination............................................... 30
         10.2     Effect of Termination..................................... 30
         10.3     Non-Survival of Representations and Covenants............. 30

                                   ARTICLE 11
                                  MISCELLANEOUS............................. 31
         11.1     Definitions............................................... 31
         11.2     Expenses.................................................. 37
         11.3     Brokers and Finders....................................... 37
         11.4     Entire Agreement.......................................... 37
         11.5     Amendments................................................ 37
         11.6     Waivers................................................... 37
         11.7     Assignment................................................ 38
         11.8     Notices................................................... 38
         11.9     Governing Law............................................. 39
         11.10     Counterparts............................................. 39
         11.11     Captions................................................. 39
         11.12     Interpretations.......................................... 39
         11.13     Enforcement of Agreement................................. 39
         11.14     Severability............................................. 39

                                            EXHIBITS

         EXHIBIT 1     PLAN OF MERGER
         EXHIBIT 2     AFFILIATE AGREEMENT
         EXHIBIT 3     FORM OF EMPLOYMENT AGREEMENT
         EXHIBIT 4     FORM OF NON-COMPETITION AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 7, 1998, by and between Southeast Bancorp, Inc., a Kentucky corporation having its principal office located in Corbin, Kentucky ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

         The Boards of Directors of Subject Company, Merger Subsidiary and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.1, 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent, and Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the FRB, the KDFI, the TDFI, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and KRS 271B.11-070 of the KBCA, and with the effect provided in Section 48-21-108 of the TBCA and KRS 271B.11-060 of the KBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Secretary of State of the Commonwealth of Kentucky (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective

                            UPC/-S.E. Bancorp Page 1

Time to occur as soon as is reasonably practicable on a date designated by Parent which date shall be within 30 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the KBCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; or (v) would materially impede or delay consummation of the Merger. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1      Conversion of Shares. Subject to the provisions of this
Article 3 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


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



                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive Eleven and Eighty-Seven One Hundredths (11.87) shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d)      Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Exchange Ratio Adjustment Provisions. The Exchange Ratio set forth in Section 3.1(c) is based on the understanding that there shall be no more than 105,308 shares of Subject Company Common Stock outstanding immediately prior to the Effective Time (assuming, for purposes of this provision, that all Subject Company Options outstanding had in fact been exercised), and should there be more than 105,308 shares of Subject Company Common Stock outstanding (adjusted for Subject Company Options) immediately prior to the Effective Time, the Exchange Ratio would be proportionately adjusted downward accordingly. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         3.5      Conversion of Stock Options.

         (a) At the Effective Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards, ("Subject Company Options") granted by Subject Company under the Subject Company Stock Agreements, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with

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



respect to Parent Common Stock, and Parent shall assume each Subject Company Option, in accordance with the terms of the applicable Subject Company Stock Agreements, and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Salary and Benefits Committee shall be substituted for Subject Company and the committee of Subject Company's Board of Directors (including, if applicable, the entire Board of Directors of Subject Company), or other administrator responsible for administering such Subject Company Stock Agreements, (ii) each Subject Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Parent Common Stock subject to such Subject Company Option shall be equal to the number of shares of Subject Company Common Stock subject to such Subject Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share (rounding down with respect to any "incentive stock options"), and (iv) the per share exercise price under each such Subject Company Option shall be adjusted by dividing the per share exercise price under each such Subject Company Option by the Exchange Ratio and rounding to the nearest cent (rounding up with respect to any "incentive stock options"). Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Subject Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Parent and Subject Company agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

         (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Subject Company Options an appropriate notice setting forth such participant's rights pursuant thereto and the grants under such Subject Company Stock Agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger including any acceleration of option vesting resulting from the Merger), and Parent shall comply with the terms of each Subject Company Stock Agreement to ensure, subject to the provisions of such Subject Company Stock Agreement, that Subject Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         (c) All contractual restrictions or limitations on transfer with respect to Subject Company Common Stock awarded under the Subject Company Stock Agreements or any other plan, program, or Contract of Subject Company or any of the Subject Company Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section
3.1 of this Agreement.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Agreement. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the

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



Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent or Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth on the Subject Company Disclosure Memorandum, as follows:

         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of

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



the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required of Subject Company for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval, the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Kentucky and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Subject Company, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults and Liens which are not, and for such Consents, which, if not obtained are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists solely of (i) 500,000 shares of Subject Company Common Stock, of which not more than 101,376 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 105,308 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time (inclusive of all shares of Subject Company Common Stock that would be issued and outstanding at the Effective Time if all outstanding Subject Company Options issued pursuant to the Subject Company Stock Agreements had been exercised prior to the Effective Time), and (ii) 500 shares of Subject Company Preferred Stock, none of which are issued and outstanding as of the date of this Agreement and none of which will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully

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



paid and nonassessable under the KBCA and Subject Company's Articles of Incorporation and Bylaws. None of the outstanding shares of capital stock of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company. As of the date of this Agreement, there are outstanding options to purchase not more than 3,932 shares of Subject Company Common Stock in the aggregate.

                  (b) Other than as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4      Subject Company Subsidiaries. Subject Company has disclosed in
Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in
Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any Rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiaries that are a depository institution are The First National Bank and Trust Company of Corbin and First Bank of East Tennessee, National Association (the "Banks"). The Banks are each an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Banks are each a member of the Bank Insurance Fund. The minute books and other organizational documents (and all amendments thereto) for Subject Company, the Banks, and each other Subject Company Subsidiary that would qualify as a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Subject Company have been or will be made available to Parent for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

         5.5 Financial Statements. Subject Company has delivered to Parent (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the audited consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of December

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



31, 1997, and 1996, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 1997, 1996 and 1995, (ii) the unaudited consolidated statements of financial position of Subject Company (including related notes and schedules, if any) as of and for March 31, 1998, and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the three-months ended March 31, 1998 and 1997, (iii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to March 31, 1998, and prior to the Closing Date (audited if for a fiscal year end), and (iv) all Call Reports (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by Subject Company and the Banks for the years ended December 31, 1997, 1996, and 1995, together with any correspondence with the SEC or with any other Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "Subject Company Financial Statements"). Such Subject Company Financial Statements (i) were (or will be) prepared from the Records of Subject Company and/or each Subject Company Subsidiary; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, Subject Company's and each Subject Company Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Subject Company's and each Subject Company Subsidiary's financial condition and the results of Subject Company's and each Subject Company Subsidiary's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances, as reasonably determined by Subject Company management, for loan losses, for ORE reserves, and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are of such a character or an amount which, under GAAP, is required to be reserved or accrued against, and which are accrued or reserved against in the consolidated balance sheets of Subject Company as of March 31, 1998, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Subject Company Financial Statements made available prior to the date of this Agreement or disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                  (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit

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




examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Subject Company have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                  (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision, as reasonably determined by Subject Company management, for any material Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                  (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                  (e) Subject Company and the Subject Company Subsidiaries are in material compliance with, and the records of Subject Company and each of the Subject Company Subsidiaries contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997, except in connection with the transactions contemplated pursuant to this Agreement.

                  (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any material Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective material Assets. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries, except for instances in which the failure to be in such condition is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms,

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assuming the enforceability with respect to third parties to such Contracts, of which Subject Company has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Kentucky and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

         5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any material Defaults thereunder by Subject Company or a Subject Company Subsidiary. Subject Company or a Subject Company Subsidiary owns, is the valid licensee of, or otherwise has the unrestricted right to use in the manner in which it is or has been used, all such Intellectual Property rights free and clear of all Liens or claims of infringement. To the Knowledge of Subject Company, neither Subject Company, any of the Subject Company Subsidiaries, nor any of their respective predecessors has infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on Subject Company) and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as set forth in Section 5.10 of the Subject Company Disclosure Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of Subject Company, no officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries, except any such Contracts which are not reasonably likely to have, individually in the aggregate, a Material Adverse Effect on Subject Company.

         5.11 Environmental Matters. Except as set forth in Section 5.11 of the Subject Company Disclosure Memorandum:

                  (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or

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any of the Subject Company Subsidiaries or any of their respective Operating
Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of
(i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Neither Subject Company nor any of the Subject Company Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company), (ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, nor to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

         5.14     Employee Benefit Plans. (a) Subject Company has disclosed in
Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this

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Agreement copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company, the Subject Company Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) All Subject Company Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the Knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries is subject to a material Tax imposed by Section 4975 of the Internal Revenue Code or a civil penalty imposed by Section 502(i) of ERISA.

                  (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any material withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                  (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans.

                  (f) Except as set forth in Section 5.14(f) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject

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Company or any of the Subject Company Subsidiaries under any Subject Company
Benefit Plan, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Document filed by Subject Company prior to the date of this Agreement if Subject Company was required to file SEC Documents (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in material Default thereunder; (iii) neither Subject Company nor any Subject Company Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder.

         5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1995, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such

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reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither Subject Company nor any of its Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Subject Company in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Subject Company or any Subject Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Articles of Incorporation Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Plan of Merger from, and the transactions contemplated hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Articles of Incorporation or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").




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                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent hereby represents and warrants to Subject Company, except as set forth on Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent and Merger Subsidiary are each a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Both Parent and Merger Subsidiary are each duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.2 Authority; No Breach by Agreement. (a) Parent and Merger Subsidiary each have the corporate power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Subsidiary. Subject to the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Kentucky and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent and/or Merger Subsidiary, nor the consummation by Parent and Merger Subsidiary, of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws or of Merger Subsidiary's Charter of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Parent consists solely of (i) 300,000,000 shares of Parent Common Stock, of which approximately 127,129,000 shares were issued and outstanding as of July 31, 1998, and (ii) 10,000,000 shares of Parent Preferred Stock, of which approximately 1,090,866 shares of Parent Series E Preferred Stock were issued and outstanding as of July 31, 1998. Since July 31, 1998 and prior to the date of this Agreement, UPC has consummated five (5) acquisitions in which it will issue, in the aggregate, approximately 3.4 million additional shares of Parent Common Stock. All of the issued and outstanding shares of Parent Capital Stock

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are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the TBCA and Parent's Restated Charter of Incorporation and Bylaws. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person.

         6.4 Parent Subsidiaries. Parent owns all of the issued and outstanding capital stock of Merger Subsidiary, and Parent or one of the Parent Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Parent Subsidiaries which would qualify as a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Parent. No capital stock (or other equity interest) of any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, is or may become required to be issued (other than to another Parent Subsidiary) by reason of any Rights, and there are no Contracts by which Parent or any of the Parent Subsidiaries which is a Significant Subsidiary of Parent, is bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of the Parent Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary which is wholly-owned by Parent or which would qualify as a Significant Subsidiary of Parent, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary which would qualify as a Significant Subsidiary of Parent and held by Parent or any Parent Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Parent Subsidiary which qualifies as a Significant Subsidiary of Parent, has been issued in violation of any preemptive rights of any Person. Each Parent Subsidiary is either a bank, federal savings bank, or a savings association, partnership, limited liability company or a corporation, and each such Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The minute book and other organizational documents (and all amendments thereto) for each of Parent, Merger Subsidiary and each Parent Subsidiary that qualifies as a Significant Subsidiary of Parent, have been made available to Subject Company for its review, and are true and complete in all material respects as in effect as of the date of this Agreement. A true, accurate and complete list of each Parent Subsidiary is included in Section 6.4 of the Parent Disclosure Memorandum.

         6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated

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



results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of March 31, 1998, included in the Parent Financial Statements made available prior to the date of this Agreement, or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid (i) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transaction contemplated by this Agreement.

         6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Parent SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.8 Tax Matters. (a) All material Tax Returns required to be filed by or on behalf of Parent or any of the Parent Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, or refund Litigation with respect to any material Taxes, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Parent have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Parent or any of the Parent Subsidiaries.

                  (b) Adequate provision for any material Taxes due or to become due for Parent or any of the Parent Subsidiaries for the period or periods through and including the date of the respective Parent Financial Statements has been made and is reflected on such Parent Financial Statements.

                  (c) Material deferred Taxes of Parent and the Parent Subsidiaries have been provided for in accordance with GAAP.

         6.9 Environmental Matters. (a) To the Knowledge of Parent, each of Parent and the Parent Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) To the Knowledge of Parent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Parent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor, to the Knowledge of Parent, is there any reasonable basis for any Litigation of a type described in this sentence.

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




                  (c) During the period of (i) Parent's or any of the Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of the Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of the Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the period of (i) Parent's or any of Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent,there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.10 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent), (ii) threatening to revoke any Permits, or
(iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.12 Reports. Since January 1, 1995, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


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




         6.13 Statements True and Correct. None of the information supplied or to be supplied by Parent expressly for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.14 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement, or (iii) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in Section 7.1 of the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent set forth in Section 7.2 of the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                  (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $100,000 (for Subject

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



Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, without limitation, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Subject Company Common Stock at a rate not in excess of $1.85 per share, with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                  (d) except for this Agreement and pursuant to the Subject Company Stock Agreements, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any other capital stock of Subject Company or any Subject Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business,
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits

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




(other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                  (h) enter into or amend any employment Contract between Subject Company or any Subject Company Subsidiary and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; or

                  (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or any Subject Company Subsidiary for material money damages or restrictions upon the operations of Subject Company or any Subject Company Subsidiary; or

                  (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; and (iii) cause to be voted all of the shares of Merger Subsidiary common stock it owns in favor of the Merger. Parent further agrees to use its reasonable efforts to consummate the Merger on or prior to December 31, 1998; provided, however, this covenant shall not be construed as requiring Parent to take any action, or refuse to take any action, which it reasonably believes to be in the long-term best interest of Parent and its Subsidiaries, or to submit or agree to conditions or commitments requested or required by Regulatory Authorities to which Parent would not otherwise agree or commit.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

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




         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of such entity for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. Parent shall prepare and file the Registration Statement, of which the Subject Company Proxy Statement shall form a part, with the SEC, and use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Subject Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. Subject Company shall call the Subject Company Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Subject Company Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors and officers of Subject Company (subject to compliance with its or their fiduciary duties as advised by counsel) shall use their reasonable efforts to obtain shareholder approval of the Merger.

         8.2 Exchange Listing. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, Parent shall provide Subject Company and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company each agree to execute and file Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the Commonwealth of Kentucky in connection with the Closing.

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to

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





consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or its respective Representatives shall affect the representations and warranties of any other Party.

                  (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
(b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1,
8.2 and 8.3 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

                  (c) Subject Company shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with Subject Company to preserve the confidentiality of the information relative to Subject Company and its Subsidiaries provided to such Persons and their Affiliates and Representatives.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition

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



Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of Three Million Dollars ($3,000,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Subject Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this Section 8.8(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company, (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or equity) whatsoever against Subject Company, or any officer of director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) The requirements, conditions, and obligations imposed by Section 8.8(b) shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time; (ii) September 30, 1999; or (iii) the date on which this Agreement shall have been terminated (A) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (B) by Subject Company pursuant to Section 10.1(b) or 10.1(c) of this Agreement; (C) by Subject Company pursuant to Section 10.1(e), unless the failure to consummate the transactions contemplated by this Agreement by March 31, 1999 results from or is related to pending or threatened Litigation arising out of or in connection with the Merger or an Acquisition Proposal related to Subject Company or any Subject Company Subsidiary, in which case the date shall be extended to that date which is thirty (30) days after the final termination of such Litigation or threatened Litigation; or (D) by either Party pursuant to Section 10.1(d)(i) of this Agreement, after which time all of the requirements, conditions and obligations imposed by Section 8.8(b) shall lapse and be of no further effect.

         8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.


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




         8.10     Agreement of Affiliates. Subject Company has disclosed in
Section 8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans.

         8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under any of Tennessee Law, Subject Company's Articles of Incorporation or Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory

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



to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                  (c) If Parent or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 8.12.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unreasonable by Parent.

                  (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Tax Matters. Parent and Subject Company shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, in form and substance reasonably satisfactory to Parent and Subject Company, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a)

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




of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code, (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock),
(iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received), (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                  (a)      Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Section 5.3 of this Agreement shall each be true and correct. The representations and warranties of Subject Company in Sections 5.19 and 5.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                  (d) Parent Pooling Letter. Parent shall have received a letter, dated as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse\Coopers to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                  (e) Consents and Approvals. Subject Company shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing

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
of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or Parent.

                  (f) Employment Agreement. James D. Rickard shall have executed and delivered at Closing an employment agreement substantially similar to the form of agreement attached hereto as Exhibit 3.

                  (g) Legal Opinion. Subject Company shall have delivered to Parent an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Parent, to the effect that:

                                    (i)      Subject Company is a corporation
duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky;

                                    (ii)     This Agreement, including the Plan
of Merger attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Subject Company, and (assuming this Agreement is a binding obligation of Parent and Merger Subsidiary) constitute a valid and binding obligation of Subject Company, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion; and

                                    (iii)    The execution, delivery and
performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Subject Company.

                  (h) Non-Compete Agreements. Each of the directors of Subject Company shall have entered into a Non-Compete Agreement substantially in the form of Exhibit 4 attached hereto. For directors of either Subject Company or either Bank, but who are not also officers of one of the Banks, the term shall be for one year after their termination of service as a director of Subject Company or one of the Banks. For those directors who are also officers of one or both of the Banks, the term shall be for two years after their termination of service as a director or officer, whichever is the latter date. Noncompetition provisions for Mr. Rickard shall be as contained in his proposed employment agreement; provided, however, that should Mr. Rickard refuse to enter into an employment agreement substantially similar to Exhibit 3 hereto and Parent waive that condition to its obligation to close, this condition shall apply to Mr. Rickard.

                  (i) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 9.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                  (a)      Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Section 6.14(i) and (ii) shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Section 6.14(i) and (ii)) such that the aggregate effect of such inaccuracies has, or is reasonably likely

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



to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and/or Merger Subsidiary to be performed and complied with by Parent and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, actions of Parent as sole shareholder of Merger Subsidiary approving the Merger, all in such reasonable detail as Subject Company shall request.

                  (d) Consents and Approvals. Parent and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (e) Employment Agreement. James D. Rickard shall have been offered an employment agreement substantially similar to the from of agreement attached hereto as Exhibit 3.

                  (g) Legal Opinion. Parent and Merger Subsidiary shall have delivered to Subject Company an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Subject Company, to the effect that:

                                    (i)      Parent and Merger Subsidiary are
each a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

                                    (ii)     This Agreement, including the Plan
of Merger attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Parent and Merger Subsidiary, and (assuming this Agreement is a binding obligation of Subject Company) constitute a valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion; and

                                    (iii)    The execution, delivery and
performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Parent and Merger Subsidiary.

                  (h) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 9.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on Parent.



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



                                   ARTICLE 10
                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or

                  (b) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                  (c) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the KBCA and this Agreement at the Subject Company Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that the Merger shall not have been consummated by March 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e) or should the failure to consummate by that date be due to or arising out of Litigation with respect to any Acquisition Proposal to which the Parties, or any of them, are a Party, then such date shall be extended until 45 days after the final termination or resolution of such Litigation.

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, and none of Parent, Merger Subsidiary or Subject Company or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, (ii) Section 8.8 shall be governed by its terms; and (iii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for any willful breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.


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





                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

         "Agreement" shall mean this Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the Commonwealth of Kentucky relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Subtitle 13 of Chapter 27IB of the KBCA.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are


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




administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the entity under consideration would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exchange Agent" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning ascribed to such term in
Section 3.1(c) of this Agreement.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or applicable Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning ascribed to such term in
Section 8.12 of this Agreement.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KBCA" shall mean the Kentucky Business Corporation Act.

         "KDFI" shall mean the Department of Financial Institutions of the Commonwealth of Kentucky.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.


                            UPC/-S.E. Bancorp Page 32

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet delinquent, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement and/or the Supplemental Letter (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement and/or the Supplemental Letter.

         "Merger" shall mean the merger of Subject Company with and into Merger Subsidiary.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly-owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.


                            UPC/-S.E. Bancorp Page 33

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent" shall mean Union Planters Corporation, a Tennessee corporation.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of March 31, 1998, and as of December 31, 1997 and 1996, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998, and for each of the three years ended December 31, 1997, 1996 and 1995, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock, and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and Union Planters Bank, National Association, as Rights Agent.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean Subject Company, Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.


                            UPC/-S.E. Bancorp Page 34

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the FRB, the TDFI, the KDFI, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NYSE, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Significant Subsidiary" shall have the meaning ascribed such to such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

         "Subject Company" shall mean Southeast Bancorp, Inc., a Kentucky corporation.

         "Subject Company Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Common Stock" shall mean the common stock, no par value per share, of Subject Company.

         "Subject Company Contracts" shall have the meaning ascribed to such term in Section 5.15 of this Agreement.


                            UPC/-S.E. Bancorp Page 35

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent.

         "Subject Company ERISA Plan" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Financial Statements" shall have the meaning ascribed to such term in Section 5.5 of this Agreement.

         "Subject Company Preferred Stock" shall mean the no par value preferred stock of Subject Company.

         "Subject Company Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Subject Company Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Options" shall have the meaning ascribed such term in
Section 3.5(a) of the Agreement.

         "Subject Company Stock Agreements", and each, a "Subject Company Stock Agreement" shall mean the following agreements: Agreement dated May 10, 1994 granting James Rickard options to purchase 1,000 shares of Subject Company Common Stock at $140.00 per share; Agreement dated December 23, 1996 granting James Rickard options to purchase 3,000 shares of Subject Company Common Stock at $221.84 per share; and Agreements dated December 24, 1996, granting Robert Bryant, Steve Tolliver and Timothy Barnes each the right to purchase 250 shares of Subject Company Common Stock at $221.84 per share.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Supplemental Letter" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements with respect to certain employment matters following the Effective Time in addition to those included in this Agreement.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Takeover Laws" shall have the meaning ascribed to such term in Section
5.20 of this Agreement.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs

                            UPC/-S.E. Bancorp Page 36
duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the applicable Party.

         "TBCA" shall mean the Tennessee Business Corporation Act.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2     Expenses. (a) Except as otherwise provided in this Section
11.2 and in Section 8.8, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Subject Company Proxy Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Subject Company Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1997.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as disclosed in Section 11.3 of such Party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such Party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein, including, but not limited to, the Supplemental Letter) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in the Supplemental Letter and in Sections 3.5, 8.11 and
8.12 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would

                           UPC/-S.E. Bancorp Page 37
result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                  (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent and/or Merger Subsidiary, to waive or extend the time for the compliance or fulfillment by Parent and/or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except in accordance with Section 1.4 of this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                         Southeast Bancorp, Inc.
                                         100 North Main Street
                                         Corbin, KY  40701
                                         Attention:  James D. Rickard, CEO
                                         Telephone Number: (606) 528-2500
                                         Telecopy Number: (606) 528-4649

Copy to Subject Company Counsel:         Stoll, Keenon & Park, LLP
                                         201 E. Main Street, Suite 1000
                                         Lexington, KY 40507
                                         Attention:  J. David Smith, Jr., Esq.
                                         Telephone Number: (606) 231-3062
                                         Telecopy Number: (606)  253-1093

Parent:                                  Union Planters Corporation
                                         7130 Goodlett Farms Parkway
                                         Memphis, Tennessee  38018
                                         Attention:  Jackson W. Moore
                                         Telecopy Number:  (901) 580-2939
                                         Telephone Number: (901) 580-6093


                            UPC/-S.E. Bancorp Page 38

Copy to Parent Counsel:                  Union Planters Corporation
                                         7130 Goodlett Farms Parkway
                                         Memphis, Tennessee  38018
                                         Attention:  E. James House, Jr., Esq.
                                         Telecopy Number:  (901) 580-2939
                                         Telephone Number: (901) 580-6596
                                                      and

                                         Wyatt, Tarrant & Combs
                                         6075 Poplar Avenue, Suite 650
                                         Memphis, Tennessee 38017
                                         Attention:  R. Nash Neyland, Esq.
                                         Telecopy Number:  (901) 537-1010
                                         Telephone Number: (901) 537-1023


         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                            UPC/-S.E. Bancorp Page 39

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                          SOUTHEAST BANCORP, INC


By: /s/ David N. Huff            By: /s/ James D. Rickard
   -------------------------        -----------------------------------------
   David N. Huff, President         James D. Rickard, Chief Executive Officer


[CORPORATE SEAL]



ATTEST:                          UNION PLANTERS CORPORATION

By: /s/ E. James House, Jr.      By: /s/ Benjamin W. Rawlins, Jr.
   -------------------------        ---------------------------------
   E. James House, Jr.              Benjamin W. Rawlins, Jr.
   Secretary                        Chairman & Chief Executive Officer



ATTEST:                          UNION PLANTERS HOLDING CORPORATION


By: /s/ E. James House, Jr.      By: /s/ Jackson W. Moore
   -------------------------        ---------------------------------
   E. James House, Jr.              Jackson W. Moore
   Secretary                        President & Chief Operating Officer


[CORPORATE SEAL]



                            UPC/-S.E. Bancorp Page 40

                                                                      APPENDIX B

                                 PLAN OF MERGER

                                       of

                             SOUTHEAST BANCORP, INC.

                                  with and into

                       UNION PLANTERS HOLDING CORPORATION

                                 PLAN OF MERGER
                                       OF
                             SOUTHEAST BANCORP, INC.
                                  WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), Southeast Bancorp, Inc. ("Subject Company"), a corporation organized and existing under the laws of the Commonwealth of Kentucky, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent").

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain merger agreement dated as of August 7, 1998 between Parent, Merger Subsidiary and Subject Company (the "Agreement"), of which this Plan of Merger is Exhibit 1.

                                    ARTICLE 1
                                 TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Plan of Merger and the Agreement, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and KRS 271B.11-070 of the KBCA, and with the effect provided in Section 48-21-108 of the TBCA and KRS 271B.11-060 of the KBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Commonwealth of Kentucky (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the


                               Plan of Merger - 1

Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1      Conversion of Shares. Subject to the provisions of this
Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive Eleven and Eighty-Seven One Hundredths (11.87) shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d)      Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Exchange Ratio Adjustment Provisions. The Exchange Ratio set forth in Section 3.2(c) of this Plan of Merger (and Section 3.2(c) of the Agreement) is based on the understanding that there shall be no more than 105,308 shares of Subject Company Common Stock outstanding immediately prior to the Effective Time (assuming, for purposes of this provision, that all Subject Company Options outstanding had in fact been exercised), and should there be more than 105,308 shares of Subject Company Common Stock outstanding (adjusted for Subject Company Options) immediately prior to the Effective Time, the Exchange Ratio would be proportionately adjusted downward accordingly. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case


                               Plan of Merger - 2
other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         3.5      Conversion of Stock Options.

                  (a) At the Effective Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards, ("Subject Company Options") granted by Subject Company under the Subject Company Stock Agreements, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Parent Common Stock, and Parent shall assume each Subject Company Option, in accordance with the terms of the applicable Subject Company Stock Agreements, and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Salary and Benefits Committee shall be substituted for Subject Company and the committee of Subject Company's Board of Directors (including, if applicable, the entire Board of Directors of Subject Company), or other administrator responsible for administering such Subject Company Stock Agreements, (ii) each Subject Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Parent Common Stock subject to such Subject Company Option shall be equal to the number of shares of Subject Company Common Stock subject to such Subject Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share (rounding down with respect to any "incentive stock options"), and (iv) the per share exercise price under each such Subject Company Option shall be adjusted by dividing the per share exercise price under each such Subject Company Option by the Exchange Ratio and rounding to the nearest cent (rounding up with respect to any "incentive stock options"). Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Subject Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Parent and Subject Company agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Subject Company Options an appropriate notice setting forth such participant's rights pursuant thereto and the grants under such Subject Company Stock Agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger including any acceleration of option vesting resulting from the Merger), and Parent shall comply with the terms of each Subject Company Stock Agreement to ensure, subject to the provisions of such Subject Company Stock Agreement, that Subject Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (c) All contractual restrictions or limitations on transfer with respect to Subject Company Common Stock awarded under the Subject Company Stock Agreements or any other plan, program, or Contract of Subject Company or any of the Subject Company Subsidiaries, to the extent that such restrictions or limitations shall not

                               Plan of Merger - 3
have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Plan of Merger. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of the Agreement or this Plan of Merger notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Subject Company Common Stock

                               Plan of Merger - 4
certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Plan of Merger.

                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the Subject Company shareholders.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.




                               Plan of Merger - 5

                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

ATTEST:                         Southeast Bancorp, Inc.

By:  /s/ David N. Huff          By:      /s/  James D. Rickard
  -------------------------            -----------------------------------------
  David N. Huff, President             James D. Rickard, Chief Executive Officer


[CORPORATE SEAL]



ATTEST:                         UNION PLANTERS CORPORATION

By:  /s/  E. James House, Jr.   By:      /s/ Benjamin W. Rawlins, Jr.
  ---------------------------          -----------------------------------------
  E. James House, Jr., Secretary       Benjamin W. Rawlins, Jr.
                                       Chairman & Chief Executive Officer



ATTEST:                         UNION PLANTERS HOLDING CORPORATION


By:  /s/  E. James House, Jr.   By:      /s/ Jackson W. Moore
  ---------------------------          -----------------------------------------
  E. James House, Jr., Secretary         Jackson W. Moore
                                         President & Chief Operating Officer

[CORPORATE SEAL]

















                               Plan of Merger - 6

                                                                      APPENDIX C





                        INDEX TO SOUTHEAST BANCORP, INC.
                              FINANCIAL STATEMENTS




Report of Independent Auditors..........................................................  C-2

Report of Independent Auditors..........................................................  C-3

Consolidated Balance Sheets as of September 30, 1998 (Unaudited),
  December 31, 1997 and December 31, 1996...............................................  C-4

Consolidated Statements of Income for the Nine Months Ended
  September 30, 1998 and 1997 (Unaudited) and the Years Ended
  December 31, 1997, 1996 and 1995......................................................  C-5

Consolidated Statements of Stockholders' Equity for the Nine Months
  Ended September 30, 1998 (Unaudited) and the Years Ended
  December 31, 1997, 1996 and 1995......................................................  C-7

Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited) and the Years
  Ended December 31, 1997, 1996 and 1995................................................  C-8

Notes to Consolidated Financial Statements..............................................  C-10

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Southeast Bancorp, Inc.
Corbin, Kentucky


We have audited the accompanying consolidated balance sheet of Southeast Bancorp, Inc. as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southeast Bancorp, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Eskew & Gresham, PSC


Lexington, Kentucky
February 11, 1998

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Southeast Bancorp, Inc.
Corbin, Kentucky


We have audited the accompanying consolidated balance sheet of Southeast Bancorp, Inc. as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southeast Bancorp, Inc. at December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



/s/ Marr, Miller & Myers, PSC


Corbin, Kentucky
January 6, 1997

                            SOUTHEAST BANCORP, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                            September 30, 1998               December 31
        ASSETS                                                 (unaudited)              1997               1996
Cash and cash equivalents:
   Cash and due from banks                                     $  9,433,849        $ 10,203,996        $  6,494,377
   Federal funds sold                                             3,620,000             709,000                   0
                                                               ------------        ------------        ------------
     Total cash and cash equivalents                           $ 13,053,849        $ 10,912,996        $  6,494,377
Deposits in other banks                                             754,486           1,277,073                   0
Investment securities:
   Available for sale                                            63,450,775          54,232,391          17,380,931
   Held to maturity                                                       0                   0          29,938,505
Loans                                                           241,944,840         244,530,516         156,543,522
Allowance for loans losses                                       (2,996,821)         (2,911,734)         (1,999,625)
                                                               ------------        ------------        ------------
Net loans                                                       238,948,019         241,618,782         154,543,897
Premises and equipment                                            8,074,659           8,064,983           3,656,114
Federal Home Loan Bank stock                                      2,170,900           2,065,200           1,529,400
Federal Reserve Bank stock                                          392,050             284,750             192,000
Deferred income taxes                                                     0                   0             195,674
Interest receivable                                               2,720,542           2,677,699           1,919,211
Goodwill                                                          5,372,386           5,542,039                   0
Other assets                                                        938,392           1,349,173             451,143
                                                               ------------        ------------        ------------

TOTAL ASSETS                                                   $335,876,058        $328,025,086        $216,301,252
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand - non-interest bearing                               $ 25,086,266        $ 24,185,387        $ 18,419,614
   Demand - interest bearing                                     56,467,992          46,525,577          30,079,262
   Savings                                                       15,377,657          18,456,789          12,157,922
   Time deposits                                                165,031,907         170,515,011         112,960,545
                                                               ------------        ------------        ------------
     Total deposits                                            $261,963,822        $259,682,764        $173,617,343
Federal funds purchased and securities sold under
   agreements to repurchase                                      17,489,273          17,000,272          10,494,931
Federal Home Loan Bank advances                                  17,857,964          13,250,938           8,922,987
Note payable                                                      7,730,553           8,810,000                   0
Other borrowed funds                                              3,463,605           2,233,014           1,745,796
Interest payable                                                    867,008             680,788             608,949
Deferred income taxes                                               637,269             842,590                   0
Other liabilities                                                   276,092             460,680             342,251
                                                               ------------        ------------        ------------
   Total liabilities                                           $310,285,586        $302,961,046        $195,732,257

STOCKHOLDERS' EQUITY:
   Series A Preferred stock, 500 shares authorized,
     20 shares (1997) issued and outstanding                   $          0        $  2,000,000        $          0
   Common stock, no par value, 500,000 shares authorized,
     101,408 shares (1998) 100,558 shares (1997) and
     100,544 shares (1996) issued and outstanding                 6,049,405           5,926,313           5,897,976
   Net unrealized gain (loss) on securities available for
     sale, net of tax                                               540,400             199,401             (39,537)
   Retained earnings                                             19,000,667          16,938,326          14,710,556
                                                               ------------        ------------        ------------
     Total stockholders' equity                                $ 25,590,472        $ 25,064,040        $ 20,568,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $335,876,058        $328,025,086        $216,301,252


                See notes to consolidated financial statements.

                            SOUTHEAST BANCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME


                                         Nine Months Ended September 30                Year Ended December 31
                                              1998             1997            1997            1996               1995
                                           (unaudited)      (unaudited)

INTEREST INCOME:
   Loans, including fees                    $17,111,409      $12,918,559      $18,558,511      $13,575,772        $12,289,362
   Investment securities:
     Taxable                                  1,833,942        1,724,473        2,192,380        2,600,862          2,866,323
     Non-taxable                                627,021          416,996          589,688          502,707            468,155
   Federal funds sold                           214,740          138,543          184,659          111,395            164,389
   Deposits in other banks                       49,625                0           89,762            1,729                  0
   Other                                        130,342           58,028          151,574          116,139            108,411
                                            -----------      -----------      -----------      -----------        -----------
                                            $19,967,079      $15,256,599      $21,766,574      $16,908,604        $15,896,640
INTEREST EXPENSE:
   Deposits                                 $ 8,631,892      $ 6,509,548      $ 9,400,077      $ 7,066,203        $ 6,711,799
   Federal funds purchased and
     securities sold under agreements
     to repurchase                              607,900          414,467          603,057          468,720            666,967
   Note payable                                 486,116          161,958          327,567                0                  0
   Other borrowed funds                         931,271          411,057          562,981          593,303            630,798
                                            -----------      -----------      -----------      -----------        -----------
                                            $10,657,179      $ 7,497,030      $10,893,682      $ 8,128,226        $ 8,009,564

Net interest income                         $ 9,309,900      $ 7,759,569      $10,872,892      $ 8,780,378        $ 7,887,076
Provision for loan losses                       409,112          396,275          587,206          371,866            889,510
                                            -----------      -----------      -----------      -----------        -----------

Net interest income after provision
  for loan losses                           $ 8,900,788      $ 7,363,294      $10,285,686      $ 8,408,512        $ 6,997,566

OTHER INCOME:
   Service charges and fees                 $ 1,301,655      $   997,739      $ 1,411,098      $   673,301        $   592,701
   Securities gains (losses), net                 5,126           13,364           12,447           (3,580)            37,872
   Other                                        130,629          167,045          250,766          142,778            109,807
                                            -----------      -----------      -----------      -----------        -----------
                                            $ 1,437,410      $ 1,178,148      $ 1,674,311      $   812,499        $   740,380
OTHER EXPENSES:
   Salaries and employee benefits           $ 2,932,543      $ 2,429,850      $ 3,609,749      $ 2,649,653        $ 2,500,991
   Occupancy expense                            490,658          433,280          534,419          461,368            387,665
   Furniture and equipment expense              609,120          507,720          626,234          617,844            549,337
   Taxes other than payroll and income          184,085          168,671          264,954          197,000            189,131
   Marketing                                    125,306          181,213          281,427          162,672            158,733
   Directors fees                               159,654          155,815          194,225          157,775            110,525
   Professional fees                            556,201          187,575          281,628          172,879            147,337
   Goodwill amortization                        169,573           54,896          109,791                0                  0
   Other                                      1,427,838          840,986        1,484,540          936,161            862,766
                                            -----------      -----------      -----------      -----------        -----------
                                            $ 6,654,978      $ 4,960,006      $ 7,386,967      $ 5,355,352        $ 4,906,485

Income before income taxes                  $ 3,683,220      $ 3,581,436      $ 4,573,030      $ 3,865,659        $ 2,831,461
Provision for income taxes                    1,014,784        1,109,170        1,505,567        1,137,809            766,232
                                            -----------      -----------      -----------      -----------        -----------

NET INCOME                                  $ 2,668,436      $ 2,472,266      $ 3,067,463      $ 2,727,850        $ 2,065,229

                            SOUTHEAST BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                                            Nine Months Ended September 30               Year Ended December 31
                                                1998             1997            1997            1996               1995
                                           (unaudited)      (unaudited)

OTHER COMPREHENSIVE INCOME
   (LOSS), NET OF TAX:
   Change in unrealized gain (loss)
     on securities                          $   346,125      $    65,901      $   251,385      $   (79,372)       $   330,669
   Reclassification of realized amount           (5,126)         (13,364)         (12,447)           3,580            (37,872)
                                            -----------      -----------      -----------      -----------        -----------

   Net unrealized gain (loss)
     recognized in comprehensive
     income                                 $   340,999      $    52,537      $   238,938      $   (75,792)       $   292,797
                                            -----------      -----------      -----------      -----------        -----------

COMPREHENSIVE INCOME                        $ 3,009,435      $ 2,524,803      $ 3,306,401      $ 2,652,058        $ 2,358,026



Basic Earnings Per Share                    $     25.99      $     24.14      $     29.64      $     27.12        $     20.55
Diluted Earnings Per Share                  $     25.64      $     24.02      $     29.46      $     27.02        $     20.49


                See notes to consolidated financial statements.

                            SOUTHEAST BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)


                                                                                      Net Unrealized                     Total
                                                    Preferred           Common          Gain (Loss)      Retained     Stockholders'
                                                      Stock             Stock          on Securities     Earnings        Equity

Balances, January 1, 1995                          $          0      $  5,875,200      $   (256,542)   $ 11,219,037    $ 16,837,695
Net income                                                    0                 0                 0       2,065,229       2,065,229
Net change in unrealized gain (loss)
   on securities available for sale, net
   of tax                                                     0                 0           292,797               0         292,797
Dividends paid on common stock
   ($5.80 per share)                                          0                 0                 0        (582,784)       (582,784)
                                                   ------------      ------------      ------------    ------------    ------------
Balances, December 31, 1995                        $          0      $  5,875,200      $     36,255    $ 12,701,482    $ 18,612,937

Sale of 160 shares of common stock                            0            29,600                 0               0          29,600
Purchase of 96 shares of common stock                         0            (6,824)                0         (14,754)        (21,578)
Net income                                                    0                 0                 0       2,727,850       2,727,850
Net change in unrealized gain (loss)
   on securities available for sale, net
   of tax                                                     0                 0           (75,792)              0         (75,792)
Dividends paid on common stock
   ($7.00 per share)                                          0                 0                 0        (704,022)       (704,022)
                                                   ------------      ------------      ------------    ------------    ------------
Balances, December 31, 1996                        $          0      $  5,897,976      $    (39,537)   $ 14,710,556    $ 20,568,995

Issuance of preferred stock                           2,000,000                 0                 0               0       2,000,000
Sale of 180 shares of common stock                            0            39,537                 0               0          39,537
Purchase of 166 shares of common stock                        0           (11,200)                0         (27,935)        (39,135)
Net income                                                    0                 0                 0       3,067,463       3,067,463
Net change in unrealized gain (loss)
   on securities available for sale, net
   of tax                                                     0                 0           238,938               0         238,938
Dividends paid on preferred stock                             0                 0                 0         (88,027)        (88,027)
Dividends paid on common stock
   ($7.20 per share)                                          0                 0                 0        (723,731)       (723,731)
                                                   ------------      ------------      ------------    ------------    ------------
Balances, December 31, 1997                        $  2,000,000      $  5,926,313      $    199,401    $ 16,938,326    $ 25,064,040

Retirement of preferred stock (unaudited)            (2,000,000)                0                 0               0      (2,000,000)
Sale of 850 shares of common stock
   (unaudited)                                                0           123,092                 0               0         123,092
Net income (unaudited)                                        0                 0                 0       2,668,436       2,668,436
Net change in unrealized gain (loss)
   on securities available for sale, net
   of tax (unaudited)                                         0                 0           340,999               0         340,999
Dividends paid on preferred stock (unaudited)                 0                 0                 0         (44,945)        (44,945)
Dividends paid on common stock
   ($5.55 per share) (unaudited)                              0                 0                 0        (561,150)       (561,150)
                                                   ------------      ------------      ------------    ------------    ------------
BALANCES, SEPTEMBER 30, 1998 (unaudited)           $          0      $  6,049,405      $    540,400    $ 19,000,667    $ 25,590,472


                See notes to consolidated financial statements.

                            SOUTHEAST BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  Nine Months Ended September 30                 Year Ended December 31
                                                      1998             1997             1997            1996               1995
                                                  (unaudited)      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
   Net income                                    $  2,668,436     $  2,472,266     $  3,067,463    $  2,727,850     $  2,065,229
   Adjustments to reconcile net income to
    net cash provided by operating activities:
       Depreciation and amortization                  663,175          430,952          600,693         447,220          398,130
       Net premium amortization
         on investment securities                       2,881            2,520           24,210          26,891           99,147
       Provision for loan losses                      409,112          396,275          587,206         371,866          889,510
       Deferred income taxes                         (380,987)         314,055          190,998          61,882          128,211
       Federal Home Loan Bank stock
         dividends                                   (105,700)         (89,500)        (133,900)       (102,400)               0
       Net realized (gains) losses on sales
         and calls of investment securities            (5,126)         (13,364)         (12,447)          3,580          (37,872)
       Changes in:
         Interest receivable                          (42,843)        (251,259)        (125,958)       (101,899)        (132,754)
         Other assets                                (268,860)          68,272          (26,275)         35,229            4,749
         Interest payable                             186,220           68,117          (12,564)         13,765          160,113
         Other liabilities                           (184,588)        (138,241)        (191,570)            (50)         (37,717)
                                                 ------------     ------------     ------------    ------------     ------------
           Net cash provided by operating
              activities                         $  2,941,720     $  3,260,093     $  3,967,856    $  3,483,934     $  3,536,746

CASH FLOWS FROM INVESTING
 ACTIVITIES:
   Purchases of securities held to maturity      $          0     $          0     $          0    $ (9,076,360)    $(12,129,667)
   Purchases of securities available for sale     (27,820,875)      (7,379,419)     (18,113,908)     (3,980,312)      (4,993,125)
   Proceeds from sales of securities
     available for sale                             5,005,126        8,399,904       15,540,344       3,048,799        3,579,013
   Proceeds from principal payments and
    maturities of securities held to maturity               0                0                0      10,223,884        7,000,000
   Proceeds from principal payments and
    maturities of securities available for sale    14,116,275        3,499,432        6,110,382       9,857,750        2,000,000
   Net decrease (increase) in deposits in
     other banks                                      522,587        3,833,031        2,555,958               0          425,000
   Net change in loans                              2,039,330      (23,924,879)     (28,113,376)    (20,944,558)      (8,064,427)
   Net purchases of premises and equipment           (503,198)        (516,357)      (1,073,121)       (488,804)        (762,494)
   Purchases of Federal Home Loan Bank stock                0                0                0               0          (90,900)
   Purchases of Federal Reserve Bank stock           (107,300)               0                0               0                0
   Proceeds from sale of real estate
     acquired through foreclosure                     901,962           12,010                0         185,525          107,657
   Cash payment related to acquisition, net
    of cash received                                        0      (12,303,518)     (12,303,518)              0                0
                                                 ------------     ------------     ------------    ------------      -----------
     Net cash used in investing activities       $ (5,846,093)     (28,379,796)    $(35,397,239)   $(11,174,076)    $(12,928,943)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
   Net change in deposits                        $  2,281,058      $19,506,211      $14,528,848    $  7,964,746     $ 12,757,211
   Net change in federal funds purchased and
     securities sold under agreements to
     repurchase                                       489,001        2,075,069        6,505,341      (1,201,016)        (760,671)
   Proceeds from note payable                               0       10,000,000       10,000,000               0                0
   Payments on note payable                        (1,079,447)        (875,000)      (1,190,000)              0                0
   Advances from Federal Home Loan Bank            14,000,000                0        7,000,000               0                0
   Payments on Federal Home Loan Bank
     advances                                      (9,392,974)        (499,987)      (2,672,049)       (635,143)        (635,143)

                            SOUTHEAST BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


                                                Nine Months Ended September 30            Year Ended December 31
                                                      1998           1997          1997           1996            1995
                                                  (unaudited)    (unaudited)

   Net change in other borrowed funds              1,230,591         15,204        487,218              0         36,496
   Issuance (redemption) of preferred
     stock                                        (2,000,000)     2,000,000      2,000,000              0              0
   Proceeds from sale of common stock                123,092         38,437         39,537         29,600              0
   Purchase of common stock                                0        (39,135)       (39,135)       (21,578)             0
   Dividends paid                                   (606,095)      (587,905)      (811,758)      (704,022)      (582,784)
                                                 -----------    -----------    -----------    -----------    -----------
     Net cash provided by financing activities   $ 5,045,226    $31,632,894    $35,848,002    $ 5,432,587    $10,815,109

Net increase (decrease) in cash and cash
  equivalents                                    $ 2,140,853    $ 6,513,191    $ 4,418,619    $(2,257,555)   $ 1,422,912

Cash and cash equivalents at beginning
  of period                                       10,912,996      6,494,377      6,494,377      8,751,932      7,329,020
                                                 -----------    -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS
  AT END OF PERIOD                               $13,053,849    $13,007,568    $10,912,996    $ 6,494,377    $ 8,751,932

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
   Cash paid during the year for -
     Interest expense                            $10,470,959    $ 7,344,510    $10,906,246    $ 8,114,461    $ 7,849,451
     Income taxes                                $ 1,100,000    $ 1,019,130    $ 1,419,130    $   988,159    $   616,258

SUPPLEMENTAL SCHEDULE OF
  NON-CASH INVESTING ACTIVITIES:
     Loans transferred to real estate acquired
       through foreclosure                       $   222,321    $   772,344    $   755,128    $    38,525    $   121,500
     Reclassification of securities held to
         maturity as available for sale          $         0    $29,938,505    $29,938,505    $         0    $         0


                See notes to consolidated financial statements.

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Basis of Presentation - The consolidated financial statements include the accounts of Southeast Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, First National Bank and Trust Company (First National) and First Bank of East Tennessee, N.A. (First Bank). All material intercompany transactions and balances have been eliminated.

         B. Nature of Operations - The Company is a bank holding company and is subject to regulation by the Federal Reserve. The Banks operate under National charters, and provide full banking services, including trust services. The Banks are subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

         C. Estimates in Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         D. Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

         E. Investment Securities - The Banks classify their investment security portfolios into three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Banks have no investments classified as trading or held to maturity securities.

         All investment securities are classified as available for sale and are carried at fair value. Adjustments from amortized cost to fair value are recorded in stockholders' equity, net of related income tax, under net unrealized gain (loss) on securities available for sale. The adjustment is computed on the difference between fair value and cost, adjusted for amortization of premiums and accretion of discounts, which are recorded as adjustments to interest income on a constant yield method.

         Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

         F. Loans - Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest is recognized as income using a method which approximates the interest method. Interest income on other loans is recognized on the accrual basis except for those loans on a nonaccrual income status. The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers' financial conditions are such that collection of interest is doubtful. When interest accrual is discontinued, interest income is subsequently recognized only to the extent cash payments are received.

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' abilities to pay. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

         The allowance for loan losses on impaired loans is determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate or the fair value of the underlying collateral. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. The entire change in present value of expected cash flows is reported as provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for loan losses that otherwise would be reported.

         G. Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally by straight-line and accelerated methods over the estimated useful lives of the premises and equipment.

         H. Income Taxes - The Company and the Banks file a consolidated income tax return. The Banks are charged or credited an amount equal to the tax that would have been applicable on a separate return basis.

         The Company uses the liability method for computing deferred income taxes. Under the liability method, deferred income taxes are based on the change in the deferred tax liability or asset established for the expected future tax consequences of differences in the financial reporting and tax bases of assets and liabilities. The differences relate principally to the allowance for loan losses, unrealized gain (loss) on investment securities available for sale, Federal Home Loan Bank stock, discount accretion on investment securities, bank premises and equipment, and deferred compensation.

         I. Trust Department - Revenues from trust department services are recorded on the accrual basis. Securities and other properties, except cash deposits, held by the trust department in a fiduciary or agency capacity are not included in the financial statements since such items are not assets of the Bank.

         J. Real Estate Acquired Through Foreclosure - Real estate properties, other than Company premises, acquired through, or in lieu of, loan foreclosures are initially recorded at fair value at the date of acquisition. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses.

         K. Marketing - The Company charges all marketing expenses to operations when incurred. No amounts have been established for any future benefits relative to these expenditures.

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         L. Per Share Information - In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" under which basic and diluted earnings per share are computed. All prior amounts have been restated to be comparable. Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional common shares issuable under stock options. Adoption of the Statement did not change the earnings per share amounts previously reported by the Company for prior periods.

         N. Comprehensive Income - The Company adopted SFAS No. 130, "Reporting Comprehensive Income" effective for the interim period ended September 30, 1998. This Standard requires reporting of comprehensive income, defined as changes in equity other than those resulting from investments by or distributions to stockholders. Net income, plus or minus "other comprehensive income" results in comprehensive income. The only item of other comprehensive income applicable to the Company is the change in unrealized gain or loss on securities available for sale. Comprehensive income is reported on the statement of income. Periods prior to September 30, 1998 were restated to meet the current reporting format.

         O. Recent Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard changes the way public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are parts of a company for which separate information is available which is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in evaluating performance. Required disclosures for operating segments include total segment revenues, total segment profit or loss, and total segment assets. The standard also requires disclosures regarding revenues derived from products and service (or similar groups of products or services), countries in which the company derives revenue or holds assets, and about major customers, regardless of whether this information is used in operating decision making. The Company is required to adopt the disclosure requirements in its 1998 annual report, and in interim periods in 1999. The 1999 interim period disclosures are required to include comparable 1998 information.

         On June 16, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This new standard requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. The Corporation is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

         P. Unaudited Financial Statements - Financial information at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is unaudited. In the opinion of management of the Company, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The statements of income, cash flows and changes in stockholders' equity for the nine months ended September 30, 1998 are not necessarily indicative of the statements of income, cash flows and changes in stockholders' equity which may be expected for the year ending December 31, 1998.

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         M. Reclassifications - Certain reclassifications have been made in the financial statements to conform to the current presentation.

2.       RESTRICTIONS ON CASH AND DUE FROM BANKS

         Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors. The average balance requirement was $1,095,000 at December 31, 1997.

3.       ACQUISITION

         On July 1, 1997, the Company acquired all of the outstanding shares of First Bank of East Tennessee, N. A., Lafollette, Tennessee, for cash. The total acquisition cost was $18,690,203, which exceeded the fair value of tangible assets acquired by $5,651,831. This excess "goodwill" is being amortized on a straight line basis over 25 years. This combination was accounted for as a purchase and the results of operations of First Bank are included in the consolidated financial statements from July 1, 1997.

         The fair value of assets acquired and liabilities assumed as of the acquisition date are as follows:

                                              (In thousands)
         Assets
           Cash and due from banks               $ 6,387
           Deposits in other banks                 3,833
           Investment securities                  10,097
           Net loans                              60,304
           Premises and equipment                  3,827
           Other assets                            1,243
                                                 -------
              Total assets                       $85,691

         Liabilities
           Deposits                              $71,537
           Other liabilities                       1,116
                                                 -------
              Total liabilities                  $72,653

         Net assets acquired                     $13,038

         Cash consideration                       18,690
                                                 -------
         Cost in excess of net assets acquired   $ 5,652

         In connection with the acquisition of First Bank, the Company entered into a consulting and non-competition agreement with the former president of First Bank. The agreement requires semiannual payments of $25,000 through June 30, 2002. The Company recognized $25,000 of expense in 1997 related to this agreement.

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



4.       INVESTMENT SECURITIES

         During 1997, the Banks sold certain investment securities previously classified as held to maturity. As a result, all investment securities have been reclassified as available for sale. The effect of the reclassification was to decrease unrealized gains and losses on securities by $56,284 which is included in the net change in unrealized gain (loss) on securities available for sale in the statement of changes in stockholders' equity.

         Amortized cost and fair value of investment securities available for sale at December 31, 1997 are as follows:

                                           Amortized      Unrealized      Unrealized        Fair
                                             Cost           Gains           Losses          Value

U. S. Treasury securities                $ 4,157,627      $  29,140       $  (3,883)     $ 4,182,884
Obligations of U. S. government
   agencies                               15,437,167         35,508         (69,149)      15,403,526
Obligations of states and political
   subdivisions                           15,513,166        293,344         (17,269)      15,789,241
Asset-backed securities                   18,819,080        114,716         (77,056)      18,856,740
                                         -----------      ---------       ---------      -----------
                                         $53,927,040      $ 472,708       $(167,357)     $54,232,391

         Amortized cost and fair value of investment securities by category at December 31, 1996 are as follows:

                                           Amortized      Unrealized      Unrealized        Fair
                                             Cost           Gains           Losses          Value

Available for sale:
   U. S. Treasury securities             $ 8,996,142      $  45,916       $ (29,245)     $ 9,012,813
   Obligations of U. S. government
         agencies                          6,507,014          8,066         (36,355)       6,478,725
   Asset-backed securities                 1,937,743          4,723         (53,073)       1,889,393
                                         -----------      ---------       ---------      -----------
     Total available for sale            $17,440,899      $  58,705       $(118,673)     $17,380,931


Held to maturity:
   Obligations of U. S. government
         agencies                        $18,894,052      $  25,605       $(196,686)     $18,722,971
   Obligations of states and
     political subdivisions                9,409,575        135,176         (67,900)       9,476,851
   Asset-backed securities                 1,634,878         18,625               0        1,653,503
                                         -----------      ---------       ---------      -----------
     Total available for sale            $29,938,505      $ 179,406       $(264,586)     $29,853,325

                            SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



4.       INVESTMENT SECURITIES (CONTINUED)

         The amortized cost and fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized        Fair
                                                              Cost           Value

         Due in one year or less                          $ 9,687,729    $ 9,678,405
         Due after one year through five years             12,107,529     12,169,196
         Due after five years through ten years             9,738,722      9,894,300
         Due after ten years                                3,573,980      3,633,750
                                                          -----------    -----------
                                                          $35,107,960    $35,375,651
         Asset-backed securities                           18,819,080     18,856,740
                                                          -----------    -----------
                                                          $53,927,040    $54,232,391

  Information about sales of available for sale securities is as follows:


                                           1997               1996           1995

         Proceeds from sales           $ 15,540,344       $ 3,048,799    $ 3,579,013
         Realized gains                      22,367             3,357         37,872
         Realized losses                      9,920             6,937              0

         Investment securities having an approximate carrying value of $35,933,000 and $35,287,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, trust deposits and for other purposes as required or permitted by law.

5.       LOANS

         Major classifications of loans are summarized as follows:

                                                 December 31
                                            1997               1996

         Commercial                    $114,597,721       $ 86,913,014
         Residential real estate         88,456,116         39,077,047
         Consumer                        41,251,522         30,340,516
         Other                              225,157            212,945
                                       ------------       ------------
                                       $244,530,516       $156,543,522

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)

5.       LOANS (CONTINUED)

         Changes in the allowance for loan losses were as follows:


                                                          1997              1996                1995
         Balance, beginning of year                   $ 1,999,625       $ 1,800,000       $ 2,050,000
             Acquired balance                             805,717                 0                 0
             Loans charged off                           (677,000)       (1,113,329)       (1,239,477)
             Recoveries                                   196,186           941,088            99,967
             Provision for loan losses                    587,206           371,866           889,510
                                                      -----------       -----------       -----------
         Balance, end of year                         $ 2,911,734       $ 1,999,625       $ 1,800,000

         Impaired loans consisted of the following as of and for the year end December 31:


                                                          1997            1996            1995
         Impaired loans                                  $ 889,000       $ 360,000       $  784,000
         Average balance during the year                   889,000         483,000        1,984,000
         Amount of allowance for loan losses
           allocated                                       171,000          50,000          298,000
         Interest income recognized                          5,000               0                0
         Cash-basis income recognized                        5,000               0                0

         In the normal course of business, the Bank makes loans to officers and directors, and companies in which they have a beneficial ownership. At December 31, 1997 and 1996 these individuals were indebted to the Bank in the aggregate amount of $4,178,000 and $3,079,000. Activity during 1997 and 1996 consisting of new loans of $1,361,000 and $374,000 and repayments of $262,000 and $159,000, respectively. Additionally, one member of the Board of Directors is engaged in a business which has installment contracts with full and/or partial endorsements which totaled $425,585 and $576,402 at December 31, 1997 and 1996, respectively.

6.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are summarized as follows:


                                                       December 31
                                                  1997              1996

         Land                                 $ 1,736,340       $  536,340
         Buildings and improvements             6,171,827        3,787,416
         Furniture and equipment                4,606,339        3,263,210
         Construction in progress                       0           27,768
                                              -----------       ----------
                                              $12,514,506       $7,614,734
         Less accumulated depreciation          4,449,523        3,958,620
                                              -----------       ----------
                                              $ 8,064,983       $3,656,114

           Depreciation and amortization expense on Bank premises and equipment amounted to $490,902, $447,220 and $398,130 in 1997, 1996 and 1995,
respectively.

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


7.       DEPOSITS

           The total amount of time deposits with balances of $100,000 or more at December 31, 1997 and 1996 totaled $49,771,000 and $33,040,000, respectively.

         At December 31, 1997, the scheduled maturities of time deposits are as follows:

         Due in one year or less                                             $   127,388,508
         Due after one year through two years                                     27,226,299
         Due after two years through three years                                  10,218,905
         Due after three years through five years                                  5,562,071
         Due after five years                                                        119,228
                                                                             ---------------
                                                                             $   170,515,011

         Certain directors and executive officers of the Company and companies in which they have beneficiary ownership are deposit customers of the Banks. The amount of those deposits was approximately $8,617,000 at December 31, 1997.

8.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. The securities underlying the agreements are maintained in a third-party custodian's account under a written custodial agreement. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                                            1997               1996
         Average daily balance during the year                       $      9,826,443    $     9,270,396

         Average interest rate during the year                                   5.32%              5.06%

         Maximum month-end balance during the year                   $     11,704,315    $    11,149,320

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


9.       FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank were borrowed under a blanket agreement for advances. At December 31, 1997, the advances have interest rates ranging from 5.15% to 6.45% and maturities ranging from August 1, 1998 through March 1, 2009. Scheduled principal repayments associated with the advances are as follows:

         Year ending December 31,
               1998                                                          $      6,802,331
               1999                                                                   668,643
               2000                                                                   710,191
               2001                                                                   754,325
               2002                                                                   801,208
               Thereafter                                                           3,514,240
                                                                             ----------------
                                                                             $     13,250,938

         The advances are collateralized by Federal Home Loan Bank stock and first mortgage loans amounting to at least 150% of outstanding borrowings, or approximately $19,900,000 at December 31, 1997.

10.      NOTE PAYABLE

         The note payable is a term note with a commercial bank bearing interest at the LIBOR rate plus 1.5% (7.16% at December 31, 1997), payable in quarterly installments of $345,000 plus interest, secured by all of the common stock of First National and First Bank, and maturing on June 26, 2004.

         The required principal payments on the note for the five years subsequent to December 31, 1997 are as follows:

              1998                                          $  1,380,000
              1999                                             1,380,000
              2000                                             1,380,000
              2001                                             1,380,000
              2002                                             1,380,000
              Thereafter                                       1,910,000
                                                            ------------
                Total                                       $  8,810,000


         Under the terms of the related loan agreement the Company must meet certain financial covenants. The Company was in compliance with all of the covenants at December 31, 1997.

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


11.      INCOME TAXES

         The provision for income taxes is summarized as follows:


                                                   1997                1996               1995
         Current                             $     1,211,172    $      1,075,927    $       638,021
         Deferred                                    294,395              61,882            128,211
                                             ---------------    ----------------    ---------------
                                             $     1,505,567    $      1,137,809    $       766,232


         The provision for income taxes differs from the amount computed at the statutory rate as follows:


                                                                1997           1996         1995
         Federal statutory rate                                 34.0%          34.0%        34.0%

         Increase (decrease) resulting from:
           Tax-exempt interest income                           (3.9)          (3.7)        (4.7)
           Acquisition intangibles                              (0.5)           0.0          0.0
           Other                                                 3.3           (0.9)        (2.2)
                                                               -----          -----        -----

         Effective rate                                         32.9%          29.4%        27.1%
                                                               =====          =====        =====

         The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                              1997           1996
         Deferred tax assets:
           Allowance for loan losses                      $   773,526    $   429,333
           Unrealized loss on securities                            -         20,368
           Other                                               35,968         71,543
                                                          -----------    -----------
                                                              809,494        521,244

         Deferred tax liabilities:
           Depreciation                                    (1,107,480)      (188,192)
           FHLB dividends                                    (211,352)       (91,324)
           Other                                             (230,530)       (46,054)
           Unrealized gain on securities                     (102,722)             -
                                                          -----------    -----------
                                                           (1,652,084)      (325,570)
                                                          -----------    -----------

           Net deferred tax asset (liability)             $  (842,590)   $   195,674
                                                          ===========    ===========

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


12.      EMPLOYEE BENEFIT PLANS

         The Company has a 401(k) plan for all eligible employees. The plan specifies that the Company will match 100% of each eligible employee's contribution up to 4% of compensation. The total expense for 1997, 1996 and 1995 was $73,923, $48,331 and $46,512, respectively.

         The Banks have a partially self-insured health insurance program covering substantially all employees. Due to obtaining stop-loss insurance, the maximum annual cost to the Banks is estimated at $224,000. For the year ended December 31, 1997 and 1996, net of employee contributions, $109,000 and $127,000, respectively has been charged to expense and $210,000 and $178,000, respectively, has been paid out for claims. This plan was adopted in November 1995. Total health insurance expense recognized in 1995 was $142,000.

         First National has an unfunded deferred compensation agreement with certain employees that provides additional benefits upon retirement. The employees must meet ten years of service before any benefits are vested. If the employee dies before making a retirement election, the benefits under these agreements are forfeited. The present value of the minimum amount vested under the agreement as of December 31, 1997 and 1996 is $80,908 and $102,446, respectively, which is reflected in other liabilities.

13.      STOCK OPTION PLAN

         The Company has a stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Under the plan, the Company grants certain officers stock option awards which vest and become fully exercisable over periods of seven to ten years. The exercise price of each option, which has a seven to ten year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. As of December 31, 1997, no shares have been exercised or forfeited under this plan.

         A summary of stock options outstanding at December 31, 1997 is as follows:


                                                                                 Weighted
                                                              Options          Option Price
         Granted during 1994                                     1,000          $   140.00
         Granted during 1996                                     3,750              221.84
                                                             ---------
         Outstanding at December 31, 1997                        4,750              204.61

         Weighted remaining contractual life                 8.2 years

         Eligible for exercise
           From $140.00 per share                                  600
           From $221.84 per share                                2,175
                                                             ---------
                                                                 2,775


         Pro forma net income under SFAS No. 123 "Accounting for Stock Based Compensation" for 1997 and 1996 would decrease approximately $88,000 ($.87 per share) and $2,000 ($.02 per share). The fair value for these options was estimated as of grant date using a Black-Scholes option pricing model with assumptions of a risk-free interest rate of 6.50%, an expected dividend yield of 3.16% and an expected life of 9 years which resulted in an estimated value of approximately $42 per share. For purposes of this pro

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)

forma disclosure, the resulting estimated fair value was expensed over the vesting period on a straight line basis. No pro forma expense was recognized in 1995 as this standard only applies to shares granted during and after 1995.

14.      LIMITATION ON BANK DIVIDENDS

         The Company's principal source of funds for dividend payments and debt service is dividends received from the Banks. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year are limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 1998, First National could, without prior approval, declare dividends when 1998 net profits exceed $922,000. There are no dividends available to be paid from First Bank without prior approval.

15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Deposits in Other Banks - The fair value of deposits in other banks is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Investment Securities - For investment securities, fair values are based on quoted market prices or dealer quotes.

         Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

         Federal Home Loan Bank and Federal Reserve Bank Stock - The carrying amount is a reasonable estimate of fair value for these restricted stocks as they can only be redeemed with the Federal Home Loan Bank or the Federal Reserve Bank.

         Deposit Liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit and individual retirement accounts is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Federal Funds Purchased and Securities Sold Under Agreements to Repurchase - These instruments are agreements that are generally short-term in nature and the carrying value is a reasonable estimate of fair value.

         Federal Home Loan Bank Advances - Rates currently available to the Company for advances with similar terms and remaining maturities are used to estimate fair value of existing debt.

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
           (CONTINUED)

         Note Payable - The note payable bears interest at a variable rate and the carrying amount is a reasonable estimate of fair value.

         Other Borrowed Funds - Other borrowed funds are generally short-term in nature. The interest rate on the Company's other borrowed funds is variable and the carrying amount is a reasonable estimate of fair value.

         Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments to extend credit and standby letters of credit is based on the difference between the interest rate at which the Company is committed to make the loans and the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for the estimated volume of loan commitments and letters of credit actually expected to be funded. The fair value of such items is not material.

         The fair values of the Company's financial instruments at December 31 are as follows:


                                                             1997                                    1996
                                                 Carrying                Fair            Carrying              Fair
                                                  Amount                Value             Amount               Value
Financial assets:
   Cash and cash equivalents                  $  10,912,996       $  10,913,000       $   6,494,377       $   6,494,000
   Deposits in other banks                        1,277,073           1,277,000                   0                   0
   Investment securities                         54,232,391          54,232,000          47,319,436          47,234,000
   Loans                                        244,530,516         241,189,000         156,543,522         156,529,000
   Less: allowance for loan
     losses                                      (2,911,734)         (2,912,000)         (1,999,625)         (2,000,000)
   FHLB stock                                     2,065,200           2,065,000           1,529,400           1,529,000
   Federal Reserve Bank stock                       284,750             285,000             192,000             192,000
                                              -------------       -------------       -------------       -------------
                                              $ 310,391,192       $ 307,049,000       $ 210,079,110       $ 209,978,000

Financial liabilities:
   Deposits                                   $(259,682,764)      $(260,720,000)      $(173,617,343)      $(173,616,000)
   Federal funds purchased
     and securities sold under
     agreements to repurchase                   (17,000,272)        (17,000,000)        (10,494,931)        (10,495,000)
   FHLB advances                                (13,250,938)        (13,251,000)         (8,922,987)         (8,923,000)
   Note payable                                  (8,810,000)         (8,810,000)                  0                   0
   Other borrowed funds                          (2,233,014)         (2,233,000)         (1,745,796)         (1,746,000)
                                              -------------       -------------       -------------       -------------
                                              $(300,976,988)      $(302,014,000)      $(194,781,057)      $(194,780,000)

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)


16.      OPERATING LEASES

         First National leases certain furniture, fixtures and equipment under a lease expiring July 30, 2001. The lease provides annual rental payments of $60,650. The total minimum rental commitment at December 31, 1997 is due as follows:

         1998                                       $    60,650
         1999                                            60,650
         2000                                            60,650
         2001                                            35,379
                                                    -----------
                                                    $   217,329

         The Banks lease certain other equipment under operating leases which expire annually. The leases generally provide for annual renewal options at the fair rental value and require payment of the property taxes and insurance on the equipment. The total rental expense for operating leases amounted to $68,298, $52,851 and $13,890 for the years ended December 31, 1997, 1996 and 1995, respectively.

17.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. The financial instruments are commitments to extend credit and standby letters of credit. The Banks use the same credit policies in making conditional obligations as for on-balance sheet instruments.

         At December 31, 1997 and 1996, the Banks had the following financial instruments, whose contract amounts represented credit risk:


                                                                1997                1996
         Standby letters of credit                       $      2,370,000    $     1,428,000

         Commitments to extend credit                    $     23,510,000    $     5,614,000

         Standby letters of credit represent conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Banks hold primarily certificates of deposit and real estate as collateral supporting those commitments for which collateral is deemed necessary.

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



17.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
         (CONTINUED)

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Banks evaluate each customer's creditworthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but may include accounts receivable, marketable securities, inventory, property and equipment, and income-producing properties.

18.      SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT

         The Banks grant commercial, consumer and residential loans to customers located primarily in Whitley and surrounding counties in Kentucky and Campbell and surrounding counties in Tennessee. Although the Banks have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent upon the local economies in the markets they serve.

19.      EARNINGS PER SHARE

         A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations for 1997 and 1996 is presented below.


                                               Nine Months Ended September 30        Year Ended December 31
                                                   1998            1997          1997         1996         1995
                                                   ----            ----          ----         ----         ----
                                                       (Unaudited)
Earnings Per Share:
   Net income available to common
     stockholders                              $ 2,623,491    $ 2,427,088    $ 2,979,436  $ 2,727,850   $ 2,065,229

   Weighted average common shares
     outstanding                                   100,935        100,524        100,512      100,584       100,498

   Earnings per share                          $     25.99    $     24.14    $     29.64  $     27.12   $     20.55

Earnings Per Share Assuming Dilution:
   Net income available to common
     stockholders                              $ 2,623,491    $ 2,427,088    $ 2,979,436  $ 2,727,850   $ 2,065,229

   Weighted average common shares
     outstanding                                   100,935        100,524        100,512      100,584       100,498
   Add dilutive effects of assumed exercise
     of stock options                                1,366            525            627          369           282
                                               -----------    -----------    -----------  -----------   -----------

                                                   102,301        101,049        101,139      100,953       100,780

   Earnings per share assuming dilution        $     25.64    $     24.02    $     29.46  $     27.02   $     20.49

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



20.      CAPITAL ACCOUNTS

         During 1997, the Company's Board of Directors amended its Articles of Incorporation to authorize 500 shares of no par value, perpetual preferred stock. Also during 1997, the Board authorized the issuance of 20 shares of preferred stock designated as "Series A Preferred Stock" and bearing a noncumulative dividend rate equal to the Wall Street Journal prime rate (8.50% at December 31, 1997). The shares are redeemable at the option of the Company at any time at a price of $100,000 per share. In January 1998, the Company redeemed 10 of the outstanding shares. In July 1998, the Company redeemed the remaining 10 shares outstanding.

21.      CONTINGENT LIABILITIES

         The Banks are defendants in legal actions arising from normal business activities. Management believes these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company's consolidated financial statements.

22.      REGULATORY MATTERS

         The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Banks capital amounts and classifications are also subject to qualitative judgments by the regulator about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



22.        REGULATORY MATTERS (CONTINUED)

         As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Company as adequately capitalized and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.


                                                                                                        To Be Well
                                                                                                       Capitalized
                                                                                                       Under Prompt
                                                                                For Capital             Corrective
                                                          Actual             Adequacy Purposes       Action Provisions
                                                    Amount       Ratio       Amount     Ratio        Amount       Ratio
As of December 31, 1997
-----------------------
Consolidated:
   Total Capital (to Risk-Weighted Assets)     $  22,234,334     9.25%   $ 19,221,280   8.00%    $  24,026,600    10.00%
   Tier I Capital (to Risk-Weighted Assets)       19,322,600     8.04       9,610,640   4.00        14,415,960     6.00
   Tier I Capital (to Average Assets)             19,322,600     7.76      12,816,520   4.00        16,020,650     5.00

 First National:
   Total Capital (to Risk-Weighted Assets)     $  19,795,719    11.29%   $ 14,024,080   8.00%    $  17,530,100    10.00%
   Tier I Capital (to Risk-Weighted Assets)       17,620,719    10.05       7,012,040   4.00        10,518,060     6.00
   Tier I Capital (to Average Assets)             17,620,719     6.03       9,258,400   4.00        11,573,000     5.00

 First Bank:
  Total Capital (to Risk-Weighted Assets)      $   8,959,307    13.79%   $  5,197,200   8.00%    $   6,496,500    10.00%
  Tier I Capital (to Risk-Weighted Assets)         8,222,573    12.66       2,598,600   4.00         3,897,900     6.00
  Tier I Capital (to Average Assets)               8,222,573     9.24       3,558,120   4.00         4,447,650     5.00


As of December 31, 1996
-----------------------
Consolidated:
   Total Capital (to Risk-Weighted Assets)     $  22,589,100    14.52%   $ 12,443,600   8.00%    $  15,554,500    10.00%
   Tier I Capital (to Risk-Weighted Assets)       20,644,787    13.27       6,221,800   4.00         9,332,700     6.00
   Tier I Capital (to Average Assets)             20,644,787     9.65       8,557,320   4.00        10,696,650     5.00

 First National:
   Total Capital (to Risk-Weighted Assets)     $  20,073,313    12.91%   $ 12,443,600   8.00%    $  15,554,500    10.00%
   Tier I Capital (to Risk-Weighted Assets)       18,129,000    11.66       6,221,800   4.00         9,332,700     6.00
   Tier I Capital (to Average Assets)             18,129,000     8.49       8,537,320   4.00        10,671,650     5.00

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



23.     PARENT COMPANY

         Condensed financial information for the parent company only is presented as follows:

                                 Balance Sheets


                                                         December 31
                                                    1997             1996
    Assets
Cash                                            $ 2,141,778      $  2,480,001
Investment in First National                     17,793,469        18,088,994
Investment in First Bank                         13,791,263                 0
Other assets                                        161,962                 0
                                                -----------      ------------
  Total assets                                  $33,888,472      $ 20,568,995

      Liabilities and Stockholders' Equity
Note payable                                    $ 8,810,000      $          0
Other liabilities                                    14,432                 0
                                                -----------      ------------
  Total liabilities                             $ 8,824,432      $          0

Preferred stock                                 $ 2,000,000      $          0
Common stock                                      5,926,313         5,897,976
Unrealized gain (loss) on securities                199,401           (39,537)
Retained earnings                                16,938,326        14,710,556
                                                -----------      ------------
  Total stockholders' equity                    $25,064,040      $ 20,568,995

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                        $33,888,472      $ 20,568,995

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



23.      PARENT COMPANY (CONTINUED)

                              Statements of Income


                                                           Year Ended December 31
                                                   1997              1996               1995
         Income
  Dividends from subsidiaries                  $ 8,723,732       $ 3,194,424       $  582,784
  Other                                             59,000                52              188
                                               -----------       -----------       ----------
    Total                                      $ 8,782,732       $ 3,194,476       $  582,972

Expenses
  Interest expense                             $   327,567       $         0       $        0
  Professional fees                                 36,496            22,222            3,071
  Other                                             77,463               557               45
                                               -----------       -----------       ----------
    Total expenses                             $   441,526       $    22,779       $    3,116

Income before distributions in excess of
  earnings of subsidiaries                     $ 8,341,206       $ 3,171,697       $  579,856

Distributions in excess of (equity in
  undistributed) earnings of subsidiaries       (5,403,802)         (443,847)       1,485,373
                                               -----------       -----------       ----------

Income before income taxes                     $ 2,937,404       $ 2,727,850       $2,065,229

Provision for income taxes                        (130,059)                0                0
                                               -----------       -----------       ----------

NET INCOME                                     $ 3,067,463       $ 2,727,850       $2,065,229

                             SOUTHEAST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                  (CONTINUED)



23.      PARENT COMPANY (CONTINUED)

                            Statements of Cash Flows


                                                                                          Year Ended December 31

                                                                               1997               1996               1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $  3,067,463       $ 2,727,850       $ 2,065,229
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Distributions in excess of (equity in undistributed)
         earnings of subsidiaries                                             5,403,802           443,847        (1,485,373)
       Change in other assets                                                  (161,962)                0                 0
       Change in other liabilities                                               14,432                 0                 0
                                                                           ------------       -----------       -----------
         Net cash provided by operating activities                         $  8,323,735       $ 3,171,697       $   579,856

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash payment related to acquisition                                     $(18,690,203)      $         0       $         0

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from note payable                                              $ 10,000,000       $         0       $         0
   Repayment of note payable                                                 (1,190,000)                0                 0
   Reimbursement from subsidiary                                                 29,601                 0                 0
   Issuance of preferred stock                                                2,000,000                 0                 0
   Proceeds from sale of common stock                                            39,537            29,600                 0
   Purchase of common stock                                                     (39,135)          (21,578)                0
   Dividends paid                                                              (811,758)         (704,022)         (582,784)
                                                                           ------------       -----------       -----------
     Net cash provided by (used in) financing activities                   $ 10,028,245       $  (696,000)      $  (582,784)

Net (decrease) increase in cash                                            $   (338,223)      $ 2,475,697       $    (2,928)

Cash at beginning of year                                                     2,480,001             4,304             7,232
                                                                           ------------       -----------       -----------

CASH AT END OF YEAR                                                        $  2,141,778       $ 2,480,001       $     4,304

                                                                      APPENDIX D




                    STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                FAIRNESS OPINION


                             DATED DECEMBER 1, 1998

               [STIFEL NICOLAUS & COMPANY INCORPORATED LETTERHEAD]




                                December 1, 1998




Board of Directors
Southeast Bancorp, Inc.
Corbin, Kentucky


Members of the Board:

               You have requested our opinion as to the fairness from a financial point of view to the shareholders of Southeast Bancorp, Inc. ("Southeast") of the exchange ratio (the "Exchange Ratio") of 11.870 shares of common stock, par value $5.00 per share, of Union Planters Corporation ("Union Planters") to be exchanged for each share of common stock, no par value, of Southeast pursuant to the terms of the Agreement and Plan of Merger, dated as of August 7, 1998 (the "Agreement") by and between Southeast and Union Planters. For the purposes of our opinion, we have assumed that the merger of Southeast with Union Planters pursuant to this Agreement (the "Merger") will constitute a tax-free reorganization as contemplated by the Agreement and the Merger will qualify as a pooling of interests for accounting purposes.

               Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Southeast and Union Planters and have completed our financial analysis of this transaction. In the ordinary course of its business, Stifel actively trades equity securities of Union Planters for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Stifel has performed various investment banking services for Union Planters from time to time in the past, and expects to render such services to Union Planters and its subsidiaries and affiliates in the future.

               In rendering our opinion, we have reviewed, among other things: the August 7, 1998 draft of the Agreement; the financial statements of Southeast and Union Planters included in their respective Annual Reports for the 5 years ended December 31, 1997, and their respective Quarterly Reports for the quarter ended March 31, 1998; certain internal financial analyses and forecasts for Southeast prepared by its management; certain internal financial forecasts for Southeast; and certain pro forma financial forecasts for Southeast and Union Planters on a combined basis, giving effect to the Merger, prepared by the management of Southeast utilizing Southeast's internal financial forecasts and publicly available consensus analyst estimates for Union Planters. We have conducted conversations with Southeast's senior management regarding recent developments and management's financial forecasts for Southeast. In addition, we have spoken to members of Southeast's senior management and Union Planters' senior management regarding factors which affect each entity's business. We have reviewed analysts' forecasts for Union Planters used by the management of Southeast in preparing pro forma financial forecasts for the combined company resulting from the merger. We have also compared certain financial and securities data of Southeast and Union Planters with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Union Planters, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the commercial banking industry generally.

               In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Southeast as to the future operating and financial performance of Southeast, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. Stifel also assumed, with Southeast's consent, that the analysts forecasts for Union Planters used in preparing the pro forma financial forecasts for the combined company resulting from the merger would be realized in the amounts and time periods estimated and that they would provide a reasonable basis upon which Stifel could form its opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Southeast or Union Planters since the date of the last financial statements made available to us. We have also assumed, without independent verification and with Southeast's consent, that the aggregate allowances for loan losses set forth in the financial statements of Southeast and Union Planters are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Southeast's or Union Planters' assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Southeast or Union Planters. We relied on advice of Southeast's counsel and accountants as to all legal and accounting matters with respect to Southeast, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with Southeast's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

               Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of Southeast for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of Southeast or Union Planters might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

               Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair to the holders of Southeast Common Stock from a financial point of view.

                                              Very truly yours,


                                              /s/STIFEL, NICOLAUS & COMPANY,
                                              INCORPORATED

                                                                      APPENDIX E




                               SUBTITLE 13 OF THE

                        KENTUCKY BUSINESS CORPORATION ACT

                        SUBTITLE 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

          271B.13-010. Definitions. As used in this subtitle:

          (1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then after consummation of the merger, "Corporation" shall mean the surviving corporation.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS271B.12-210.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

          271B.13-020. Right to dissent. (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

     1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

     2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          271B.13-030. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

          271B.13-200. Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

          (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

          271B.13-210. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)  Shall not vote his shares in favor of the proposed action.

          (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

          271B.13-220. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

          (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)  Be accompanied by a copy of this subtitle.

          271B.13-230. Duty to demand payment. (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

          (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

          (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

          271B.13-240. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

          (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

          271B.13-250. Payment. (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.


          (2)  The payment shall be accompanied by:


          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;


          (b) A statement of the corporation's estimate of the fair value of the shares;


          (c)  An explanation of how the interest was calculated; and


          (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.


          271B.13-260. Failure to take action. (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.


          (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.


          271B.13-270. After-acquired shares. (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.


          (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.


          271B.13-280. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

          (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.


                          JUDICIAL APPRAISAL OF SHARES


          271B.13-300 Court action. (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

          (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

          271B.13-310. Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-28.

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:       INDEMNIFICATION OF CERTAIN PERSONS:

               To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

               The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

               Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

               A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

               The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit
No.                                                          Description
--------------------------             ---------------------------------------------------------------
        2.1                            Agreement and Plan of Merger, dated as of August 7, 1998,
                                       by and between Union Planters Corporation, Union Planters
                                       Holding Corporation and Southeast Bancorp, Inc. (Included
                                       as Appendix A to the Proxy Statement included as part of this
                                       Registration Statement.)
        2.2                            Plan of Merger of Southeast Bancorp, Inc. into and with
                                       Union Planters Holding Corporation.  (Included as Appendix
                                       B to the Proxy Statement included as part of this Registration
                                       Statement.)
        4.1                            Restated Charter of Union Planters Corporation.
                                       (Incorporated by reference to Exhibit 3(a) to the Quarterly
                                       Report on Form 10-Q of Union Planters for the fiscal quarter ended March 31, 1998 (File No. 1-10160).)
        4.2                            Amended and Restated Bylaws of Union Planters
                                       Corporation.  (Incorporated by reference to Exhibit 3(b) to the
                                       Annual Report on Form 10-K of Union Planters for the fiscal year ended December 31, 1996 (File No. 1-10160).)
        5.1                            Opinion of E. James House, Jr., Secretary and Manager of the
                                       Legal Department of Union Planters Corporation, as to the
                                       validity of the shares of Union Planters Common Stock.*
        8.1                            Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.*
       23.1                            Consent of PricewaterhouseCoopers LLP.*
       23.2                            Consent of Marr, Miller & Myers, P.S.C., independent
                                       auditors for Southeast Bancorp, Inc.*
       23.3                            Consent of Crowe, Chizek & Company, LLP.*
       23.4                            Consent of Stifel, Nicolaus & Company, Inc.*
       23.5                            Consent of E. James House, Jr., Secretary and Manager of the
                                       Legal Department of Union Planters Corporation (included in
                                       Exhibit 5.1).
       23.6                            Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
       24.1                            Power of Attorney (contained on the signature page hereof).
       99.1                            Form Proxy Appointment Card of Southeast Bancorp, Inc.
       * Previously filed with the Securities and Exchange Commission.

ITEM 22.   UNDERTAKINGS.

               The undersigned Registrant hereby undertakes:

               (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

               (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 30th day of November, 1998.


                                           REGISTRANT

                                           UNION PLANTERS CORPORATION


                                           By:  /s/ Benjamin W. Rawlins, Jr.*
                                               ------------------------------
                                                  Benjamin W. Rawlins, Jr.
                                                  Chairman of the Board and
                                                  Chief Executive Officer


               We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


               SIGNATURES                            TITLE                                       DATE
               ----------                            -----                                       ----
/s/  Benjamin W. Rawlins, Jr.*              Chairman of the Board,                         November 30, 1998
---------------------------------            Chief Executive Officer, Director
        Benjamin W. Rawlins, Jr.             (Principal Executive Officer)

/s/ Jackson W. Moore*                       President, Chief Operating Officer,            November 30, 1998
---------------------------------            Director
        Jackson W. Moore

/s/ John W. Parker*                         Executive Vice President and                   November 30, 1998
---------------------------------            Chief Financial Officer
        John W. Parker                       (Principal Financial Officer)

/s/     M. Kirk Walters*                    Senior Vice President, Treasurer,              November 30, 1998
---------------------------------            and Chief Accounting Officer
        M. Kirk Walters

               SIGNATURES                            TITLE                                       DATE
               ----------                            -----                                       ----
/s/     Marvin E. Bruce*                    Director                                       November 30, 1998
----------------------------------
        Marvin E. Bruce

/s/     George W. Bryan*                    Director                                       November 30, 1998
----------------------------------
        George W. Bryan

/s/     James E. Harwood*                   Director                                       November 30, 1998
----------------------------------
        James E. Harwood

/s/     Parnell S. Lewis, Jr.*              Director                                       November 30, 1998
----------------------------------
        Parnell S. Lewis, Jr.

/s/     C.J. Lowrance, III*                 Director                                       November 30, 1998
----------------------------------
        C.J. Lowrance, III

/s/     Stanley D. Overton*                 Director                                       November 30, 1998
----------------------------------
        Stanley D. Overton

/s/     Dr. V. Lane Rawlins*                Director                                       November 30, 1998
----------------------------------
        Dr. V. Lane Rawlins

/s/     Donald F. Schuppe*                  Director                                       November 30, 1998
----------------------------------
        Donald F. Schuppe

/s/     David M. Thomas*                    Director                                       November 30, 1998
----------------------------------
        David M. Thomas

/s/     Spence L. Wilson*                   Director                                       November 30, 1998
----------------------------------
        Spence L. Wilson

*By: /s/ E. James House Jr.
   -------------------------------
         Attorney in Fact

                                  EXHIBIT INDEX

               The following exhibits are filed herein or have been, as noted, previously filed:



    Exhibit                            Description
      No.
----------------- ---------------------------------------------------------------------

     2.1          Agreement and Plan of Merger, dated as of August 7, 1998, by and between Union Planters Corporation, Union Planters Holding Corporation
                  and Southeast Bancorp, Inc. (Included as Appendix A to the Proxy
                  Statement included as part of this Registration Statement.)
     2.2          Plan of Merger of Southeast Bancorp, Inc. into and with Union Planters
                  Holding Corporation. (Included as Appendix B to the Proxy Statement
                  included as part of this Registration Statement.)
     4.1          Restated Charter of Union Planters Corporation. (Incorporated by
                  reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of
                  Union Planters for the fiscal quarter ended March 31, 1998, File No.
                  1-10160.)
     4.2          Amended and Restated Bylaws of Union Planters Corporation.
                  (Incorporated by reference to Exhibit 3(b) to the Annual Report on
                  Form 10-Q of Union Planters for the quarter ended March 31, 1998 (File
                  No. 1-10160).
     5.1          Opinion of E. James House, Jr., Secretary and Manager of the Legal
                  Department of Union Planters Corporation, as to the validity of the shares of Union Planters Common Stock.*
     8.1          Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.*
     23.1         Consent of PricewaterhouseCoopers LLP.*
     23.2         Consent of Marr, Miller & Myers, P.S.C., independent auditors for
                  Southeast Bancorp, Inc.*
     23.3         Consent of Crowe, Chizek & Company, LLP.*
     23.4         Consent of Stifel, Nicolaus & Company, Inc.*
     23.5         Consent of E. James House, Jr., Secretary and Manager of the Legal
                  Department of Union Planters Corporation (included in Exhibit 5.1).
     23.6         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
     24.1         Power of Attorney (contained on the signature page hereof).
     99.1         Form Proxy Appointment Card of Southeast Bancorp, Inc.
     * Previously filed with the Securities and Exchange Commission.